As filed with the Securities and Exchange Commission on December 23, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MARPAI INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-1916231
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

615 Channelside Drive, Suite 207
Tampa, Florida 33602
Telephone: (855) 389-7330

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal
Executive Offices)

Mr. Damien Lamendola

Chief Executive Officer

Marpai, Inc.

615 Channelside Drive, Suite 207

Tampa, Florida 33602
Telephone: (855) 389-7330

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Ron Ben-Bassat, Esq.

Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, NY 10020

Telephone: (212) 660-5000

Facsimile: (212) 660-3001

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market and other conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☐
Non-accelerated filer: ☒	Smaller reporting company: ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED December 23, 2024

PROSPECTUS

5,705,996 SHARES OF COMMON STOCK

This prospectus relates to the sale, from time to time, by the selling stockholders identified in this prospectus (the “Selling Stockholders”) of up to 5,705,996 shares of Marpai Inc.’s (the “Company”) common stock, par value $0.0001 per share (the “common stock”), issued to the Selling Stockholders pursuant to that securities purchase agreement dated August 28, 2024 and December 5, 2024, by and between the Company and the Selling Stockholders (the “Purchase Agreement”). We are registering the sale of these shares (the “Resale Shares”) to satisfy registration rights we have granted to the Selling Stockholders.

This prospectus describes the general manner in which the shares may be offered and sold by the Selling Stockholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus. The Selling Stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We will not receive any proceeds from the sale of the shares by the Selling Stockholders. We will pay the expenses of registering these shares.

Our common stock is traded on the OTCQX Market (“OTCQX”) under the symbol “MRAI.” The last reported sale price of our common stock on OTCQX on December 20, 2024 was $0.98 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2024.

You should rely only on the information contained in this prospectus, any prospectus supplement . Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the common stock offered by this prospectus and any prospectus supplement in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement is accurate as of any date other than the date on the front cover of the applicable document.

Neither the delivery of this prospectus nor any distribution of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “Company,” “Marpai,” “we,” “our” and “us” refer to Marpai, Inc., Delaware corporation, collectively with our wholly owned subsidiaries, Marpai Captive, Inc. (“Marpai Captive”), Marpai Administrators LLC (formerly known as Continental Benefits, LLC) (“Marpai Administrators”), Marpai Health, Inc. (“Marpai Health”), its wholly owned Israeli subsidiary EYME Technologies, Ltd. (“EYME”), and Maestro Health, LLC (“Maestro Health”), unless otherwise indicated or required by the context.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

i

TRADEMARKS

Our logo and some of our trademarks and tradenames are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, TM and SM symbols, but those references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever we use words such as “potential,” “possible,” “continue,” “believes,” “intends,” “plans,” “expects,” “estimate,” “may,” “will,” “should,” or “anticipates” and negatives or derivatives of these or similar expressions, we are making forward-looking statements. These forward-looking statements are based upon our present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our ability to effectively manage our operations and achieve growth;

●	our ability to protect our intellectual property and continue to innovate;

●	our expectations of the financial performance of the Company;

●	our success in retaining or recruiting, or changes required in, our officers, key employees, or directors;

●	the potential insufficiency of our disclosure controls and procedures to detect errors or acts of fraud;

●	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	the success of competing products or technologies that are or may become available;

●	our potential ability to obtain additional financing;

●	acts of terrorism, outbreaks of pandemics or other significant adverse public health safety events or conditions, war or other hostilities, supply chain disruptions, or other manmade natural disasters beyond our control;

●	compliance with, and changes to federal, state and local laws and regulations, accounting rules, tax laws and similar matters;

●	the impact of healthcare reform legislations;

●	our public securities’ potential liquidity and trading; and

●	our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”); and our current and future capital requirements and our ability to satisfy our capital needs through financing transactions or otherwise.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in our forward-looking statements. Please see “Risk Factors” for additional risks that could adversely impact our business and financial performance. Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all the risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

MARKET, INDUSTRY AND OTHER DATA

We obtained the statistical data, market data and other industry data and forecasts described in this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, references to the “Company,” “we,” “registrant,” “our” and “us” refer to Marpai, Inc., a Delaware corporation, collectively with its wholly-owned subsidiaries, Marpai Captive, Inc. (“Marpai Captive”), Marpai Administrators LLC (“Marpai Administrators”), Maestro Health, LLC (“Maestro Health”), and Marpai Health, Inc. (“Marpai Health”) and its wholly owned Israeli subsidiary EYME Technologies, Ltd. (“EYME”), unless otherwise indicated or required by the context.

About Marpai

Marpai, Inc. is a technology platform company, which operates as a national Third-Party Administrator (“TPA”) through its subsidiaries, which uses artificial intelligence (“AI”) and data analytics combined with cost containment programs to help our Clients lower their cost of healthcare by enabling better health outcomes for their employees and families. Our mission is to positively change healthcare for the benefit of (i) our Clients who are self-insured employers that pay for their employees’ healthcare benefits and engage us to administer the Members’ healthcare claims, and we refer to them as our “Clients”, (ii) employees and their family members who receive these healthcare benefits from our Clients, and we refer to them as our “Members”, and (iii) healthcare providers including, doctors, doctor groups, hospitals, clinics, and any other entities providing healthcare services or products, and we refer to them as the “Providers.” We provide affordable, intelligent, healthcare programs for self-insured Clients in the U.S.

Our goal is to use our Clients’ claim data to identify in advance potential healthcare issues. We provide the tools for our Members, who are mindful and stay out of their way. We support those Members who may need additional support to address health concerns at an earlier stage, allowing for more cost-effective treatment.

We believe that digital health is undergoing a massive transformation, as innovators evolve from offering point solutions to more integrated approaches. We believe that we are uniquely poised to answer that call and usher in the next generation of digital health.

Corporate Information

Our address is 615 Channelside Drive, Suite 207, Tampa, Florida 33602, and our telephone number is (855) 389-7330. Our corporate website is: www.marpaihealth.com.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties that you should consider before investing in our company. You should carefully consider the risks described more fully below before making a decision to invest in our Common Stock. If any of these risks occurs, our business, financial condition and results of operations would likely be materially adversely affected. These risks, include, but are not limited to, the following:

●	The report of our independent registered public accounting firm contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. If we are unable to obtain additional capital, we may not be able to continue our operations on the scope or scale as currently conducted or at all, and that could have a material adverse effect on our business, results of operations and financial condition;

●	We have a history of operating losses, and we may not be able to generate sufficient revenue to achieve profitability;

●	We expect that we will need to raise additional capital to meet our business requirements in the future, and such capital raising may be costly or difficult to obtain and could dilute our shareholders’ ownership interests, and such offers or availability for sale of a substantial number of our shares of common stock may cause the price of our publicly traded shares to decline;

●	The loss, termination, or renegotiation of any contract with our current Clients could materially adversely affect our financial conditions and operating results.

●	We are a party to several disputes and lawsuits, and we may be subject to liabilities arising from these and similar disputes in the future;

●	If our member guidance programs fail to provide accurate and timely predictions, or if they are associated with wasteful visits to Providers or unhelpful recommendations for Members, then this could lead to low customer satisfaction, which could adversely affect our results of operations;

●	Issues in the use of AI, including deep learning in our platform and modules, could result in reputational harm or liability;

●	If the markets for our AI modules and Member guidance program fail to grow as we expect, or if Clients fail to adopt our Member guidance program and AI modules, our business, operating results, and financial condition could be adversely affected;

●	We rely on healthcare benefits brokers and consultants as our principal sales channel, and some of these companies are large and have no allegiance to us. If we do not satisfy their employer clients, they may steer Clients, as well as others, to other TPAs;

●	Our pricing may change over time and our ability to efficiently price our services will affect our results of operations and our ability to attract or retain Clients;

●	Our sales cycles can be long and unpredictable, and our sales efforts require a considerable investment of time and expense. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our results of operations and growth could be harmed;

●	Because we generally recognize revenue ratably over the term of the contract for our services, a significant downturn in our business may not be reflected immediately in our results of operations, which increases the difficulty of evaluating our future financial performance;

●	If we do not have access to AI talent or fail to expand our AI models, we may not remain competitive, and our revenue and results of operations could suffer;

●	If our security measures are breached or unauthorized access to client data is otherwise obtained, our product and service offerings may be perceived as not being secure, Clients may reduce the use of or stop using our services, and we may incur significant liabilities;

●	We rely on third-party providers, including Amazon Web Services, for computing infrastructure, network connectivity, and other technology-related services needed to deliver our service offerings. Any disruption in the services provided by such third-party providers could adversely affect our business and subject us to liability;

●	We rely on Internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing services to our users, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation, potentially require us to issue credits to our Clients, and negatively impact our relationships with Members, and Clients or Providers, adversely affecting our brand and our business;

●	We employ third-party licensed software and software components for use in or with our Member guidance programs, and the inability to maintain these licenses or the presence of errors in the software we license could limit the functionality of these programs and result in increased costs or reduced service levels, which would adversely affect our business;

●	Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand;

●	We may not be able to adequately defend against piracy of intellectual property in foreign jurisdictions;

●	We may be sued by third parties for alleged infringement of their proprietary rights or misappropriation of intellectual property;

●	Our member guidance programs utilize open-source software, and any failure to comply with the terms of one or more of these open-source licenses could adversely affect our business;

●	Government regulation of healthcare creates risks and challenges with respect to our compliance efforts and our business strategies; and

●	Our business could be adversely impacted by changes in laws and regulations related to the Internet or changes in access to the Internet generally.

THE OFFERING

Common Stock Offered by the Selling Stockholders:	Up to 5,705,996 shares of common stock.

Common Stock Outstanding prior to this Offering:	14,361,686.

Use of Proceeds:	We will not receive any proceeds from the sale of the 5,705,996 shares of common stock subject to resale by the Selling Stockholders under this prospectus.

Risk Factors:	An investment in the common stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

OTCQX trading symbol	“MRAI”.

(1)	The number of shares of our common stock to be outstanding after this offering is based on the 14,361,686 shares of our common stock outstanding as of December 23, 2024 and excludes the following:

●	745,639 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of December 23, 2024, with a weighted-average exercise price of $4.59 per share;

●	1,025,000 shares of common stock issuable upon vesting of restricted stock units;

●	644,718 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock outstanding as of December 23, 2024, with a weighted-average exercise price of $16.40 per share; and

●	542,355 shares of common stock reserved for future issuance under our 2021 Global Stock Incentive Plan (the “2021 Plan”).

●	232,668 shares of common stock reserved for future issuance under our 2024 Global Stock Incentive Plan (the “2024 Plan”).

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Currently, our revenues are concentrated with one major customer and our revenues may decrease significantly if we were to lose our major customer.

Due to our limited operating history, we have a limited customer base and have depended on a major customer for a significant portion of our revenue. For the three month periods ended September 30, 2024 and 2023, we had one customer that accounted for 14.6% and 11.3% of total revenue, respectively. For the nine month periods ended September 30, 2024 and 2023, we had one customer that had 15.4% and 10.9% of total revenue, respectively. At September 30, 2024, two customers accounted for 51.4%, and 11.3% of accounts receivable. At December 31, 2023, two customers accounted for 16.6% and 14.0% of accounts receivable.

If our major customers were to terminate their agreement with us, or if we fail to adequately perform under our agreement, and if we are unable to diversify our customer base, our revenue could decline, and our results of operations could be adversely affected.

The consolidated financial statements for the year ended December 31, 2023, include an explanatory paragraph in our independent registered public accounting firm’s audit report stating that there are conditions that raise substantial doubt about our ability to continue as a going concern.

As of December 31, 2023, we had an accumulated deficit of $76.7 million and negative working capital of $3.8 million. As of December 31, 2023, we had $0.6 million of short-term debt, $19.4 million of long-term debt and $1.1 million of unrestricted cash on hand. For the year ended December 31, 2023, we recognized a net loss of $28.8 million and negative cash flows from operations of $15.7 million. Since inception, the Company has met its cash needs through proceeds from issuing convertible notes, warrants and sales of its common stock.

We currently project that we will need additional capital to fund our current operations and capital investment requirements until we scale to a revenue level that permits cash self-sufficiency. As a result, we expect we will need to raise additional capital to support our operations until such time. This projection is based on the market size and growth, our current expectations regarding revenues, expenditures, cash burn rate and other operating assumptions. The sources of this capital are anticipated to be from the sale of equity and/or debt securities. We may also seek to sell assets which we regards as non-strategic. Any of the foregoing may not be achievable on favorable terms, or at all. Additionally, any debt or equity transactions may cause significant dilution to existing stockholders.

As we seek additional sources of financing, there can be no assurance that such financing or asset sales would be available to us on favorable terms or at all.

If we are unable to raise additional capital moving forward, our ability to operate in the normal course and continue to invest in our product portfolio may be materially and adversely impacted and we may be forced to scale back operations or divest some or all of our assets.

As a result of the above, in connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that our liquidity condition raises substantial doubt about our ability to continue as a going concern through twelve months from the date these consolidated financial statements. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern. Our independent registered public accounting firm, UHY LLP (“UHY”), has included an explanatory paragraph in their audit report that accompanies our consolidated financial statements as of and for the year ended December 31, 2023, stating that there are conditions that raise substantial doubt about our ability to continue as a going concern.

In the past we have had a high annual customer attrition rate. The loss, termination, or renegotiation of any contract with our current Clients could have a material adverse effect on our financial conditions and operating results.

Our largest two Clients together represented approximately 15.2% and 8.0% of our total gross revenue in 2023 and 2022, respectively. For the three month periods ended September 30, 2024 and 2023, we had one customer that accounted for 14.6% and 11.3% of total revenue, respectively. For the nine month periods ended September 30, 2024 and 2023, we had one customer that had 15.4% and 10.9% of total revenue, respectively. In the year ended December 31, 2023, we improved our attrition rate from approximately 33% in the comparable prior period to 10%. We believe Clients left due to the poor integration of Maestro Health, or transitioned back to a fully funded program or were acquired by other companies. Although we have initiated remedial actions to reduce attrition rates further, there is no assurance that we will be able to reduce the attrition rates. If the high customer attrition rate continues, our future revenue growth will suffer and our operating results will be negatively impacted, and we may encounter difficulty in recruiting new Clients due to erosion of customer confidence.

We are party to several disputes and lawsuits, and we may be subject to liabilities arising from these and similar disputes in the future.

In the normal course of the claims administration services business, we expect to be named from time to time as a defendant in lawsuits by the insureds Members contesting decisions by us or our Clients with respect to the settlement of their healthcare claims. Our Clients have brought claims for indemnification based on alleged actions on our part or on the part of our agents or employees in rendering services to Members. Any future lawsuits against us could be disruptive to our business. The defense of the lawsuits will be time-consuming and require attention of our senior management and financial resources, and the resolution of any such litigation may have a material adverse effect on our business, financial condition, and results of operations.

If our TopCare® program fails to provide accurate and timely predictions, or if it is associated with wasteful visits to Providers or unhelpful recommendations for Members, then this could lead to low customer satisfaction, which could adversely affect our results of operations.

When our AI models make a prediction, we advise the Member to reach out to his or her primary care physician or make suggestions to the Member on the best providers in the area via our TopCare® program since we do not provide medical prognosis. However, Members may not follow our advice or accept our suggestions. We believe that not taking our recommendations will lead to higher claims costs to our Clients. If claim costs remain the same or are not lower than those before we were hired, our Clients may be dissatisfied with our services, terminate or refuse to renew contracts with us.

In addition, our AI models may not always work as planned, and the predictions could have false positives. These errors may lead to wasteful visits to the Providers, Clients’ dissatisfaction and attrition, which may lead to loss of revenue. Our economic models assume that the costs stemming from these false positives is a small fraction of the total savings that may be achieved by preventing or better managing chronic conditions and steering Members who will have high-cost medical procedures to high-quality, lower cost providers. This assumption, however, has yet to be proven. To date, we have no actual case data to support this assumption.

We are subject to regulatory approvals in the various states we operate and the failure to obtain or renew such regulatory approvals or licenses may impact our business.

As part of our TPA business, we are required to obtain regulatory approvals and licenses in the various jurisdictions we operate.

The failure to maintain our licenses, or obtain the approval, from relevant regulatory agencies may impact our ability to continue providing TPA services in those jurisdictions, which could impact our revenues and results of operations.

If the markets for our AI modules and member guidance program fail to grow as we expect, or if self - insured employers fail to adopt our member guidance programs and AI modules, our business, operating results, and financial condition could be adversely affected.

It is difficult to predict self-insured employer adoption rates and demand for our AI modules and member guidance program, the entry of competitive platforms, or the future growth rate and size of the healthcare technology and TPA markets. We expect that a significant portion of our revenue will come from our AI-based solutions and our member guidance program. Although demand for healthcare technology, deep learning (an advanced form of AI), and data analytics platforms and AI applications has grown in recent years, the market for these platforms and applications continues to evolve. There can be no assurances that this market will continue to grow or, even if it does grow, that Clients will choose our AI modules, member guidance program, or platform. Our future success will depend largely on our ability to penetrate the market for healthcare technology driven by TPAs, as well as the continued growth and expansion of what we believe to be an emerging market for healthcare administration focused on AI platforms and applications that are faster, easier to adopt, and easier to use.

Our ability to penetrate the TPA market depends on a number of factors, including the cost, performance, and perceived value associated with our AI solutions, as well as Clients’ willingness to adopt a different approach to data analysis. We plan to spend considerable resources to educate Clients about digital transformation, AI, and deep learning in general and our AI solutions. However, there can be no assurances that these expenditures will help our AI modules and Member guidance program achieve widespread market acceptance. Furthermore, prospective Clients may have made significant investments in legacy healthcare analytics software systems and may be unwilling to invest in new platforms and applications. If the market fails to grow or grows more slowly than we expect or self-insured employers fail to adopt our AI modules and Member guidance program, our business, operating results, and financial condition could be adversely affected.

We operate in a highly competitive industry, and the size of our target market may not remain as large as we anticipate.

The market for healthcare solutions is very competitive. We compete with nearly 1,000 health insurance entities, all of whom are vying for the same business — the management of healthcare benefits for self-insured employers. There is only one TPA at a time for every employer wanting to provide health benefits via a self-insured model, and an employer may remain with the same TPA for many years. This means that although the market is very large, not all of it is accessible by us in any one year.

We provide administrative services to only self-insured employers who provide healthcare benefits to their employees. These self-insured employers can always elect to abandon self-insurance and simply buy medical insurance from one of the large players such as Aetna, Cigna, or United Healthcare. There can be no assurances that our Clients or prospective Clients will remain self-insured for any given period of time. If the number of employers which choose to self-insure declines, the size of our targeted market will shrink.

In addition to the very large health insurance companies, there are new players in the market such as, Collective Health, Clover Health, Bind Health Insurance, Bright Health Group, Oscar and Centavo. These companies have raised hundreds of millions of dollars and have greater financial and personnel resources than we do and are pursuing a business strategy like ours and share our vision to use technology to transform the healthcare payer space. We believe that like us, Collective Health and Clover Health are also targeting self-insured employers.

We rely on healthcare benefits brokers and consultants as our principal sales channel, and some of these companies are large and have no allegiance to us. If we do not satisfy their employer clients, they may steer not only an unsatisfied client, but others as well, to other TPAs.

Brokers are a key sales channel for us to reach the self-insured employer market. These brokers work with many insurance companies and TPAs at the same time. Brokers and consultants earn their fees by also charging employers on a per employee per month (“PEPM”) basis. As they often own the relationship with the employer, they may view our fees as competitive to how much they can earn. They may steer our Clients to another TPA if they believe doing so can maximize their own fees. If we do not deliver competitive pricing, quality customer service, and high member satisfaction, these brokers can take the business they brought us to another TPA. Due to the brokers’ power to influence employer groups, the brokers play an outsized role in our industry, and may exert pressure on our pricing or influence the service levels we offer to our Clients, all of which can lead to lower price PEPM for us, or an increase in our customer service staffing and other operating costs.

Our pricing may change over time and our ability to price our services competitively will affect our results of operations and our ability to attract or retain Clients.

Our current pricing model, like most in the industry, is based on a PEPM fee. In the future, we may change our pricing model to capture more market share. We may also enter into different pricing schemes with Clients, including but not limited to shared savings. In a shared savings pricing model, we share the risk with the Client. For example, if the Clients’ claims cost is $10 million, we may estimate that we can bring that down to $9 million with our service offering. Instead of charging a fixed PEPM fee, we would earn revenue from a share of the cost savings in a shared savings model. In the example above, if the share were 30% and we managed to achieve a reduction of $1 million, we would earn $300,000 as a shared savings fee.

Since there is no guarantee how much savings, if any, will actually be achieved, shared savings puts some of our revenue at risk. If cost savings are not achieved as expected, our revenue and results of operations could suffer.

Our sales cycles can be long and unpredictable, and our sales efforts require a considerable investment of time and expense. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our results of operations and growth would be harmed.

Our sales process entails planning discussions with prospective Clients, analyzing their existing solutions and identifying how these prospective Clients can use and benefit from our services. The sales cycle for a new Client, from the time of prospect qualification to completion of the sale, may take as long as a year. We spend substantial time, effort, and money in our sales efforts without any assurance that our efforts will result in the sale of our services.

In addition, our sales cycle and timing of sales can vary substantially from Client to Client because of various factors, including the discretionary nature of prospective Clients’ purchasing and budget decisions, the announcement or planned introduction of product and service offerings by us or our competitors, and the purchasing approval processes of prospective Clients. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our results of operations and growth would be harmed.

Because we generally recognize revenues ratably over the term of the contract for our services, a significant downturn in our business may not be reflected immediately in our results of operations, which increases the difficulty of evaluating our future financial performance.

We generally recognize technology and professional services revenue ratably over the term of a contract, which is typically one to three years. Consequently, a decline in new contracts in any quarter may not affect our results of operations in that quarter but could reduce our revenue in future quarters. Additionally, the timing of renewals or non-renewals of a contract during any quarter may only affect our financial performance in future quarters. For example, the non-renewal of a subscription agreement late in the quarter will have minimal impact on revenue for that quarter but will reduce our revenue in future quarters. Accordingly, the effect of significant declines in sales may not be reflected in our short-term results of operations, which would make these reported results less indicative of our future financial results. By contrast, a non-renewal occurring early in a quarter may have a significant negative impact on revenue for that quarter and we may not be able to offset a decline in revenue due to non-renewal with revenue from new contracts entered later in the same quarter. In addition, we may be unable to quickly adjust our costs in response to reduced revenue.

The success and growth of our business depends upon our ability to continuously innovate and develop new products and technologies.

Our solution is a technology-driven platform that relies on innovation to remain competitive. The process of developing new technologies and products is complex, and we develop our own AI and deep learning, healthcare technologies, and other tools to differentiate our platform and AI modules. In addition, our dedication to incorporating technological advancements into our platform requires significant financial and personnel resources and talent. Our development efforts with respect to these initiatives could distract management from current operations and could divert capital and other resources from other growth initiatives important to our business. We operate in an industry experiencing rapid technological change and frequent platform introductions. We may not be able to make technological improvements as quickly as demanded by our Clients, which could harm our ability to attract new Clients and therefore, our market share. In addition, we may not be able to effectively implement new technology- driven products and services as projected.

Failure by our Clients to obtain proper permissions and waivers may result in claims against us or may limit or prevent our use of data, which could harm our business.

We require our Clients to provide necessary notices and to obtain necessary permissions and waivers for use and disclosure of the information that we receive, and we require contractual assurances from them that they have done so and will do so. If they do not obtain necessary permissions and waivers, then our use and disclosure of information that we receive from them or on their behalf may be restricted or prohibited by state, federal or international privacy or data protection laws, or other related privacy and data protection laws. This could impair our functions, processes, and databases that reflect, contain, or are based upon such data and may prevent the use of such data, including our ability to provide such data to third parties that are incorporated into our service offerings. Furthermore, this may cause us to breach obligations to third parties to whom we may provide such data, such as third-party service or technology providers that are incorporated into our service offerings. In addition, this could interfere with or prevent data sourcing, data analyses, or limit other data-driven activities that benefit us. Moreover, we may be subject to claims, civil and/or criminal liability or government or state attorneys general investigations for use or disclosure of information by reason of lack of valid notice, permission, or waiver. These claims, liabilities or government or state attorneys general investigations could subject us to unexpected costs and adversely affect our financial condition and results of operations.

If our security measures are breached or unauthorized access to client data is otherwise obtained, our product and service offerings may be perceived as not being secure, Clients may reduce the use of or stop using our services, and we may incur significant liabilities.

Our business involves the storage and transmission of our Members’ proprietary information, including personal or identifying information regarding Members and their protected health information (“PHI”). As a result, unauthorized access or security breaches to our system or platform as a result of third-party action, employee error, malfeasance, or otherwise could result in the loss or inappropriate use of information, litigation, indemnity obligations, damage to our reputation, and other liability including but not limited to government or state Attorney General investigations. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until after they are launched against a target, we may not be able to anticipate these techniques or implement adequate preventative measures. Moreover, the detection, prevention, and remediation of known or unknown security vulnerabilities, including those arising from third-party hardware or software, may result in additional direct or indirect costs and management time.

Any or all of these issues could adversely affect our ability to attract new Clients, cause existing Clients to elect not to renew their contracts, result in reputational damage, or subject us to third-party lawsuits, regulatory fines, mandatory disclosures, or other action or liability, which could adversely affect our results of operations. Our general liability insurance may not be adequate to cover all potential claims to which we are exposed and may not be adequate to indemnify us for liability that may be imposed, or the losses associated with such events, and in any case, such insurance may not cover all of the specific costs, expenses, and losses we could incur in responding to and remediating a security breach. A security breach of another significant provider of cloud-based solutions may also negatively impact the demand for our product and service offerings.

We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders, and otherwise disrupt our operations and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could have an adverse effect on our business, financial condition, and results of operations.

We may seek to acquire or invest in businesses, applications, and services, or technologies that we believe could complement or expand our product and service offerings, enhance our AI capabilities, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions. We may have difficulty integrating other technologies, other team members, or selling our Member guidance program to acquired Clients and we may not be able to achieve the intended benefits from any such acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect the results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition, and results of operations may suffer.

Risks Related to Protecting Our Technology and Intellectual Property

We rely on third-party providers, including Amazon Web Services, for computing infrastructure, network connectivity, and other technology-related services needed to deliver our service offerings. Any disruption in the services provided by such third-party providers could adversely affect our business and subject us to liability.

Our member guidance program is hosted from and use computing infrastructure provided by third parties, including Amazon Web Services, and other computing infrastructure service providers. Our computing infrastructure service providers have no obligation to renew their agreements with us on commercially reasonable terms or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our computing infrastructure service providers is acquired, we may be required to transition to a new provider and we may incur significant costs and possible service interruption in connection with doing so.

Problems faced by our computing infrastructure service providers, including those operated by Amazon Web Services, could adversely affect the experience of our Clients. Amazon Web Services has also had and may in the future experience significant service outages. Additionally, if our computing infrastructure service providers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. For example, a rapid expansion of our business could affect our service levels or cause our third-party hosted systems to fail. Our agreements with third-party computing infrastructure service providers may not entitle us to service level credits that correspond with those we offer to our Clients.

Any changes in third-party service levels at our computing infrastructure service providers, or any related disruptions or performance problems with our product and service offering, could adversely affect our reputation and may damage our clients’ stored files, result in lengthy interruptions in our services, or result in potential losses of client data. Interruptions in our services might reduce our revenue, cause us to issue refunds to clients for prepaid and unused subscriptions, subject us to service level credit claims and potential liability, allow our clients to terminate their contracts with us, or adversely affect our renewal rates.

We rely on Internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing services to our users, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation, potentially require us to issue credits to our Clients, and negatively impact our relationships with Members or Clients, adversely affecting our brand and our business.

We serve our Clients primarily from third-party data-hosting facilities. These facilities are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism, and similar misconduct. Their systems and servers could also be subject to hacking, spamming, ransomware, computer viruses or other malicious software, denial of service attacks, service disruptions, including the inability to process certain transactions, phishing attacks and unauthorized access attempts, including third parties gaining access to Members’ accounts using stolen or inferred credentials or other means, and may use such access to prevent use of Members’ accounts. Despite precautions taken at these facilities, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems at two or more of the facilities could result in lengthy interruptions in our services. Even with our disaster recovery arrangements, our services could be interrupted.

Our ability to deliver our Internet- and telecommunications-based services is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, and security for providing reliable Internet access and services and reliable mobile device, telephone, facsimile, and pager systems, all at a predictable and reasonable cost. We have experienced and expect that we will experience interruptions and delays in services and availability from time to time.

We rely on internal systems as well as third-party vendors, including data center, bandwidth, and telecommunications equipment or service providers, to provide our services. We do not maintain redundant systems or facilities for some of these services. In the event of a catastrophic event with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could negatively impact our relationship with users or clients. To operate without interruption, both we and our service providers must guard against:

●	damage from fire, power loss, and other natural disasters;

●	communications failures;

●	security breaches, computer viruses, ransomware, and similar disruptive problems; and

●	other potential interruptions.

Any disruption in the network access, telecommunications, or co-location services provided by these third-party providers or any failure of or by these third-party providers or our own systems to handle the current or higher volume of use could significantly harm our business. We exercise limited control over these third-party vendors, which increases our vulnerability to problems with the services they provide.

Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services, or our own systems could negatively impact our relationships with users and clients, adversely affect our brands and business, and expose us to third-party liabilities. The insurance coverage under our policies may not be adequate to compensate us for all losses that may occur. In addition, we cannot provide assurance that we will continue to be able to obtain adequate insurance coverage at an acceptable cost.

The reliability and performance of the Internet may be harmed by increased usage or by denial-of-service attacks. The Internet has experienced a variety of outages and other delays because of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the availability of the Internet to us for delivery of our Internet-based services.

We typically provide service level commitments under our client contracts. If we fail to meet these contractual commitments, we could be obligated to provide credits or refunds for prepaid amounts related to unused subscription services or face contract terminations, which could adversely affect the results of operations.

Finally, recent changes in law could impact the cost and availability of necessary Internet infrastructure. Increased costs and/or decreased availability would negatively affect the results of operations.

We employ third-party licensed software and software components for use in or with our member guidance program, and the inability to maintain these licenses or the presence of errors in the software we license could limit the functionality of our member guidance program and result in increased costs or reduced service levels, which would adversely affect our business.

Our software applications might incorporate or interact with certain third-party software and software components (other than open-source software), such as claims processing software, obtained under licenses from other companies. We pay these third parties a license fee or royalty payment. We anticipate that we will continue to use such third-party software in the future.

Although we believe that there are commercially reasonable alternatives to the third-party software, we currently make available, this may not always be the case, or it may be difficult or costly to replace. Furthermore, these third parties may increase the price for licensing their software, which could negatively impact the results of operations. Our use of additional or alternative third-party software could require clients to enter into license agreements with third parties. In addition, if the third-party software we make available has errors or otherwise malfunctions, or if the third-party terminates its agreement with us, the functionality of our member guidance program may be negatively impacted, and our business may suffer.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Our success and ability to compete depend largely upon our intellectual property. To date, we have three patent applications pending in the U.S. We take reasonable steps to protect our intellectual property, especially when working with third parties. However, the steps we take to protect our intellectual property rights may be inadequate. For example, other parties, including our competitors, may independently develop similar technology, duplicate our services, or design around our intellectual property and, in such cases, we may not be able to assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information, and we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.

We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. Even in cases where we seek patent protection, there is no assurance that the resulting patents will effectively protect every significant feature of our model, technology, or proprietary information, or provide us with any competitive advantages. Moreover, we cannot guarantee that any of our pending patent applications will issue or be approved. The United States Patent and Trademark Office and various foreign governmental patent agencies also require compliance with several procedural, documentary, fee payment, and other similar provisions during the patent application process and after a patent has issued. There are situations in which noncompliance can result in abandonment or lapse of the patent, or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If this occurs, our competitors might be able to enter the market, which would have a material adverse effect on our business. Effective trademark, copyright, patent, and trade secret protection may not be available in every country in which we conduct business. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing, and any changes in the law could make it harder for us to enforce our rights.

To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our related pending patent applications at risk of not being issued. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Negative publicity related to a decision by us to initiate such enforcement actions against a client or former client, regardless of its accuracy, may adversely impact our other client relationships or prospective client relationships, harm our brand and business, and could cause the market price of our common stock to decline. Our failure to secure, protect, and enforce our intellectual property rights could adversely affect our brand and our business.

We may not be able to adequately defend against piracy of intellectual property in foreign jurisdictions.

Considerable research in AI is being performed in countries outside of the United States, and several potential competitors are in these countries. The laws protecting intellectual property in some of those countries may not provide adequate protection to prevent our competitors from misappropriating our intellectual property. Several of these potential competitors may be further along in the process of product development and operate large, company-funded research and development programs. As a result, our competitors may develop more competitive or affordable products, or achieve earlier patent protection or product commercialization than we are able to achieve. Competitive products may render any products or product candidates that we develop obsolete.

Our Member guidance program utilizes open-source software, and any failure to comply with the terms of one or more of these open-source licenses could adversely affect our business.

We use software modules licensed to us by third-party authors under “open-source” licenses in our Member guidance program. Some open-source licenses contain affirmative obligations or restrictive terms that could adversely impact our business, such as restrictions on commercialization or obligations to make available modified or derivative works of certain open-source code. If we were to combine our proprietary software with certain open-source software subject to these licenses in a certain manner, we could, under certain open-source licenses, be required to release or otherwise make available the source code to us proprietary software to the public. This would allow our competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales for us.

Although we employ practices designed to manage our compliance with open-source licenses and protect our proprietary source code, we may inadvertently use open-source software in a manner we do not intend and that could expose us to claims for breach of contract and intellectual property infringement. If we are held to have breached the terms of an open-source software license, we could be required to, among other things, seek licenses from third parties to continue offering our products on terms that are not economically feasible, pay damages to third parties, to re-engineer our products, to discontinue the sale of our products if re-engineering cannot be accomplished on a timely basis, or to make generally available, in source code form, a portion of our proprietary code, any of which could adversely affect our business, results of operations, and financial condition. The terms of many open-source licenses have not been interpreted by U.S. courts, and, as a result, there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our member guidance program.

Risks Related to Conducting our Business Under a Complex and Evolving Set of Governmental Regulations

Government regulation of the healthcare industry creates risks and challenges with respect to our compliance efforts and our business strategies.

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could create unexpected liabilities for us, cause us to incur additional costs, and restrict our operations. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access.

Many healthcare laws are complex, and their application to specific services and relationships may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the data analytics and improvement services that we provide, and these laws and regulations may be applied to our product and service offerings in ways that we do not anticipate, particularly as we develop and release new and more sophisticated solutions. Certain changes to laws impacting our industry, or perceived intentions to do so, could affect our business and the results of operations. Some of the risks we face from healthcare regulation are described below:

False Claims Laws. There are numerous federal and state laws that prohibit submission of false information, or the failure to disclose information, in connection with submission (or causing the submission) and payment of claims for reimbursement. For example, the federal civil False Claims Act prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent, or knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act. If our advisory services to clients are associated with action by clients that is determined or alleged to be in violation of these laws and regulations, it is possible that an enforcement agency would also try to hold us accountable. Any determination by a court or regulatory agency that we have violated these laws could subject us to significant civil or criminal penalties, invalidate all or portions of some of our client contracts, require us to change or terminate some portions of our business, require us to refund portions of us services fees, subject us to additional reporting requirements and oversight under a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, cause us to be disqualified from serving clients doing business with government payers, and have an adverse effect on our business. Our Clients’ failure to comply with these laws and regulations in connection with our services could result in substantial liability (including, but not limited to, criminal liability), adversely affect

●	demand for our services, and force us to expend significant capital, research and development, and other resources to address the failure.

●	Health Data Privacy Laws. There are numerous federal and state laws related to health information privacy. In particular, the federal Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH and their implementing regulations, which we collectively refer to as “HIPAA,” include privacy standards that protect individual privacy by limiting the uses and disclosures of PHI and implementing data security standards that require covered entities to implement administrative, physical, and technological safeguards to ensure the confidentiality, integrity, availability, and security of PHI in electronic form. In addition to enforcement actions initiated by regulatory bodies under HIPAA, violations or breaches caused by us or our contractors may result in related claims against us by clients, which may be predicated upon underlying contractual responsibilities, and by Members, which may be predicated upon tort law or state privacy claims, as HIPAA does not contain a private right of action. HIPAA also specifies formats that must be used in certain electronic transactions, such as admission and discharge messages and limits the fees that may be charged for certain transactions, including claim payment transactions. By processing and maintaining PHI on behalf of our covered entity clients, we are a HIPAA business associate and mandated by HIPAA to enter into written agreements with our covered entity clients — known as Business Associate Agreements (“BAAs”) — that require us to safeguard PHI. BAAs typically include;

o	a description of our permitted uses of PHI;

o	a covenant not to disclose that information except as permitted under the BAAs and to require that our subcontractors, if any, are subject to the substantially similar restrictions;

o	assurances that reasonable and appropriate administrative, physical, and technical safeguards are in place to prevent misuse of PHI;

o	an obligation to report to our client any use or disclosure of PHI other than as provided for in the BAAs;

o	a prohibition against our use or disclosure of PHI if a similar use or disclosure by our client would violate the HIPAA standards;

o	the ability of our clients to terminate the underlying support agreement if we breach a material term of the BAAs and are unable to cure the breach;

o	the requirement to return or destroy all PHI at the end of our services agreement; and

o	access by the Department of Health and Human Services (“HHS”) to our internal practices, books, and records to validate that we are safeguarding PHI.

In addition, we are also required to maintain BAAs, which contain similar provisions, with our subcontractors that access or otherwise process PHI on our behalf.

We may not be able to adequately address the business risks created by HIPAA implementation, and meet the requirements imposed by HIPAA. Furthermore, we are unable to predict what changes to HIPAA or other laws or regulations might be made in the future or how those changes could affect our business or the costs of compliance. For example, in 2018, the HHS Office for Civil Rights published a Request for Information in the Federal Register seeking comments on several areas in which HHS is considering making both minor and significant modifications to the HIPAA privacy and security standards to, among other things, improve care coordination. We are unable to predict what, if any, impact the changes in such standards will have on our compliance costs or our product and service offerings.

We will also require large sets of de-identified information to enable us to continue to develop AI algorithms that enhance our product and service offerings. If we are unable to secure these rights in Client BAAs or because of any future changes to HIPAA or other applicable laws, we may face limitations on the use of PHI and our ability to use de-identified information that could negatively affect the scope of our product and service offering as well as impair our ability to provide upgrades and enhancements to our services.

We outsource important aspects of the storage and transmission of client and member information, and thus rely on third parties to manage functions that have material cyber-security risks. We attempt to address these risks by requiring outsourcing subcontractors who handle client information to sign BAAs contractually requiring those subcontractors to adequately safeguard PHI in a similar manner that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third-party security examinations as well as to protect the confidentiality of other sensitive client information. In addition, we periodically hire third-party security experts to assess and test our security measures. However, we cannot be assured that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of client proprietary information and PHI.

Centers for Medicare and Medicaid Services (“CMS”) takes the position that an electronic fund transfer (“EFT”) payment to a health care provider is a “standard transaction” under HIPAA. As a “standard transaction”, these provider payments may be subject to certain limitations on the fees that may be charged for an EFT payment transaction with a health care provider. We outsource important aspects of our EFT payments to health care providers and thus rely on third parties to manage the EFT transactions and assure that the fees charged comply with HIPAA. The application of HIPAA to EFT payments is complex, and their application to specific value-added services for health care providers may not be clear. Our failure to accurately anticipate the application of HIPAA’s fee restrictions on certain standard transactions could create significant liability for us, resulting in negative publicity, and material adverse effect on our business and operating results.

In addition to the HIPAA privacy and security standards, most states have enacted patient confidentiality laws that protect against the disclosure of confidential medical and other personally identifiable information (“PII”) and many states have adopted or are considering new privacy laws, including legislation that would mandate new privacy safeguards, security standards, and data security breach notification requirements. Such state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements, and we are required to comply with them. In addition, the Federal Trade Commission, and analogous state agencies, may apply consumer protection laws to the context of data privacy. For example, the Federal Trade Commission has sanctioned companies for unfair trade practices when they failed to implement adequate security protection measures for sensitive personal information, or when they provided inadequate disclosures to consumers about the expansive scope of data mined from consumer activity.

Failure by us to comply with any of the federal and state standards regarding patient privacy and/or privacy more generally may subject us to penalties, including significant civil monetary penalties and, in some circumstances, criminal penalties. In addition, such failure may injure our reputation and adversely affect our ability to retain clients and attract new clients.

Even an unsuccessful challenge by regulatory authorities of our activities could result in adverse publicity and could require a costly response from us.

●	Anti-Kickback and Anti-Bribery Laws. There are federal and state laws that prohibit payment for patient referrals, patient brokering, remuneration of Members, or billing based on referrals between individuals or entities that have various financial, ownership, or other business relationships with healthcare providers. In particular, the federal Anti-Kickback law prohibits offering, paying, soliciting, or receiving anything of value, directly or indirectly, for the referral of members covered by Medicare, Medicaid, and other federal healthcare programs or the leasing, purchasing, ordering, or arranging for or recommending the lease, purchase, or order of any item, good, facility, or service covered by these programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. Some enforcement activities focus on below or above market payments for federally reimbursable health care items or services as evidence of the intent to provide a kickback. Many states also have similar anti-kickback laws, some of which are applicable to all patients and that are not necessarily limited to items or services for which payment is made by a federal healthcare program. In addition, the federal physician self-referral prohibition — the Stark Law — is very complex in its application and prohibits physicians (and certain other healthcare professionals) from making a referral for a designated health service to a provider in which the referring healthcare professional (or spouse or any immediate family member) has a financial or ownership interest, unless an enumerated exception applies. The Stark Law also prohibits the billing for services rendered resulting from an impermissible referral. Many states also have similar anti-referral laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program and may include patient disclosure requirements. Moreover, both federal and state laws prohibit bribery and similar behavior. Any determination by a state or federal regulatory agency that we or any of our clients, vendors, or partners violate or have violated any of these laws could subject us to significant civil or criminal penalties, require us to change or terminate some portions of our business, require us to refund portions of our services fees, subject us to additional reporting requirements and oversight under a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, cause us to be disqualified from serving clients doing business with government payers, and have an adverse effect on our business. Even an unsuccessful challenge by regulatory authorities of our activities could result in adverse publicity and could require a costly response from us.

●	Corporate Practice of Medicine Laws and Fee-Splitting Laws. Many states have enacted laws prohibiting physicians from practicing medicine in partnership with non-physicians, such as business corporations. In addition, many states prohibit certain licensed professionals, such as physicians, from splitting professional fees with non-licensees. As we do not engage in the practice of medicine, we do not contract with providers to render medical care, and we do not split fees with any medical professionals, we do not believe these laws restrict our business. Our activities involve only monitoring and analyzing historical claims data, including our Members’ interactions with licensed healthcare professionals, and recommending the most suitable healthcare providers and/or sources of treatment. We do not provide medical prognosis or healthcare. In accordance with various states’ corporate practice of medicine laws and states’ laws and regulations which define the practice of medicine, our call center staff are prohibited from providing Members with any evaluation of any medical condition, diagnosis, prescription, care and/or treatment. Rather, our call center staff can only provide Members with general and publicly available information that is non-specific to the Members’ medical conditions and statistical information about the prevalence of medical conditions within certain populations or under certain circumstances. Our call center staff do not discuss Members’ individual medical conditions and are prohibited from asking Members for any additional PHI as such term is defined under HIPAA. Our call center staff have been trained and instructed to always inform Members that they are not licensed medical professionals, are not providing medical advice, and that Members should reach out to their medical provider for any medical advice.

●	Medical professional regulation. The practice of most healthcare professions requires licensing under applicable state law. In addition, the laws in some states prohibit business entities from practicing medicine. In the future, we may contract with physicians, nurses, and nurse practitioners, who will assist our clients with the clients’ care coordination, care management, population health management, and patient safety activities that do not constitute the practice of medicine. We do not intend to provide medical care, treatment, or advice. However, any determination that we are acting in the capacity of a healthcare provider and acted improperly as a healthcare provider may result in additional compliance requirements, expense, and liability to us, and require us to change or terminate some portions of our business, including the use of licensed professionals to conduct the foregoing activities.

●	Medical Device Laws. The U.S. Food and Drug Administration (“FDA”) may regulate medical or health-related software, including machine learning functionality and predictive algorithms, if such software falls within the definition of a “device” under the federal Food, Drug, and Cosmetic Act (“FDCA”). However, the FDA exercises enforcement discretion for certain low-risk software, as described in its guidance documents for Mobile Medical Applications, General Wellness: Policy for Low-Risk Devices, and Medical Device Data Systems, Medical Image Storage Devices, and Medical Image Communications Devices. In addition, in December of 2016, President Obama signed into law the 21st Century Cures Act, which included exemptions for certain medical-related software, including software used for administrative support functions at a healthcare facility, software intended for maintaining or encouraging a healthy lifestyle, electronic health record (“EHR software”), software for transferring, storing, or displaying medical device data or in vitro diagnostic data, and certain clinical decision support software. The FDA has also issued draft guidance documents to clarify how it intends to interpret and apply the new exemptions under the 21st Century Cures Act. Although we believe that our software products are currently not subject to active FDA regulation, we continue to follow the FDA’s developments in this area. There is a risk that the FDA could disagree with our determination or that the FDA could develop new final guidance documents that would subject our Product to active FDA oversight. If the FDA determines that any of our current or future analytics applications are regulated as medical devices, we would become subject to various requirements under the FDCA and the FDA’s implementing regulations. Depending on the functionality and FDA classification of our analytics applications, we may be required to:

●	register and list our AI products with the FDA;

●	notify the FDA and demonstrate substantial equivalence to other products on the market before marketing our analytics applications;

●	submit a de novo request to the FDA to down-classify our analytics applications prior to marketing; or

●	obtain FDA approval by demonstrating safety and effectiveness before marketing our analytics applications.

The FDA can impose extensive requirements governing pre- and post-market conditions, such as service investigation and others relating to approval, labeling, and manufacturing. In addition, the FDA can impose extensive requirements governing software development controls and quality assurance processes.

The AI algorithm has undergone testing to follow the Quality System regulation (that includes camp’s) (good manufacturing practices) and quality controls in the design, development, AI training and testing. Marpai AI algorithms have been validated by our R&D team to determine generalizability, accuracy and reliability and are monitored carefully. Additionally, the algorithms were trained on large, diverse patient datasets to ensure they are not biased and that they perform as assumed across diverse sets of patients and settings. The regulatory landscape is evolving, and the FDA is in the process of issuing a comprehensive guidance on AI software which may change how our product is regulated.

Many states have licensing and other regulatory requirements requiring licensing of businesses which provide medical review services. These laws typically establish minimum standards for qualifications of personnel, confidentiality, internal quality control, and dispute resolution procedures. To the extent we are governed by these regulations, these regulatory programs may result in increased costs of operation for us, which may have an adverse impact upon our ability to compete with other available alternatives for healthcare cost control. In addition, new laws regulating the operation of managed care provider networks have been adopted by several states. These laws may apply to managed care provider networks we have contracts with. To the extent we are governed by these regulations, we may be subject to additional licensing requirements, financial and operational oversight and procedural standards for beneficiaries and providers.

These laws and regulations may change rapidly, and it is frequently unclear how they apply to our business. Any failure of our products or services to comply with these laws and regulations could result in substantial civil or criminal liability and could, among other things, adversely affect demand for our services, force us to expend significant capital, research and development, and other resources to address the failure, invalidate all or portions of some of our contracts with our clients, require us to change or terminate some portions of our business, require us to refund portions of our revenue, cause us to be disqualified from serving clients doing business with government payers, and give our clients the right to terminate our contracts with them, any one of which could have an adverse effect on our business. Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations.

The security measures that we and our third-party vendors and subcontractors have in place to ensure compliance with privacy and data protection laws may not protect our facilities and systems from security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors, or other similar events. Under the HITECH Act, as a business associate, we may also be liable for privacy and security breaches and failures of our subcontractors, in addition to those that may be caused by us. Even though we provide for appropriate protections through our agreements with our subcontractors, we still have limited control over their actions and practices. A breach of privacy or security of individually identifiable health information by a subcontractor may result in an enforcement action, including criminal and civil liability, against us. We are not able to predict the extent of the impact such incidents may have on our business.

Our failure to comply may result in criminal and civil liability because the potential for enforcement action against business associates is now greater. Enforcement actions against us could be costly and could interrupt regular operations, which may adversely affect our business. While we have not received any notices of violation of the applicable privacy and data protection laws and believe we are in compliance with such laws, there can be no assurances that we will not receive such notices in the future or suffer a breach.

Any failure or perceived failure by us to comply with federal or state laws or regulations, industry standards, or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release, or transfer of personally identifiable information or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines, and penalties or adverse publicity and could cause our clients to lose trust in us, which could have an adverse effect on our reputation and business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products and features could be limited. Any of these developments could harm our business, financial condition, and results of operations. Privacy and data security concerns, whether valid or not valid, may inhibit market adoption of our platform.

The healthcare regulatory and political framework is uncertain and evolving.

Healthcare laws and regulations are rapidly evolving and may change significantly in the future, which could adversely affect our financial condition and results of operations. For example, in March 2010, the Patient Protection and ACA was adopted, which is a healthcare reform measure that provides healthcare insurance for approximately 30 million more Americans. The ACA includes a variety of healthcare reform provisions and requirements that substantially changed the way healthcare is financed by both governmental and private insurers, which may significantly impact our industry and our business. Many of the provisions of the ACA phase in over the course of the next several years, and we may be unable to predict accurately what effect the ACA or other healthcare reform measures that may be adopted in the future, including amendments to the ACA, will have on our business. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional and remanded the case to the lower court to reconsider its earlier invalidation of the full ACA. Pending review, the ACA remains in effect, but it is unclear at this time what effect the latest ruling will have on the status of the ACA. Nevertheless, upon review by the U.S. Supreme Court, the plaintiffs in the Texas action were determined to lack standing, and as such, the case was reversed and remanded.

Our business could be adversely impacted by changes in laws and regulations related to the Internet or changes in access to the Internet generally.

The future success of our business depends upon the continued use of the Internet as a primary medium for communication, business applications, and commerce. Federal or state government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. Legislators, regulators, government bodies or agencies may also make legal or regulatory changes or interpret or apply existing laws or regulations that relate to the use of the Internet in new and materially different ways. Changes in these laws, regulations or interpretations could require us to modify our platform to comply with these changes, to incur substantial additional costs or divert resources that could otherwise be deployed to grow our business, or expose us to unanticipated civil or criminal liability, among other things.

In addition, government agencies and private organizations have imposed, and may in the future impose, additional taxes, fees, or other charges for accessing the Internet or commerce conducted via the Internet. Internet access is frequently provided by companies that have significant market power and could take actions that degrade, disrupt, or increase the cost of our clients’ use of our platform, which could negatively impact our business.

These developments could limit the growth of Internet-related commerce or communications generally or result in reductions in the demand for Internet-based platforms and services such as ours, increased costs to us or the disruption of our business. In addition, as the Internet continues to experience growth in the numbers of users, frequency of use and amount of data transmitted, the use of the Internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility, and quality of service. The performance of the Internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms,” and similar malicious programs and the Internet has experienced a variety of outages and other delays because of damage to portions of its infrastructure. If the use of the Internet generally, or our platform specifically, is adversely affected by these or other issues, we could be forced to incur substantial costs, demand for our platform could decline, and our results of operations and financial condition could be harmed.

Risks Related to Operating as a Public Emerging Growth Company

The requirements of being a public company maty strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition.

As a result of disclosure of information in filings required of a public company, our business and financial condition is more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.

Risk Related to Our Common Shares

Our issuance of additional capital stock in connection with financing, acquisitions, investments, the 2021 Plan, the 2024 Plan or otherwise will dilute all other stockholders.

We expect that we will need to raise additional capital through equity and possibly debt financing to fund our ongoing operations and possible acquisitions. If we raise capital through equity financing in the future, that will result in dilution to all other stockholders. If we raise debt in the future, this debt may be perceived as increasing the risk associated with investing in our Common Stock which may have a negative impact on the price of the stock. We also expect to grant substantial equity awards to employees, directors, and consultants under the 2021 Plan and 2024 Plan and we expect to ask our shareholders to approve a substantial increase to this incentive plan which will enable our board of directors to grant additional equity grants in the future, all of which will result in dilution or potential dilution to all the stockholders. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per-share value of our common stock to decline.

We do not intend to pay dividends on our common stock and, consequently, the ability of common stockholders to achieve a return on investment will depend on appreciation, if any, in the price of our Common Stock.

You should not rely on an investment in our common stock to provide dividend income. We do not plan to declare or pay any dividends on our capital stock in the foreseeable future. Instead, we intend to retain any earnings to finance the operation and expansion of our business. As a result, common stockholders may only receive a return on their investment if the market price of our common stock increases.

The market price of our common stock may be volatile and may decline regardless of our operating performance, and you may lose all or part of your investments.

The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	overall performance of the equity markets and/or publicly listed technology companies;

●	actual or anticipated fluctuations in our net revenue or other operating metrics;

●	changes in the financial projections we provide to the public or our failure to meet these projections;

●	failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;

●	the economy as a whole and market conditions in our industry;

●	rumors and market speculation involving us or other companies in our industry;

●	announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	lawsuits threatened or filed against us;

●	recruitment or departure of key personnel;

●	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events; and

●	the expiration of contractual lock-up or market standoff agreements.

In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect many technology companies’ stock prices. Often, their stock prices have fluctuated in ways unrelated or disproportionate to the companies’ operating performance. In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because technology and healthcare technology companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

A possible “short squeeze” due to a sudden increase in demand of our common stock that largely exceeds supply may lead to price volatility in our common stock.

Investors may purchase our common stock to hedge existing exposure in our common stock or to speculate on the price of our common stock. Speculation on the price of our common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common stock for delivery to lenders of our common stock. Those repurchases may in turn dramatically increase the price of us common stock until investors with short exposure can purchase additional common stock to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to the performance, or prospects of our common stock and once investors purchase the shares of common stock necessary to cover their short position the price of our common stock may decline. Provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current Board and limit the market price of our Common Stock.

Provisions in our second amended and restated certificate of incorporation (the “Certificate of Incorporation”) and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and bylaws, include provisions that:

●	permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships; and;

●	provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws.

Moreover, Section 203 of the Delaware General Corporation Law ("DGCL") may discourage, delay, or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our common stock.

Our bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our bylaws provide, to the fullest extent permitted by law, that a state or federal court located within the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty;

●	any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation, or our bylaws; or

●	any action asserting a claim against us that is governed by the internal affairs doctrine.

This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Nothing in our bylaws precludes stockholders that assert claims under the Securities Act or the Exchange Act from bringing such claims in state or federal court, subject to applicable law. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision which will be contained in us bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Our Amended and Restated Certificate of Incorporation provides that derivative actions brought on our behalf, actions against our directors, officers, employees, or agent for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and the stockholders shall be deemed to have consented to this choice of forum provision, which may have the effect of discouraging lawsuits against our directors, officers, other employees or agents.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder for (a) any derivative action or proceeding brought on our behalf, (c) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or the Company’s Certificate of Incorporation or bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Company’s Certificate of Incorporation or bylaws, or (e) any action asserting a claim governed by the internal affairs doctrine. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our Certificate of Incorporation.

The choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, and may result in increased costs to a stockholder who has to bring a claim in a forum that is not convenient to the stockholder, which may discourage such lawsuits. Although under Section 115 of the DGCL, exclusive forum provisions may be included in a company’s certificate of incorporation, the enforceability of similar forum provisions in other companies’ certificates or incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provision of our Certificate of Incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.

Effective May 29, 2024, our Common Stock was suspended from trading on Nasdaq and our common stock commenced trading on OTCQX.

As we previously disclosed, on May 31, 2023, Nasdaq Listing Qualifications staff (“Staff”) notified us that the market value of our listed securities (“MVLS”) was below the minimum $35,000,000 required for continued listing as set forth in Listing Rule 5550(b)(2). In accordance with Listing Rule 5810(c)(3)(C), we were provided 180 calendar days, or until November 27, 2023, to regain compliance. On November 28, 2023, the Staff notified us that it had determined to delist us as we did not comply with the MVLS requirement for listing on Nasdaq. On November 29, 2023, we requested a hearing. A hearing on the matter was held on February 22, 2024, where we presented our compliance plan. Subject to our meeting certain requirements by March 31, 2024, the Hearings Panel granted us an extension until May 28, 2024, to regain compliance with the Market Value of Listed Securities (“MVLS”) requirement of $35,000,000 or satisfy any of the alternative requirements in Listing Rule 5550(b).

On May 24, 2024, we informed the staff of the Nasdaq Stock Market LLC of our intention to withdraw from the Nasdaq hearings process and transition the listing of our common stock from Nasdaq and have the common stock quoted on the OTCQX. Our common stock was suspended from trading on Nasdaq effective at the opening of trading on Wednesday, May 29, 2024, and shares of our common stock commenced trading on OTCQX immediately thereafter. On June 3, 2024, the Nasdaq hearings panel filed a Form 25 with the Securities and Exchange Commission which formally delisted the Company’s common stock from Nasdaq. We have since transferred our common stock to OTCQX to ensure that a trading market may continue to exist for our securities. There is no guarantee, however, that a broker will continue to make a market in the common stock or that trading thereof will continue on OTCQX or otherwise.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that investor prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional investors, broker/dealers must make reasonable efforts to obtain information about the investor’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some investors. The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a shareholder’s ability to resell shares of our common stock.

Our common stock is currently deemed to be “penny stock”, which makes it more difficult for investors to sell their shares.

Our common stock is currently subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share. These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the 5,705,996 shares of common stock subject to resale by the Selling Stockholder under this prospectus. We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the Selling Stockholder.

DIVIDEND POLICY

We presently intend to retain our earnings, if any, to finance the development and growth of our business and operations and do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future.

Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our Board and will depend on then-existing conditions, including our operating results, financial condition, contractual restrictions, capital requirements, business prospects, and other factors our Board may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We are a technology platform company which operates subsidiaries that provide TPA and value-oriented health plan services to employers that directly pay for employee health benefits. Our mission is to positively change healthcare for the benefit of (i) our Clients who are self-insured employers that pay for their employees’ healthcare benefits and engage us to administer the latter’s healthcare claims, and we refer to them as our “Clients”, (ii) employees and their family members who receive these healthcare benefits from our Clients, and we refer to them as our “Members”, and (iii) healthcare providers including, doctors, doctor groups, hospitals, clinics, and any other entities providing healthcare services or products, and we refer to them as the “Providers.” We provide affordable, intelligent, healthcare programs for self-insured employers in the U.S. We provide administrative services, and act as TPA to self-insured employers who provide healthcare benefits to their employees. Most of our Clients are small and medium-sized companies as well as local government entities.

Representation in the Financial Statements of Marpai, Inc.

The consolidated financial statements of Marpai, Inc and the discussion of the results of our operations in this prospectus, reflect the results of the operations of Marpai Health (and its subsidiary EYME) and Marpai Administrators for all periods presented, the results of Maestro Health since its acquisition on November 1, 2022 and the results of Marpai Captive Since its inception.

Results of Operations

The following summary of our results of operations should be read in conjunction with our audited financial statements for the years ended December 31, 2023 and 2022 and our unaudited interim financial statements for the three and nine months ended September 30, 2024 and 2023, which are included herein.

Comparison of the Three and Nine Months Ended September 30, 2024 and 2023

The following tables set forth our consolidated results of operations for the periods indicated.

(dollars in thousands)

	Three Months Ended September 30,
	2024	2023	Change	%
Revenue	$7,008	$8,729	$(1,721)	(19.7)%
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	5,033	5,691	(658)	(11.6)%
General and administrative	2,813	4,986	(2,173)	(43.6)%
Sales and marketing	345	1,842	(1,497)	(81.3)%
Information technology	1,273	1,269	4	0.3%
Research and development	7	267	(260)	(97.4)%
Depreciation and amortization	213	927	(714)	(77.0)%
Loss on disposal of assets	—	7	(7)	(100.0)%
Loss on sale of business unit	73	—	73	N/A
Facilities	311	769	(458)	(59.6)%
Total costs and expenses	10,068	15,758	(5,690)	(36.1)%
Operating loss	(3,060)	(7,029)	3,969	(56.5)%
Other income and (expenses)
Other income, net	119	130	(11)	(8.5)%
Interest expense, net	(620)	(383)	(237)	61.9%
Foreign loss gain	1	(14)	15	(107.1)%
Total other expense	(500)	(267)	(233)	(87.3)%
Loss before income taxes	(3,560)	(7,296)	3,736	51.2%
Income tax expense	—	—	—	—
Net loss	$(3,560)	$(7, 296)	$3,736	51.2%
Net loss per share, basic and fully diluted	$(0.30)	$(0.98)	$0.68	69.4%

	Nine months Ended September 30,
	2024	2023	Change	%
Revenue	$21,582	$28,448	$(6,866)	(24.1)%
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	15,078	18,530	(3,452)	(18.6)%
General and administrative	9,954	15,938	(5,984)	(37.5)%
Sales and marketing	1,383	5,494	(4,111)	(74.8)%
Information technology	3,608	4,775	(1,167)	(24.4)%
Research and development	22	1,291	(1,269)	(98.3)%
Depreciation and amortization	2,078	2,974	(896)	(30.1)%
Impairment of goodwill and intangible assets	7,588	—	7,588	N/A
Loss on disposal of assets	—	350	(350)	(100.0)%
Loss on sale of business unit	73	—	73	N/A
Facilities	1,197	1,918	(721)	(37.6)%
Total costs and expenses	40,981	51,270	(10,289)	(20.1)%
Operating loss	(19,399)	(22,822)	3,423	(15.0)%
Other income and (expenses)
Other income (expense), net	360	231	129	55.8%
Interest expense, net	(1,890)	(1,102)	(788)	71.5%
Foreign exchange loss	(3)	(32)	29	(90.6)%
Total other expense	(1,533)	(903)	(630)	69.8%
Loss before income taxes	(20,932)	(23,725)	2,793	(11.8)%
Income tax expense	—	—	—	—
Net loss	$(20,932)	$(23,725)	$2,793	(11.8)%
Net loss per share, basic and fully diluted	$(1.96)	$(3.62)	$1.66	45.9%

Revenues and Cost of Revenue

During the three months ended September 30, 2024 and 2023, our total revenue was $7.0 million and $8.7 million, respectively, representing a decrease in revenue of $1.7 million. The decline is primarily due to customer turnover. The market is evolving, and we are adapting our approach to better serve our customers’ needs. While we have seen some customer turnover, we are confident that our new initiatives will lead to long-term revenue growth.

During the nine months ended September 30, 2024 and 2023, our total revenue was $21.6 million and $28.4 million, respectively, representing a decrease in revenue of $6.9 million. The decline is primarily due to customer turnover. The market is evolving, and we are adapting our approach to better serve our customers’ needs. While we have seen some customer turnover, we are confident that our new initiatives will lead to long-term revenue growth.

Total revenues consist of fees that we charge our customers in consideration for administering their self-insured healthcare plans as well as fees that we receive for ancillary services such as care management, case management, cost containment services, and other services provided to our customers by us or other vendors.

During the three months ended September 30, 2024 and 2023, our cost of revenue exclusive of depreciation and amortization was $5.0 million and $5.7 million, respectively, representing a decrease of $658 thousand, in line with the decrease in revenue.

During the nine months ended September 30, 2024 and 2023, our cost of revenue exclusive of depreciation and amortization was $15.1 million and $18.5 million, respectively, representing a decrease of $3.5 million, in line with the decrease in revenue.

Total cost of revenues consists of (i) service fees, which primarily include vendor fees associated with the client’s benefit program selections, (ii) the direct labor cost associated with claim management and processing services, and (iii) direct labor costs associated with providing customer support and services to the clients, members, and other external stakeholders.

General and Administrative Expenses

We incurred $2.8 million of general and administrative expenses for the three months ended September 30, 2024 compared to $5.0 million for the three months ended September 30, 2023, a decrease of $2.2 million. The reason for the decrease is due to (i) the actions taken throughout 2023 and the first nine months of 2024 to aligning the two TPA companies into one amounting to approximately $2.2 million in savings and (ii) the elimination of non value-added services amounting to approximately $640 thousand in savings.

We incurred $10.0 million of general and administrative expenses for the nine months ended September 30, 2024 compared to $15.9 million for the nine months ended September 30, 2023, a decrease of $6.0 million. The reason for the decrease is due to (i) the actions taken throughout 2023 and the first nine months of 2024 to aligning the two TPA companies into one amounting to approximately $4.7 million in savings and (ii) the elimination of non value-added services amounting to approximately $1.4 million in savings.

Sales and Marketing Expenses

We incurred $345 thousand of sales and marketing expenses for the three months ended September 30, 2024 compared to $1.8 million for the three months ended September 30, 2023, a decrease of $1.5 million. The reason for the decrease is due to the actions taken throughout 2023 and the first nine months of 2024 to align the two TPA companies into one amounting to approximately $1.5 million in savings.

We incurred $1.4 million of sales and marketing expenses for the nine months ended September 30, 2024 compared to $5.5 million for the nine months ended September 30, 2023, a decrease of $4.1 million. The reason for the decrease is due to the actions taken throughout 2023 and the first nine months of 2024 to align the two TPA companies into one amounting to approximately $4.1 million in savings.

Information Technology Expenses

We incurred $1.3 million of information technology expenses for the three months ended September 30, 2024 compared to $1.3 million for the three months ended September 30, 2023, an increase of $4 thousand.

We incurred $3.6 million of information technology expenses for the nine months ended September 30, 2024 compared to $4.8 million for the nine months ended September 30, 2023, a decrease of $1.2 million. The reason for the decrease is due to the actions taken throughout 2023 and the first nine months of 2024 to align the two TPA companies into one amounting to approximately $1.2 million in savings.

Research and Development Expenses

We incurred $7 thousand of research and development expenses for the three months ended September 30, 2024 compared to $267 thousand for the three months ended September 30, 2023, a decrease of $260 thousand. The decrease is attributable to focusing our efforts and eliminating certain development projects amounting to approximately $260 thousand.

We incurred $22 thousand of research and development expenses for the nine months ended September 30, 2024 compared to $1.3 million for the nine months ended September 30, 2023, a decrease of $1.3 million. The decrease is attributable to focusing our efforts and eliminating certain development projects amounting to approximately $1.3 million.

Depreciation and Amortization

We incurred $213 thousand of depreciation and amortization expenses for the three months ended September 30, 2024 compared to $927 thousand for the three months ended September 30, 2023, a decrease of $714 thousand. This decrease was primarily due to the impairment of intangibles in September of 2024 of $273 thousand and a reduction due to software amortization by approximately $434 thousand.

We incurred $2.1 million of depreciation and amortization expenses for the nine months ended September 30, 2024 compared to $3.0 million for the nine months ended September 30, 2023, a decrease of $896 thousand. This decrease was primarily due to a reduction by approximately $203 thousand in the depreciation of assets that were disposed of during the prior year, the impairment of intangibles in September of 2024 of $273 thousand and software becoming fully amortized in 2024 amounting to approximately $470 thousand, partially offset by the new patents placed into service during 2024 amounting to approximately $65 thousand.

Impairment of Goodwill and Intangible Assets

The Company conducts an annual impairment test of goodwill and intangible assets at December 31st or if events or circumstances exist that would indicate that the Company’s goodwill may be impaired. As circumstances changed during the three months ended June 30, 2024, that would, more likely than not, reduce the Company’s fair value below its net equity value, the Company performed qualitative and quantitative analyses of the potential impairment of its goodwill and intangible assets, specifically evaluating trends in market capitalization, current and future cash flows, revenue growth rates, and the impact of macroeconomic conditions on the Company and its performance. Based on the analysis performed, the Company determined that its goodwill and intangible assets were fully impaired in June 2024 due to the continuation of revenues being below management’s expectations, continued operating losses and negative operating cash flows, reductions in the Company’s stock price and market capitalization, and the delisting from the Nasdaq and subsequent transition to the OTCQX market in the second quarter of 2024 where the Company’s common stock has been thinly traded. As a result, the Company recorded a goodwill and intangible asset impairment charge in the amount of $7.6 million in June 2024, which is reflected in the nine months ended September 30, 2024.

Interest Expense, net

We incurred $620 thousand of interest expense for the three months ended September 30, 2024 compared to $383 thousand for the three months ended September 30, 2023, an increase of $237 thousand. Interest expense increased primarily due to the debt to Libertas Funding LLC (“Libertas”) and JGB Collateral LLC (“JGB”) which was partially offset by the decrease in interest due to AXA S.A., a French société anonyme (“AXA”) for the acquisition of Maestro being partially paid down in 2023.

We incurred $1.9 million of interest expense for the nine months ended September 30, 2024 compared to $1.1 million for the nine months ended September 30, 2023, an increase of $788 thousand. Interest expense increased primarily due to the debt to and JGB which was partially offset by the decrease in interest due to AXA for the acquisition of Maestro being partially paid down in 2023.

Comparison of the Years Ended December 31, 2023 and 2022

	Years Ended December 31,
	2023	2022	Change	%
Revenue
Revenue	$37,155,050	$24,341,874	$12,813,176	53%
Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	24,239,117	17,136,330	7,102,787	41%
General and administrative	19,176,895	12,318,529	6,858,366	56%
Sales and marketing	6,596,981	6,938,513	(341,532)	-5%
Information technology	5,834,255	6,372,795	(538,540)	-8%
Research and development	1,311,695	3,708,068	(2,396,373)	-65%
Depreciation and amortization	3,896,833	3,538,237	358,596	10%
Impairment of goodwill	3,017,600	—	3,017,600	n/a
Facilities	2,472,192	1,012,827	1,459,365	144%
Loss on disposal of asset	335,106	273,430	61,676	23%
Gain on Sale of Business Unit	(1,748,641)	—	(1,748,641)	n/a
Total Costs and Expenses	65,132,033	51,298,729	13,833,304	27%
Operating Loss	(27,976,983)	(26,956,855)	(1,020,128)	4%
Other income and (expenses)
Other income, net	488,869	234,472	254,397	108%
Interest expense, net	(1,527,449)	(266,778)	(1,260,671)	473%
Foreign exchange loss	(26,475)	(361)	(26,114)	7234%
Total other expense	(1,065,055)	(32,667)	(1,032,388)	3160%
Loss before income taxes	(29,042,038)	(26,989,522)	(2,052,516)	8%
Income tax benefit	(290,138)	(521,132)	230,994	-44%
Net Loss	$(28,751,900)	$(26,468,390)	$(2,283,510)	9%
Net loss per share, basic and fully diluted	$(4.14)	$(5.23)	$1.09	-21%

Revenue and Cost of Revenue

During the years ended December 31, 2023 and 2022, our total revenue was $37,155,050 and $24,341,874 respectively. Revenues increased mainly owing to the addition of revenue derived from Maestro Health amounting to $16,683,732 (which was not included in our operating results prior to its acquisition on November 1, 2022), new services offered to existing Clients amounting to $292,811, and captive revenue of $325,905 partially offset by a decline of $4,080,498 in revenue due to the termination by the Company, effective September 2022, of a contract with a Client that failed to meet its contractual obligations. Total revenues consist of fees that we charge Clients in consideration for administering their self-insured healthcare plans as well as fees that we receive for ancillary services such as care management, case management, cost containment services, and other services provided to our customers by us or other vendors.

During the years ended December 31, 2023 and 2022, our cost of revenue exclusive of depreciation and amortization was $24,239,117 and $17,136,330, respectively. The main reason for the increase in the cost of revenue was due to the addition of Maestro Health's cost of revenue, which amounted to $8,800,986 and were not included in our operating results prior the Maestro Acquisition, and an increase in cost of revenues amounting to $1,211,882 relating to the addition of a large customer, partially offset by the reduction in the cost of revenues amounting to $2,874,938 relating to the termination of the customer contract described above.

Total cost of revenues consists of (i) service fees, which primarily include vendor fees associated with the Client’s benefit program selections, (ii) the direct labor costs associated with claim management and processing services, and (iii) direct labor costs associated with providing customer support and services to the Clients, Members, Providers, and other external stakeholders as well as direct labor costs associated with care and case management services.

Research and Development Expenses

We incurred $1,311,695 of research and development expenses for the year ended December 31, 2023 compared to $3,708,068 for the year ended December 31, 2022, a decrease of $2,396,373. The decrease is attributable to (i) decreased expenditures in EYME amounting to approximately $1,415,068, associated primarily with a lower number of research and development employees during 2023 as compared to 2022, (ii) a decrease in employee stock based compensation of $326,411, and (iii) in 2022, there was an allocation of $654,894 of the President of Production and Development’s time to research and development expenses, with no allocation of such time to research and development in 2023 due to the change in the President of Production and Development’s job responsibilities.

General and Administrative Expenses

We incurred $19,176,895 of general and administrative expenses for the year ended December 31, 2023 compared to $12,318,529 for the year ended December 31, 2022, an increase of $6,858,366. The increase is due to general and administrative expenses generated by the acquisition of Maestro Health amounting to $6,759,171 (which were not included in the operating results of the Company prior to the Maestro Acquisition).

Sales and Marketing Expenses

We incurred $6,596,981 of sales and marketing expenses for the year ended December 31, 2023 compared to $6,938,513 for the year ended December 31, 2022, a decrease of $341,532. This decrease in sales and marketing expenses was primarily due to the reduction in outside marketing of $953,029, reduced trade show cost of $492,371, partially offset by sales and marketing expenses generated by Maestro Health amounting to $1,116,283 (which were not included in the operating results of the Company prior to the Maestro Acquisition).

Information Technology Expenses

We incurred $5,834,255 of information technology expenses for the year ended December 31, 2023 compared to $6,372,795 for the year ended December 31, 2022, a decrease of $538,540. The decrease in information technology expenses was due to employee reassignment due to department reorganization of approximately $826,000 (ii) in 2022, there was an allocation of $654,894 of the President of Production and Development’s time to information technology expenses, with no allocation of such time to information technology in 2023 due to the change in the President of Production and Development’s job responsibilities, offset by additional information technology expenses generated by Maestro Health amounting to $2,279,090 (which were not included in the operating results of the Company prior to the Maestro Acquisition).

Facilities expenses, depreciation and amortization

We incurred facilities expenses of $2,472,192 and depreciation and amortization expenses of $3,896,833 for the year ended December 31, 2023 compared to facilities expenses of $1,012,827 and depreciation expenses of $3,538,237 for the year ended December 31, 2022. These increases were due to facilities expenses of $1,255,094 and depreciation and amortization expense of $381,119 generated by Maestro Health (which were not included in the operating results of the Company prior to the Maestro Acquisition).

Loss on Disposal of Assets

We incurred a $335,106 loss on disposal of assets for the year ended December 31, 2023, compared to $273,430 for the year ended December 31, 2022. This increase was primarily due to disposal of furniture and leasehold improvement assets that were no longer needed as the lease terms ended.

Gain on Sale of Business Unit

For the year ended December 31, 2023 we realized a $1,748,641 gain on sale of our non-core FSA/HSA business unit.

Interest Expense, net

We incurred $1,527,449 of interest expense for the year ended December 31, 2023, compared to $266,778 for the year ended December 31, 2022, an increase of $1,260,671. Interest expense increased primarily due to the interest accrued on outstanding debt relating to the acquisition of Maestro Health which closed on November 1, 2022.

Net Loss

Net loss for the year ended December 31, 2023 amounted to $28,751,900 as compared to a loss of $26,468,390 for the year ended December 31, 2022. The increase in the net loss was due to increased general and administrative expenses, facilities, and goodwill impairment, partially offset by reductions in sales and marketing expenses, information technology expenses, and research and development expenses, for the reasons mentioned above.

Loss per share for the year ended December 31, 2023 was $4.14, as compared to $5.23 loss per share for the year ended December 31, 2022. The loss per share for the year ended December 31, 2023 decreased mainly as a result of an increase in our weighted average number of shares due to the issuance of additional shares during the year ended December 31, 2023. The increase in weighted average common shares outstanding primarily reflects as a result of the issuances of new shares of common stock in April 2023.

Liquidity and Capital Resources

As of September 30, 2024, we had an accumulated deficit of approximately $97.7 million, unrestricted cash and cash equivalents of approximately $830 thousand and negative working capital of approximately $3.3 million. For the nine months ended September 30, 2024, we recognized a net loss of approximately $20.9 million and negative cash flows from operations of approximately $10.3 million.

We have spent most of our cash resources on funding our operating activities. Through September 30, 2024, we have financed our operations primarily with the proceeds from loans, the issuance of convertible promissory notes and warrants, and sales of our equity securities.

On January 16, 2024, we entered into a securities purchase agreement (the “Second SPA”) with certain Company insiders consisting of HillCour Investment Fund, LLC (“HillCour”), an entity controlled by our Chief Executive Officer, our Chairman, and one of our directors, pursuant to which we agreed to issue and sell 1,322,100 shares of Common Stock in a private placement, at a purchase price of $0.9201 per share (or the consolidated closing bid price of our Common Stock on Nasdaq as of January 16, 2024).

On April 15, 2024, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with each of the purchasers that are parties thereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”) and JGB. Pursuant to the terms of the Purchase Agreement, on April 15, 2024, the Company issued the Senior Secured Convertible Debentures (the “Debentures”) due on April 15, 2027, for a principal sum of $11.83 million, subject to the redemption of $5 million at the Company’s election. In accordance with the Purchase Agreement JGB purchased an aggregate of $6.35 million in principal amount of the Debentures. On June 21, 2024, the Company elected not to redeem an additional $5 million of the Debentures with JGB.

On August 28, 2024, we entered into a securities purchase agreement with two investors, including HillCour, pursuant to which we agreed to issue and sell an aggregate of 2,702,702 shares of its Common Stock (of which HillCour purchased 1,351,351 shares of Common Stock) in a private placement, at a purchase price of $0.481 per share (or the closing bid price of the Company’s Common Stock on OTCQX as of August 28, 2024).

On December 5, 2024, we entered into a securities purchase agreement with four investors, including Yaron Eitan, the Company’s Chairman, Steve Johnson, our Chief Financial Officer and John Powers, our President and Chief Operating Officer, pursuant to which we agreed to issue and sell an aggregate of 621,194 shares of our Common Stock (of which Mr. Eitan purchased 110,619 shares of Common Stock, Mr. Johnson purchased 5,000 shares of Common Stock and Mr. Powers purchased 10,000 shares of Common Stock) in a private placement, at a purchase price of $1.13 per share (or the closing bid price of the Common Stock on OTCQX as of December 5, 2024).

Management continues to evaluate additional funding alternatives and is seeking to raise additional funds through the issuance of equity or debt securities.

If we are unable to raise additional capital moving forward, our ability to operate in the normal course and continue to invest in our product portfolio may be materially and adversely impacted and we may be forced to scale back operations or divest some or all of our assets.

As a result of the above, in connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that our liquidity condition raises substantial doubt about our ability to continue as a going concern through twelve months from the date these condensed consolidated financial statements are available to be issued. The condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Cash Flows

The following tables summarizes selected information about our sources and uses of cash and cash equivalents for the nine months ended September 30, 2024 and 2023:

Comparison of the Nine Months Ended September 30, 2024 and 2023

(in thousands)

	Nine months Ended September 30,
	2024	2023
Net cash used in operating activities	$(10,251)	$(15,324)
Net cash provided by investing activities	—	27
Net cash provided by financing activities	8,567	6,432
Net decrease in cash and cash equivalents and restricted cash	$(1,684)	$(8,865)

Net Cash Used in Operating Activities

Net cash used in operating activities totaled $10.3 million for the nine months ended September 30, 2024, a decrease of $5.0 million as compared to $15.3 million for the nine months ended September 30, 2023. The primary reason for the decrease was the reduction in our net loss from the prior year. Net cash used in operating activities was primarily driven by our net loss for the period of $20.9 million, net of (i) non-cash items totaling $14.1 million and (ii) a decrease in net working capital items amounting to $3.4 million.

Net Cash Provided by Investing Activities

A total of $0 was provided by investing activities in the nine months ended September 30, 2024 a decrease of $27 thousand as compared to $27 thousand for the nine months ended September 30, 2023. The primary reason for the decrease was no disposal of property and equipment.

Net Cash Provided by Financing Activities

A total of $8.6 million was received from financing activities during the nine months ended September 30, 2024, an increase of $2.1 million compared to $6.4 million for the nine months ended September 30, 2023. The net proceeds for 2024 were provided from private offerings of common stock of $4.0 million, net proceeds from the Debentures of $5.5 million, proceeds from the sale of future cash receipts on accounts receivable of $1.5 million partially offset by the repayment of the AXA loan of $631 thousand, and payments to the buyer of receivables of $1.8 million. The net proceeds for 2023 were provided from the public offering of common stock of $6.4 million.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the applicable periods. We evaluate our estimates, assumptions and judgments on an ongoing basis. Our estimates, assumptions and judgments are based on historical experience and various other factors that we believe to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of our condensed consolidated financial statements, which, in turn, could change the results from those reported.

New Accounting Pronouncements

We have considered recently issued accounting pronouncements and do not believe the adoption of such pronouncements will have a material impact on our condensed consolidated financial statements.

Liquidity and Capital Resources for the year Ended December 31, 2023

As of December 31, 2023, we had an accumulated deficit of approximately $76.7 million, short-term debt of $0.6 million, long-term debt of $19.4 million, unrestricted cash of approximately $1.1 million and negative working capital of approximately $3.8 million.

We have spent most of our cash resources on funding our operating activities. Through December 31, 2023,we financed our operations primarily with the proceeds from the issuance of convertible promissory notes and warrants as well as sales of our equity securities.

In accordance with the terms of the AXA Agreement, $2,294,751, or 35% of the net proceeds from the offering, were expected to be used to pay down the debt to the seller. Based on an agreement reached with the seller 50% of the amount due or $1,147,376 was paid to the seller on July 19, 2023, and the balance will be paid no later than September 18, 2023. On September 18, 2023, we paid AXA $200,000 towards fulfilling our obligation to pay the remaining $1,147,375, and AXA agreed to receive the remaining balance of $947,375 over the course of six payments of $157,896 no later then April 2024. We expect to complete our obligation in the allotted time frame.

Management continues to evaluate additional funding alternatives and is seeking to raise additional funds through the issuance of equity or debt securities.

If we are unable to raise additional capital moving forward, our ability to operate in the normal course and continue to invest in its product portfolio may be materially and adversely impacted and we may be forced to scale back operations or divest some or all of our assets.

As a result of the above, in connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that our liquidity condition raises substantial doubt about our ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

On December 14, 2023, we, through Maestro Health, entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Payflex Systems USA, Inc. (“Payflex”), pursuant to which we agreed to sell certain of our assets relating to our consumer directed benefits business. Pursuant to the Asset Purchase Agreement, Payflex agreed to pay us $1 million in cash as well as assume certain liabilities. In addition, provided that two customer agreements remain in place by January 1, 2025 and September 1, 2024, respectively, Payflex shall pay an additional contingent fee of $500,000 per Client. The Asset Purchase Agreement contains customary representations and warranties and covenants. The transaction contemplated by the Asset Purchase Agreement closed on December 14, 2023.

On December 14, 2023, we entered into a securities purchase agreement (the “First SPA”) with HillCour Investment Fund, LLC, an entity controlled by our Chief Executive Officer, Damien Lamendola, pursuant to which we agreed and sold 150,000 shares of common stock in a private placement, at a purchase price of $1.97 per share.

On January 16, 2024, we entered into a securities purchase agreement (the “Second SPA”) with certain Company insiders consisting of HillCour Investment Fund, LLC, our Chairman, Yaron Eitan, and one of our directors, Robert Pons, pursuant to which we agreed and sold 1,322,100 shares of our common stock in a private placement, at a purchase price of $0.9201 per share (the consolidated closing bid price of our common stock on Nasdaq as of January 16, 2024). The securities issued in the First SPA and Second SPA are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. The securities have not been registered under the Securities Act and may not be sold in the United States absent registration or an exemption from registration.

On February 5, 2024, we entered into an Agreement of Sale of Future Receipts (the “Libertas Agreement”) with Libertas Funding LLC (“Libertas”) to sell future receipts totaling $2,193,000 for a purchase price of $1,700,000. The future receipts sold were to be delivered weekly to Libertas at predetermined amounts over a period of nine months. The agreement contains an early delivery discount fee for delivering the future receivables before the expatriation of the Libertas Agreement and other provisions. Our Chief Executive Officer, Damien Lamendola, provided a guarantee for the funding agreement through various entities he controls.

On March 7, 2024, we entered into a securities purchase agreement with HillCour Investment Fund, LLC, an entity controlled by the Company’s Chief Executive Officer, Damien Lamendola, pursuant to which we agreed to and sold 910,000 shares of common stock in a private placement, at a purchase price of $1.65 per share.

Cash Flows

The following table summarizes selected information about our sources and uses of cash, cash equivalents and restricted cash for the years ended December 31, 2023 and 2022:

Comparison of the Years Ended December 31, 2023 and 2022

	Year Ended December 31,
	2023	2022
Net cash used in operating activities	$(15,749,206)	$(35,239,299)
Net cash (used in) provided by investing activities	1,026,912	32,422,576
Net cash provided by financing activities	5,096,562	196
Net decrease in cash and cash equivalents and restricted cash	$(9,625,732)	$(2,816,527)

Net Cash Used in Operating Activities

Net cash used in operating activities totaled $15,749,206 for the year ended December 31, 2023 and $35,239,299 for the year ended December 31, 2022, a decrease of $19,490,093 in net cash used in operations. Net cash used in operating activities for the year ended December 31, 2023 was primarily driven by our net loss for the year of $28,751,900 partially offset by non-cash items totaling approximately $10,658,231 as well as a decrease in net working capital items amounting to approximately $2,344,462.

Net Cash Provided by Investing Activities

A total of $1,026,912 was used in investing activities in the year ended December 31, 2023 and $32,422,576 provided the year ended December 31, 2022, a decrease of $31,395,664. The decrease in net cash provided by investing activities was mainly due to the cash and restricted cash acquired as part of the Maestro Health Acquisition during the year ended December 2022, partially offset by proceeds from sale of a business unit of $1,000,000 during the year ended December 31, 2023.

Net Cash Provided by Financing Activities

Financing activities provided net cash of $5,096,562 and $196 during the years ended December 31, 2023 and 2022, respectively. In 2023 the cash provided from financing activities was primarily from common stock issuances in a public offering offset by the repayment of the AXA Loan of $1,663,168 compared to 2022 when it was related to proceeds from the exercise of options.

Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the applicable periods. We evaluate our estimates, assumptions and judgments on an ongoing basis. Our estimates, assumptions and judgments are based on historical experience and various other factors that we believe to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of our consolidated financial statements, which, in turn, could change the results from those reported.

Critical accounting policies that were impacted by the estimates, judgments and assumptions used in the preparation of our consolidated financial statements are discussed below.

Capitalized Software

We comply with the guidance of ASC Topic 350-40, “Intangibles — Goodwill and Other — Internal Use Software”, in accounting for the Company’s internally developed system projects that we utilize to provide our services to customers. These system projects generally relate to the Company’s software that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Once a project has reached the development stage, we capitalize direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements are capitalized, whereas costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project by- project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three to five years. Amortization commences when the software is available for its intended use.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. We operate in one reporting segment and reporting unit; therefore, goodwill is tested for impairment at the consolidated level. First, we assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than it’s carrying amount. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we conduct a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, we recognize an impairment loss in the consolidated statement of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. We perform the annual goodwill impairment test on December 31, 2023. The Company’s analysis led to the write off of approximately $3.0 million in goodwill.. We performed a quarterly impairment test on June 30, 2024. The Company’s Analysis led to the write off of the approximate remainder of $3.0 million in goodwill.

Income Taxes

We account for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis, net operating losses, tax credit and other carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates when the assets and liabilities are expected to be realized or settled. We regularly review deferred tax assets for realizability and establishes valuation allowances based on available evidence including historical operating losses, projected future taxable income, expected timing of the reversals of existing temporary differences, and appropriate tax planning strategies. If our assessment of the realizability of a deferred tax asset changes, an increase to a valuation allowance will result in a reduction of net earnings at that time, while the reduction of a valuation allowance will result in an increase of net earnings at that time.

We follow ASC Topic 740-10-65-1 in accounting for uncertainty in income taxes by prescribing rules for recognition, measurement, and classification in financial statements of tax positions taken or expected to be in a tax return. This prescribes a two-step process for the financial statement measurement and recognition of a tax position. The first step involves the determination of whether it is more likely than not (greater than 50 percent likelihood) that a tax position will be sustained upon examination, based on the technical merits of the position. The second step requires that any tax position that meets the more likely than not recognition threshold be measured and recognized in the financial statements at the largest amount of benefit that is a greater than 50 percent likelihood of being realized upon ultimate settlement. This topic also provides guidance on the accounting for related interest and penalties, financial statement classification and disclosure. Our policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. We have no uncertain tax positions or related interest or penalties requiring accrual on December 31, 2023 and December 31, 2022.

Revenue Recognition

We recognize revenue when control of the promised services is transferred to our customers in an amount that reflects the consideration expected to be entitled to in exchange for those services. As we complete our performance obligations, which are identified below, we have an unconditional right to consideration, as outlined in our contracts.

All of our contracts with customers obligate us to perform services. Services provided include health and welfare administration, dependent eligibility verification, COBRA administration, benefit billing, clinical care, and cost containment. Revenue is recognized over time as services are provided as the performance obligations are satisfied through the effort expended to research, investigate, evaluate, document, and report claims, and control of these services is transferred to the customer. We have the right to receive payment for all services rendered.

The transaction price of a contract is the amount of consideration to which we expect to be entitled in exchange for transferring promised goods or services to a customer.

To determine the transaction price of a contract, we consider our customary business practices and the terms of the contract. For the purpose of determining transaction prices, we assume that the services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified.

Our contracts with customers have fixed fee prices that are denominated per employee per month. We include amounts of variable consideration in a contract’s transaction price only to the extent that it is probable that the amounts will not be subject to significant reversals (that is, downward adjustments to revenue recognized for satisfied performance obligations). In determining amounts of variable consideration to include in a contract’s transaction price, we rely on our experience and other evidence that supports our qualitative assessment of whether revenue would be subject to a significant reversal. We consider all the facts and circumstances associated with both the risk of a revenue reversal arising from an uncertain future event and the magnitude of the reversal if that uncertain event were to occur.

Share-Based Compensation

We account for share-based awards issued to employees in accordance with ASC Topic 718, “Compensation—Stock Compensation”. In addition, we issue share-based compensation to non-employees in exchange for consulting services and accounts for these in accordance with the provisions of Accounting Standards Update (“ASU”) 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting” (“ASU 2018-07”). Compensation expense is measured at the grant date, based on the calculated fair value of the award, and recognized as an expense over the requisite service period, which is generally the vesting period of the grant. For modification of share-based payment awards, we record the incremental fair value of the modified award as share-based compensation on the date of modification for vested awards or over the remaining vesting period for unvested awards. The incremental compensation is the excess of the fair value of the modified award on the date of modification over the fair value of the original award immediately before the modification. The sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date is recognized over the requisite service period.

We estimate the expected term of our stock options granted to employees using the simplified method, whereby the expected term equals the average of the vesting term and the original contractual term of the option. We utilize this method as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. For stock options granted to non-employees, we utilize the contractual term of the option as the basis for the expected term assumption. All other assumptions used to calculate the grant date fair value are generally consistent with the assumptions used for options granted to employees. For the purpose of calculating share-based compensation, we estimate the fair value of stock options using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The expected volatility is based on the historical volatility of company data while the expected life of the stock options is based on historical and other economic data trended into the future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected option term. The dividend yield assumption is based on our history and expectation of no dividend payouts.

If factors change and we employ different assumptions, share-based compensation expense may differ significantly from what has been recorded in the past. If there is a difference between the assumptions used in determining share-based compensation expense and the actual factors which become known over time, specifically with respect to anticipated forfeitures, we may change the input factors used in determining share-based compensation costs for future grants. These changes, if any, may materially impact our results of operations in the period such changes are made. Incremental compensation costs arising from subsequent modifications of awards after the grant date are recognized when incurred. In addition, we account for forfeitures of awards as they occur. For share-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met.

BUSINESS

Our Business

Marpai, Inc. is a technology platform company, which operates as a national TPA through its subsidiaries, which uses AI and data analytics combined with cost containment programs to help our Clients lower their cost of healthcare by enabling better health outcomes for their employees and families. Our mission is to positively change healthcare for the benefit of (i) our Clients who are self-insured employers that pay for their employees’ healthcare benefits and engage us to administer the Members' healthcare claims, and we refer to them as our “Clients”, (ii) employees and their family members who receive these healthcare benefits from our Clients, and we refer to them as our “Members”, and (iii) healthcare providers including, doctors, doctor groups, hospitals, clinics, and any other entities providing healthcare services or products, and we refer to them as the “Providers.” We provide affordable, intelligent, healthcare programs for self-insured Clients in the U.S.

Market Overview

According to the CMS, in 2022 U.S. healthcare spending reached $5 trillion, creating significant market opportunities for technology and service providers who help manage costs, improve member experience, and provide other solutions to health plans and plan sponsors.

More employers, particularly among the small and mid-sized enterprises ("SME"), are taking advantage of innovative captive and consortium models to move towards self-insuring and gaining greater control over their healthcare spending compared to the fully insured model. Self-insuring enables an employer to capture the margin an insurance company would otherwise take while also enabling significant savings as an employer does a better job managing its member population.

Health plans and employers increasingly looking for technologies and strategies to control costs, including payment integrity, care management, care navigation, reference-based pricing, claims repricing, centers of excellence, specialty/narrow networks, and subrogation.

Point solutions continue to consolidate while TPAs and direct primary care providers have become increasingly strategic relationships for the SME and a natural consolidator of cost containment technologies and services.

Market Opportunities

Since 1999, there has been a nearly 47% increase in employee lives shifting to self-funded plans according to the Kaiser Family Foundation. Marpai is transforming the self-funded employer health plan market through cutting-edge technology and an exclusive Marpai Saves network for enhanced outcomes and reduced cost.

Our goal is to use our Clients’ claim data to identify in advance potential healthcare issues. We provide the tools for our Members, who are mindful and stay out of their way. We support those Members who may need additional support to address health concerns at an earlier stage, allowing for more cost-effective treatment

Our Products and Services

We derive our revenues from three general sources: Health Plan Administration services, Ancillary In-House services, and Third-Party Vendor services.

Health Plan Administration Services

Our core service offering includes handling all aspects of administration related to a healthcare plan. We typically design for our Client a healthcare benefit plan which allows the Client to define the coverage it would like to provide to its employees. We then manage the plan for the Client by providing the following services:

●	Providing Members access to a provider network via relationships with Aetna, Cigna, and regional networks;

●	Answering Members’ calls and requests related to their health plan via phone, email and via our mobile app;

●	High touch services to help Members find providers and care management as well as to answer questions, including claims and benefits;

●	Validating and adjudicating claims from Members, including automated adjudication;

●	Promoting health and use of high-quality medical professionals to the Member population;

●	Paying claims on behalf of our Clients; and

●	Sourcing stop-loss insurance via our underwriters.

We do not bear the financial risk with respect to the cost of the claims for any Client. The risk is borne by the self-insured Clients and insurance companies, if the Client purchased stop-loss insurance policies to protect themselves from having higher than planned healthcare costs. We sell complementary services to our Clients including care management, case management, actuarial services, and bill review services. Our margin on these services varies greatly, but each service makes the overall package for our Clients more complete.

In-House Ancillary Services

Our In-House Ancillary Services are derived from our in-house products related to our role as the administrator of the Clients' health plans but are ancillary to paying claims such as;

Clinical Care Management – a nurse-led, proactive guide for at-risk Members across the care continuum so they get the right high-quality care at the right time and avoid excessive, inappropriate, and overpriced care. Instead of simply treating a condition, the nurses take a personal, holistic approach, to help Members.

Repricing Insights – out-of-network claims are a reality for any health plan. This product encompasses all the negotiation and adjudication related to out-of-network claims. Clients often save up to 60% on their out-of-network claims versus the initial billed amount.

Marpai PACCS – Pharmacy Advocacy Cost Containment Solution is our Member-driven pharmacy savings program that focuses on specialty and high-cost medications designed to generate up to 75% savings.

MarpaiRx – our new, national pharmacy benefit management program that saves Clients and Members money and delivers a high-touch Member experience. We grant access to prescriptions at affordable rates and coordinate pharmacy and medical benefits to ensure that the right care is delivered and paid for in a way that reduces the overall cost of healthcare. We disclose all rebate information to our clients.

Third Party Services

Some of our revenues are derived from services that are provided to our Clients and Members by third party vendors. We typically pass through most of these revenues to these vendors and their contribution to our gross profit is relatively small. These services include network access fees that are charged by the provider networks (such as Aetna or Cigna) which are used by our Members when they visit network providers (doctors, hospitals etc.) as well as some cost containment services, and other services provided by third party vendors (i.e. not by us).

Company Goals

●	We strive to be the leader in affordable, intelligent, healthcare for self-funded employers.

●	Our approach delivers enhanced quality, lower healthcare costs and improved outcomes for our members.

●	We are utilizing our competency in AI to drive efficiencies in operations and increase profitability.

●	We will apply the lessons learned through our recent acquisition of Maestro Health to develop a “plug and play” roadmap to potentially integrate future TPA acquisitions.

●	We see a significant opportunity to capitalize on the large fragmented TPA market with favorable macro-economic trends.

Technology Delivers Superior Value – Marpai Saves

We bring deep learning and data analytics to the rapidly growing, TPA sector to deliver affordable, intelligent, healthcare to employers and their health plan members. We proactively engage Members in an effort to reduce avoidable, excessive, inappropriate and overpriced care. We use AI to identify and connect at-risk members to proven clinical solutions early, remind Members to have annual exams and guides them to low-cost, quality in-network providers. The myMarpai app is a personal health guide that gives members on-demand access to benefits, costs, deductibles, telehealth and more.

Government Regulation

Overview

The healthcare industry is highly regulated and continues to undergo significant changes as third-party payers, such as Medicare and Medicaid, traditional indemnity insurers, managed care organizations and other private payers, increase efforts to control cost, utilization, and delivery of healthcare services. Healthcare companies are subject to extensive and complex federal, state, and local laws, regulations, and judicial decisions.

Fraud and Abuse

Health care fraud and abuse laws have been enacted at the federal and state levels to regulate both the provision of services to government program beneficiaries and the methods and requirements for submitting claims for services rendered to such beneficiaries. In addition, certain fraud and abuse laws may extend to payer sources other than federal or state-funded programs. Under these laws, individuals and organizations can be penalized for various activities, including submitting claims for services that are not provided, are billed in a manner other than as actually provided, are not medically necessary, are provided by an improper person, are accompanied by an illegal inducement to utilize or refrain from utilizing a service or product, or are billed in a manner that does not comply with applicable government requirements. Both individuals and organizations are subject to prosecution under the criminal and civil fraud and abuse statutes relating to health care providers.

Noncompliance with the Anti-Kickback Law can result in civil, administrative and/or criminal penalties, restrictions on the ability to operate in certain jurisdictions, and exclusion from participation in Medicare, Medicaid or other federal healthcare programs. In addition, non-compliance can result in the need to curtail and/or restructure operations. Any penalties, damages, fines, exclusions, curtailment or restructuring of operations could adversely affect the ability to operate a business, financial condition, and results of operations. A violation of the Anti-Kickback Law can serve as a false or fraudulent claim for purposes of the civil False Claims Act and the civil monetary penalties statute.

The so-called Stark Law prohibits physician referrals of Medicare patients to an entity providing certain “designated health services” if the physician or an immediate family member of the physician has any financial relationship with the entity and the financial relationship does not fall within one of the enumerated exceptions to the Stark Law. The Stark Law also prohibits state receipt of federal Medicaid matching funds for services furnished pursuant to a prohibited referral. In addition to the Stark Law, many states have their own self-referral bans, which may extend to all self-referrals, regardless of the payer.

The federal False Claims Act imposes liability for the submission (or causing the submission) of false or fraudulent claims for payment to the federal government, including for certain violations of the Stark Law. The knowing and improper failure to return an overpayment can serve as the basis for a False Claims Act action and Medicare and Medicaid overpayments must be reported and returned within 60 days of identification. Furthermore, violation of the Stark Law also resulted in denial of payment for the underlying testing services. The private parties (known as “qui tam relators”) of the False Claims Act allow a private individual to bring an action on behalf of the federal government and to share in any amounts paid by the defendant to the government in connection with the action. Various states have enacted similar laws modeled after the False Claims Act that apply to items and services reimbursed under Medicaid and other state health care programs, and, in several states, such laws apply to claims submitted to all payers.

The federal Healthcare Fraud Statute prohibits the knowing and willful execution of a scheme to defraud any health care benefit program, including a private insurer. It also prohibits falsifying, concealing or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for health care benefits, items, or services. In addition, state analogs often prohibit similar conduct.

The federal False Claims Act also provides that private parties may bring an action on behalf of (and in the name of) the United States to prosecute a federal False Claims Act violation. These qui tam relators may share in a percentage of the proceeds that result from a federal False Claims Act action or settlement. A person or entity found to have violated the federal False Claims Act may be held liable for a per claim civil penalty. For penalties assessed after June 19, 2020, whose associated violations occurred after November 2, 2015, the penalties range from $11,665 to $23,331 for each false claim, plus three times the amount of damages sustained by the government. The minimum and maximum per claim penalty amounts are subject to annual increases for inflation.

Many states have also adopted some form of anti-kickback and anti-referral laws and false claims acts and civil monetary penalties and other fraud and abuse provisions that apply regardless of payer, in addition to items and services reimbursed under Medicaid and other state programs. A determination of liability under such laws could result in fines, penalties, and exclusion, as well as restrictions on the ability to operate in these jurisdictions.

State and Federal Privacy and Data Security Laws

The Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (HIPAA) and the Health Information Technology for Economic and Clinical Health Act of 2009 and its implementing regulations (HITECH) govern the collection, use, disclosure, maintenance and transmission of identifiable patient information (“Protected Health Information” or “PHI”). HIPAA and HITECH apply to covered entities, which may include health plans as well as to those entities that contract with covered entities (“Business Associates”). HITECH imposes breach notification obligations that require the reporting of breaches of “Unsecured Protected Health Information” or PHI that has not been encrypted or destroyed in accordance with federal standards. Furthermore, the regulations established standard data content and format requirements for submitting electronic claims and other administrative health transactions. Health care providers and health plans are required to use standard formats when transmitting claims, referrals, authorizations, and certain other transactions electronically. Business Associates are subject to potentially significant civil and criminal penalties for violating HIPAA.

In addition to HIPAA, we are subject to other state and federal laws and regulations that address privacy, data protection and the collection, storing, sharing, use, transfer, disclosure and protection of certain types of data. Such regulations include the CAN-SPAM Act, the Telephone Consumer Protection Act of 1991, Section 5(a) of the Federal Trade Commission Act, and the California Consumer Privacy Act (“CCPA”), as amended by the California Privacy Rights Act (“CPRA”), which, where applicable, provides consumers with additional privacy rights.

In addition, other federal and state laws afford additional protections to certain categories of sensitive information. Such protections are commonly afforded to substance abuse, mental health, or information concerning certain contagious diseases.

In addition to the federal privacy and security laws and regulations, most states have enacted data security laws, and breach notification laws, governing other types of personal data such as employee and customer information.

State Managed Care Laws

State insurance and managed care laws and regulations regulate contractual relationships with managed care organizations, utilization review programs and third-party administrator activities. These regulations differ from state to state, and may contain network, contracting, and financial and reporting requirements, as well as specific standards for delivery of services, payment of claims, and adequacy of health care professional networks. These laws may apply to us in the event we engage in business transactions with state managed care programs.

State Laws Governing Licensure of Healthcare Professionals

State professional licensing boards contain requirements for the licensure of health care professionals and typically require a healthcare professional who is providing professional services in that state to be licensed. Some state licensing boards specifically address the licensure of professionals who are providing services via telephone or other electronic means. The requirements for licensure generally apply where individuals are engaged in a licensed activity. If we elect to hire a licensed professional to engage in a licensed profession, those individuals may be subject to state licensing laws. In addition, hiring licensed professionals may implicate state prohibitions on the corporate practice of medicine.

Employees

As of December 31, 2023, we had a total of 162 full-time employees. None of them are parties to any labor agreements or are represented by a labor union. As we previously reported, we have made several reductions in our headcount primarily through attrition, elimination of duplicate positions, and the sale of a non-core operation late in 2023, resulting in a decrease in our number of employees.

Competition

Although we believe that the services we offer our Clients are differentiated, we operate in a highly competitive market. We only provide administrative services to self-insured employers who provide healthcare benefits to their employees. These self-insured employers can always elect to abandon self- insurance and simply buy medical insurance from one of the large players such as, Aetna, Cigna, or United Healthcare. There can be no assurances that our Clients or prospective Clients will remain self-insured for any given period. If the number of employers which choose to self-insure declines, the size of our targeted market will shrink.

Also, there are other technology-driven companies focused on creating a TPA business among self- insured employers. Like us, they provide machine learning predictions models targeted at measuring risks for their employees, identifying members susceptible to adverse healthcare events before they occur, and provide proactive guidance for preventive care. We compete with nearly 1,000 health insurance entities, all of whom are vying for the same business — the management of healthcare benefits for self-insured employers. There is only one TPA at a time for every employer wanting to provide health benefits via a self-insured model, and an employer may remain with the same TPA for many years. This means that although the market is very large, not all of it is accessible by us in any one year. In addition to the very large health insurance companies, there are new players in the market such as Collective Health, Bind Health Insurance, Bright Health Group (NYSE: BHG), Oscar Health, Inc. (NYSE: OSCR) and Centivo, which have all raised substantial venture capital funds, are pursuing a strategy similar to ours, and share our vision to use technology to transform the healthcare payer space. We believe that like us, Collective Health and Clover Health are also targeting at self-insured employers. Although all of them are relatively young companies, they have products in the market and are known to provide technology- driven TPA services. These companies claim to save employers money and also claim to have high retention rates.

We believe our AI-enabled predictions further differentiate our solution by being able to steer Members to the appropriate Providers sooner. The ultimate gauge of success in our market will be who can help employers reduce the growth of long-term healthcare spending while also improving the quality of healthcare solutions.

LEGAL PROCEEDINGS

From time to time, the Company may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, legal proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labor and employment rights, privacy, and contractual rights. There are no currently pending legal proceedings that the Company believes will have a material adverse impact on the Company’s business or condensed consolidated financial statements.

MANAGEMENT

Our directors and executive officers, their ages, positions currently held, and duration of such, are as follows:

Name	Age	Position	Date First Elected or Appointed
Damien Lamendola	69	Chief Executive Officer and Director	November 6, 2023
Steve Johnson	54	Chief Financial Officer	November 6, 2023
John Powers	57	President & Chief Operating Officer	January 11, 2024
Yaron Eitan	68	Chairman of the Board of Directors	April 1, 2021
Sagiv Shiv	67	Director	February 1, 2023
Mohsen Moazami	64	Director	March 30, 2022
Colleen DiClaudio	46	Director	October 28, 2021
Jennifer Calabrese	54	Director	December 7, 2023
Robert Pons	68	Director	December 7, 2023

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which they were employed.

Damien Lamendola, Chief Executive Officer and Director

Mr. Lamendola has served as our Chief Executive Officer since November 2023. He joined our board of directors on April 1, 2021. Mr. Lamendola founded Continental Benefits, LLC in 2013 and was previously the Chief Executive Officer until 2019. Mr. Lamendola has served as President of HillCour Holding Corporation (f/k/a Welldyne Holding Corp.) since March 2002, and he continues to serve in this role. Mr. Lamendola also continues to serve HillCour Holding Corporation as a Board Member since 2017, WellDyneRx, LLC as a Board Member since 2017, and HillCour Investment Fund, LLC as Manager since 2017.

As President of HillCour Holding Corporation, Mr. Lamendola leads and oversees all strategic operations of multiple operating companies in the health care space. He received a B.S. from McNeese State University and an M.B.A. from Washington University.

We believe that Mr. Lamendola is qualified to serve as a member of our board of directors based on his perspective and experience building and leading strategic corporate operations and his expertise in the healthcare industry.

Steve Johnson, Chief Financial Officer

Mr. Johnson has served as our Chief Financial Officer since November 2023. Mr. Johnson has served as CFO and advisory board member of HillCour Holding Corporation (f/k/a Welldyne Holding Corp.) since September 2016, an investment firm with holdings in various healthcare companies.

Mr. Johnson previously served as Chief Financial Officer of Continental Benefits, LLC which was subsequently acquired by the Company in April 2021. He received a B.B.A from The George Washington University and an M.B.A from Columbia Business School with dual concentrations in Accounting and Finance.

John Powers, President and Chief Operating Officer

Mr. Powers has served as our President and Chief Operating Officer since January 2024. Prior to that, Mr. Powers served as the Chief Executive Officer for Homestead Strategic Holdings. From May 2021 through May 2022, he served as Vice President of Healthcomp Holdings, a privately held third party administrator, where he managed the integrated solutions while driving an industry-leading client-based Net Promoter Score (NPS) of 80.

Prior to those roles, from July 2012 to May 2021, Mr. Powers served as Executive Vice President and Principal of Advanced Medical Pricing Solutions (AMPS) – a leading healthcare cost containment company. In these positions, Mr. Powers was instrumental in driving tens of millions of dollars in savings for his clients. He received a B.A. from Millikin University.

Yaron Eitan, Chairman of the Board of Directors

Mr. Eitan has served as Chairman of our board of directors since April 1, 2021. He served as Chairman of the board of directors of Marpai Health since its inception in February 2019. Mr. Eitan has also served as a member of the board of directors of Nano Dimension, Ltd. (Nasdaq: NNDM) since April 2020, and he continues to serve in this role. He served as Executive Chairman of the board of directors of DeepCube Ltd. from February 2017 to March 2021. Mr. Eitan also continues to serve Emporus, Ltd. as Chairman since February 2020, and Selway Capital LLC as Managing Partner since December 2008.

Mr. Eitan is a technology entrepreneur and investor of private and publicly traded companies with over 30 years of experience. He is the Chairman of deep learning company Emporus Technologies, Ltd. Previously, he was the Chairman of deep learning company DeepCube, Ltd. and co-founder and co-Chairman of 340Basics Technologies. He was a Partner at CNTP, a multi-stage investment fund, where he led all Israeli investments, and he has been a member of the board of directors of several technology companies. He received a B.S. from Haifa University and an M.B.A. from The Wharton School of the University of Pennsylvania.

We believe that Mr. Eitan is qualified to serve as a member of our board of directors based on his significant technology and entrepreneurship expertise, the perspective he brings as the former Chairman of Marpai Health, and his deep learning background.

Sagiv Shiv, Director

Mr. Shiv joined our board of directors on February 1, 2023. Since 2023, Mr. Shiv has served as the Managing Director and the Head of M&A and Advisory Services at Aldwych Capital Partners. His professional experience includes leading the M&A and Advisory teams at National Securities Corp., StoneX Inc. and Merriman Capital. Mr. Sagiv has advised governments, agencies, private and public companies, and financial institutions, with a particular focus on cross-border and international assignments. Mr. Shiv also serves on the board of directors and is the chairman of the audit committee of Lomiko Metals Inc. (TSX-V:LMR) since December 2021. He has served on the boards of several publicly-traded companies, as well as on the boards of private entities and charities.

Mr. Sagiv lectures at the IESE Graduate School of Business and the Griffith School of Management at Emanuel University, he has served as a peer reviewer on international finance for the Journal of Financial Management and Global Finance Journal and has advised on several published academic papers. Sagiv was an associate editor of the Nanotechnology Law & Business Journal, a member of the American Finance Association and the Financial Management Association. Mr. Sagiv holds a B.Sc. in Finance and Ph.D. International Finance. Mr. Sagiv is the recipient of the M&A Deal of the Year Award (cross-border, under $500 mil) for 2014 and of the Turnaround Deal of the Year Award (healthcare, under $50 mil) for 2019. Mr. Shiv holds Series 7, 63, 24 and 99 securities licenses with FINRA.

We believe Mr. Shiv is qualified to serve on our board of directors based on his business and capital markets experience and relationships and contacts.

Mohsen Moazami, Director

Mr. Moazami joined our board of directors on March 30, 2022. Mr. Moazami has had a distinguished career in the technology industry spanning various roles from, founder/Chief Executive Officer leading his company to a strong exit (Accenture), Fortune 50 executive and venture capital investing. He is a 2010 recipient of Ellis Island Medal of Honor.

Since March 2019, Mr. Moazami has served as the Managing Partner of Seif Capital, a venture capital and advisory firm he founded. Since February 2021, he has also served as Chairman of the Board of Astrea Acquisition Corporation (Nasdaq: ASAXU). From April 2013 to December 2018, Mr. Moazami served as Managing Director of CNTP, a novel global tech investment firm he founded to combine the best attributes of venture capital and private equity business models. Prior to this, he spent 11 years as a member of the Cisco executive staff where he most recently was on the senior leadership team of the Emerging Markets which covered 132 countries. He has served on a variety of boards including Zoomdata, Aerospike, vArmour, Frame, Deep Instinct and Kaazing. Mr. Moazami received a Bachelor of Science from University of California, San Diego and a Masters in Engineering from Stanford University.

We believe Mr. Moazami is qualified to serve on our board of directors based on his business experience and relationships and contacts.

Colleen DiClaudio, Director

Ms. DiClaudio joined our board of directors on October 28, 2021. Ms. DiClaudio has served as President and Founder of 340B Technologies d/b/a Nuvem since August 2014, and she continues to serve in this role. Ms. DiClaudio also continues to serve SRAX, Inc. as a member of its board of directors since September 2017, and she served as vice president of business development of CompleteCare Health Network from June 2009 through August 2014.

As President and Founder of 340B Technologies DBA Nuvem, Ms. DiClaudio oversees day-to-day operations. She received a master’s degree of Public Health from the University of Medicine and Dentistry of New Jersey and a bachelor’s degree in Public Health from Stockton University.

We believe that Ms. DiClaudio is qualified to serve as a member of our board of directors based on her experience in business development and the healthcare technology sector, as well as her entrepreneurial background.

Jennifer Calabrese, Director

Ms. Calabrese has served as a member of our board of directors since December 2023. Ms. Calabrese is the founder and Chief Executive Officer of Calabrese Consulting, LLC (“CCL”). Founded in 2012, CCL is a woman-owned, full-service accounting and advisory firm with over 40 employees, serving more than 350 clients around the world. Ms. Calabrese is a Certified Public Accountant, a Chartered Global Management Accountant, and a member of both The American Institute of Certified Public Accountants and The New York State Society of Certified Public Accountants.

We believe that Ms. Calabrese is qualified to serve as a member of our board of directors based on her nearly 30 years of expertise in finance and accounting along with her service as an adjunct assistant professor in Accounting for Hofstra University.

Robert Pons, Director

Mr. Pons has served as a member of our board of directors since December 2023. Mr. Pons has served on the board of directors of fifteen publicly traded companies, utilizing his more than forty years of hands-on operating experience as a Chief Executive Officer and in senior executive positions in high growth companies and companies in need of turnaround strategies. Mr. Pons has served as President and Chief Executive Officer of Spartan Advisors, Inc., a management consulting firm specializing in telecom and technology companies, since January 2017.

We believe that Mr. Pons is qualified to serve as a member of our board of directors based on his service on the board of directors of fifteen publicly traded companies, utilizing his more than forty years of hands-on operating experience as a Chief Executive Officer and in senior executive positions in high growth companies and companies in need of turnaround strategies.

There are no family relationships between any of the directors or officers named above.

Number and Terms of Office of Officers and Directors

Our Board has seven members, six of whom are deemed “independent” under SEC rules.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our certificate of incorporation as it deems appropriate.

Director Independence

Because our common stock is not currently listed on a national securities exchange, we currently use the definition in Nasdaq Listing Rule 5605(a)(2) for determining director independence, which provides that an "independent director" is a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the Company's outside auditor, or at any time during the past three years was a partner or employee of the company's outside auditor, and who worked on the company's audit.

We have determined that Sagiv Shiv, Mohsen Moazami, Colleen DiClaudio, Robert Pons, , and Jennifer Calabrese meet this definition of independence.

Committees of the Board of Directors

Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors, though we are not currently listed on a national securities exchange and are not subject to the Nasdaq rules. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

We have established an audit committee of the board of directors. Mr. Shiv, Ms. DiClaudio and Ms. Calabrese serve as members of our audit committee. Mr. Shiv serves as the chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq, though we are not subject to Nasdaq rules, and our board of directors has determined that Sagiv Shiv qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee’s duties, which are specified in the charter adopted by us and include, but are not limited to:

●	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

●	monitoring the independence of the independent registered public accounting firm;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed, and establishing pre-approval policies and procedures;

●	appointing or replacing the independent registered public accounting firm;

●	determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

●	monitoring compliance on a quarterly basis and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;

●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities;

●	reviewing and discussing with management and the independent registered public accounting firm the annual audited consolidated financial statements, and recommending to the board whether the consolidated financial statements should be included in our Annual Report on Form 10-K;

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses; and

●	reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Compensation Committee

We have established a compensation committee of our board of directors. The members of our compensation committee are Robert Pons and Colleen DiClaudio. Colleen DiClaudio serves as chairman of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other Section 16 executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law. A majority of the independent directors may recommend a director nominee for selection by the board of directors. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Sagiv Shiv and Colleen DiClaudio, and all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We adopted a Code of Ethics applicable to our directors, officers, and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides summary information concerning cash and non-cash compensation paid or accrued for the fiscal years ending December 31, 2023 and 2022 to our named executive officers.

				Stock
		Salary	Bonus	Awards	All Other	Total
Name and Principal Position	Year	($)	($)	($)	Compensation	($)
Damien Lamendola, Chief Executive Officer and Director (1)	2023	$—	—	—	—	$—
Edmundo Gonzalez, Chief Executive Officer and Director (2)	2023	292,229	—	—	—	292,229
	2022	363,464	—	212,618	—	576,082
Lutz Finger, President, Product and Development (3)	2023	203,125	125,000	490,870	772,045	1,591,040
	2022	275,002	—	1,494,231	450,001	2,219,234
Steve Johnson, Chief Financial Officer (4)	2023	-	—	—	—	-
Yoram Bibring, Chief Financial Officer (5)	2023	223,125	—	65,810	—	288,935
	2022	264,810	50,000	137,935	—	452,745
Gonen Antebi, Chief Operating Officer (6)	2023	297,917	—	106,896	—	404,813

(1)	Damien Lamendola was appointed as our Chief Executive Officer in November 2023. On January 11, 2024, we entered into an employment agreement with Mr. Lamendola. Pursuant to the terms of the Lamendola Employment Agreement, Mr. Lamendola’s gross annual salary will be $1.00. Mr. Lamendola has been a member of our board of directors since 2021.

(2)	Edmundo Gonzalez joined Marpai Health as Chief Executive Officer since its inception in February 2019 until his resignation in November 2023. This amount includes cash salary payments of $15,125 per month for CEO services as a consultant under a consulting agreement between Marpai Health and Grays West Ventures LLC dated July 29, 2019. Mr. Gonzalez became a Marpai employee on April 1, 2022. Mr. Gonzalez was issued 205,645 shares of our Class B common stock in exchange for his 205,645 restricted shares of Marpai Health on April 1, 2021.

(3)	Lutz Finger joined Marpai as President, Product and Development on February 28, 2022, until his resignation on August 15, 2023. Mr. Finger became a contract employee upon his termination receiving Cash payments of $27,086 per month for his services. Mr. Finger did not receive compensation of any kind from Marpai, or our Subsidiaries, in 2021. He was awarded 336,539 Restricted Stock Units under the 2021 Global Stock Incentive Plan (the “2021 Plan”) with a fair value of $4.44 per share dated June 14, 2022. He was awarded an additional 33,387 Restricted Stock Units under the 2021 Plan with a fair value of $3.80 per share dated February 28, 2023. He was awarded an additional 400,000 Restricted Stock Units under the 2021 Plan with a fair value of $0.91 per share dated August 2, 2023.

(4)	Steve Johnson joined Marpai as Chief Financial Officer on November 2023 and continues in this role. Mr. Johnson did not receive compensation of any kind from Marpai, or our Subsidiaries, in 2023. We entered an employment agreement with Mr. Johnson on January 11, 2024.

(5)	Yoram Bibring joined Marpai as Chief Financial Officer on September 1, 2021 until his resignation in November 2023. He was awarded 20,000 stock options under the 2021 Plan at an exercise price of $16 per share dated October 26, 2021. He was awarded an additional 18,904 stock options under the 2021 Plan at an exercise price of $4.44 per share dated June 14, 2022.

(6)	Gonen Antebi joined Marpai as Chief Operating Officer on February 1, 2023 and continued in this role until his separation on January 31, 2024. Upon his termination he became a consultant with monthly service fees of $5,000. He was awarded 75,000 stock options under the 2021 Plan at an exercise price of $3.48 per share dated January 18, 2023.

Director Compensation

On March 20, 2022, our board of directors, upon the recommendation of our Compensation Committee, approved the change of our independent directors’ compensation to an annual fee of $50,000, payable quarterly. Our directors are and will continue to be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf.

On December 7, 2023, our board of directors, upon the recommendation of our Compensation Committee, approved the termination of our independent directors’ compensation annual fee of $50,000, payable quarterly. In lieu of the cash compensation, the board of directors approved director compensation through the issuance of Restricted Stock Units based on the following schedule: 50,000 for independent directors and 60,000 for committee chairs and the Chairman of the board of directors. The RSUs vest 30% upon grant, 35% the following year and the remaining 35% one year following. In January 2024, 50,000 RSUs were issued to Ms. Calabrese, Mr. Dendy and Mr. Pons under the 2021 Plan. The remaining directors were issued their respective RSUs upon approval of the 2024 Plan.

Other than indicated above, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments during Fiscal Year 2023.

Benefit Plans

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our full-time employees. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other full-time employees if they are considered an employee and not a consultant. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan provides that each participant may make pre-tax deferrals from his or her compensation up to the statutory limit, which is $19,500 for calendar year 2022, and other testing limits. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2020 may be up to an additional $6,500 above the statutory limit. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

We have no pension, or profit-sharing programs for the benefit of directors, officers, or other employees, but our officers and directors may recommend adoption of one or more such programs in the future. We do not sponsor any qualified or non-qualified pension benefit plans, nor do we maintain any non-qualified defined contribution or deferred compensation plans.

2021 Global Stock Incentive Plan

On May 7, 2021, our board of directors, and the holders of all our issued and outstanding shares of common stock approved the adoption of 2021 Plan which is comprised of (i) an Israeli Sub-Plan that is designated for Israeli residents; and (ii) a U.S. Sub-Plan for U.S. persons. The 2021 Plan provides for the grant of incentive stock options, restricted stocks, restricted stock units, and other equity-based awards (collectively, the “Awards”). We had reserved a total of 375,856 shares of Common Stock for grants of Awards to our employees, directors, advisory board members, consultants, and the like (collectively, the “Participants”) under the 2021 Plan (including the Israeli Sub-Plan and the U.S. Sub-Plan) or otherwise as shall be determined by the board of directors or any committee designated by it. No option grants shall be made under the 2021 Plan or the Israeli Sub-Plan until the date which is 30 days after filing the relevant forms with the Israeli Tax Authority (the “ITA”), or such earlier date at which the 2021 Plan may be approved by the ITA. At our annual stockholder meeting held on May 31, 2022, our stockholders approved an amendment to the 2021 Plan to increase the available number of shares issuable pursuant to the 2021 Plan from 375,856 to 1,950,855. At our annual stockholder meeting held on May 31, 2022, our stockholders approved an amendment to the 2021 Plan to increase the available number of shares issuable pursuant to the 2021 Plan from 1,905,855 to 2,450,855. The 2021 Plan shall expire in May 2031.

If any common stock with respect to which the Participant has the right to purchase and/or receive under the 2021 Plan shall terminate, expire, or otherwise cease to exist, such common stock shall again be available for grant as Awards under the 2021 Plan. To date, incentive stock options for 1,701,092 shares of Common Stock have been approved by the board of directors for grant under the 2021 Plan, with 883,212 shares terminating and returning to the plan pool, and 72,241 shares being exercised. As of December 20, 2024, 78% of the options grant have vested, 13%, 6%, and 3% will vest in 2025, 2026, 2027, respectively. To date, RSUs for 1,243,328 shares of Common Stock have been approved by the board for grant under the 2021 plan, with 219,340 shares terminating and returning to the plan pool. As of December 20, 2024, 82% of the RSU’s grant have vested, 9%, and 9% will vest in 2025, 2026, respectively

2024 Global Stock Incentive Plan

On May 6, 2024, the shareholders of the Company approved the Company’s 2024 Global Incentive Plan (the “2024 Plan”) with 2,227,910 shares of common stock initially issuable under the 2024 Plan. The 2024 Plan shall expire in May 2034.

If any common stock with respect to which the Participant has the right to purchase and/or receive under the 2024 Plan shall terminate, expire, or otherwise cease to exist, such common stock shall again be available for grant as Awards under the 2024 Plan. To date, RSUs for 2,012,000 shares of Common Stock have been approved by the board for grant under the 2021 plan, with 16,758 shares terminating and returning to the plan pool. As of December 20, 2024, 48% of the RSU’s grant have vested, 1%, 26%, and 25% will vest in 2024, 2025, 2026, respectively

Director and Officer Liability Insurance

We maintain director and officer liability insurance that provides financial protection for our directors and officers if they are sued in connection with the performance of their services and provides employment practices liability coverage, which insures for harassment and discrimination suits.

Employment Agreements

Chief Executive Officer

On January 11, 2024, we entered into an employment agreement (the “Lamendola Employment Agreement”) with our Chief Executive Officer, Damien Lamendola, effective as of January 2, 2024. Pursuant to the terms of the Lamendola Employment Agreement, Mr. Lamendola’s gross annual salary will be $1.00. Mr. Lamendola will be eligible for bonuses and equity grants in amounts to be determined at the discretion of our board of directors and the Compensation Committee, as applicable. In addition, Mr. Lamendola will be granted an RSU for 600,000 shares of common stock, which shall vest over a two-year period, as follows: 30% of the shares subject to the RSU will vest immediately; 35% will vest one year after the commencement of his employment; and 35% will vest two years after the commencement of his employment. In addition, if and when we achieve five million dollars of unadjusted EBITDA within a calendar fiscal year, we will recommend to the board of directors that Mr. Lamendola be granted an equity award consisting of restricted stock units for 100,000 shares, with immediate vesting.

Chief Financial Officer

On January 11, 2024, we entered into an employment agreement (the “Johnson Employment Agreement”) with our Chief Financial Officer, Steve Johnson, effective as of January 2, 2024. Pursuant to the terms of the Johnson Employment Agreement, Mr. Johnson’s gross annual salary will be $35,568. Mr. Johnson will be eligible for bonuses and equity grants in amounts to be determined at the discretion of our board of directors of Directors and the Compensation Committee, as applicable. In addition, Mr. Johnson will be granted an RSU for 350,000 shares of common stock, which shall vest over a two-year period, as follows: 30% of the shares subject to the RSU will vest immediately; 35% will vest one year after the commencement of his employment; and 35% will vest two years after the commencement of his employment. In addition, if and when we achieve five million dollars of unadjusted EBITDA within a calendar fiscal year, we will recommend to our board of directors that Mr. Johnson be granted an equity award consisting of restricted stock units for 100,000 shares, with immediate vesting.

Former Chief Executive Officer

On July 29, 2019, we entered into a one-year consulting agreement with Grays West Ventures LLC for consulting services from our former Chief Executive Officer, Edmundo Gonzalez. Mr. Gonzalez received an annual base salary of $20,000 per month in 2019 and $15,125 in 2020, and compensation in the form of the right to purchase 822,581 shares of Marpai Health’s common stock in 2019. No equity awards were granted to Mr. Gonzalez during 2020. Mr. Gonzalez did not receive any annual bonus during the fiscal years ended December 31, 2019, and December 31, 2020. Mr. Gonzalez received benefits equal to $4,533.52 in 2019, and $14,197.81 in 2020.

On April 1, 2021, we entered into an at-will employment agreement with Mr. Gonzalez, which remained in effect until his termination on November 6, 2023. Mr. Gonzalez received a base salary of $350,000 per year, and he may receive an annual bonus based on mutually agreed performance targets. Mr. Gonzalez received participation in the Company’s self-insured group medical and dental plan, a 401k plan with 5% contribution match by the company (up to allowed limits), and short-term and long-term disability benefits.

On December 6, 2023, we executed a separation agreement (the “Gonzalez Agreement”) with Mr. Gonzalez. Pursuant to the terms of the Gonzalez Agreement, we agreed to extend, until December 6, 2024, the exercise period of Mr. Gonzalez’s options which were granted under our 2021 Plan, including (i) the option grant dated June 14, 2022 for 214,308 shares of our Common Stock, which were fully vested upon grant, (ii) the option grant dated June 14, 2022 for 175,000 shares of our Common Stock, with a vesting commencement date of June 14, 2022, and (iii) the option grant dated June 14, 2022 for 75,000 shares of our Common Stock, with a vesting commencement date of June 14, 2022. Also, the Company agreed to issue Mr. Gonzalez a warrant (the “Gonzalez Warrant”) to purchase up to 140,000 shares of our Common Stock, with an exercise price of $2.50 per share with a five (5) year term. The Gonzalez Warrant’s purchase price is $0.23 per share, with the right to a cashless exercise.

Former Chief Financial Officer

On June 17, 2021, we entered into an at will employment agreement with our Chief Financial Officer, Yoram Bibring, which remained in effect until his termination on November 6, 2023. Mr. Bibring received a base salary of $255,000 per year. He may receive an annual bonus that is equal to 50% of the annualized rate of his base salary with the exception of Mr. Bibring’s target 2021 bonus, which was $75,000, based on mutually agreed performance targets. Mr. Bibring’s employment agreement also included compensation in the form of 125,000 options to purchase Common Stock, under our 2021 Plan, which vested over four years. On October 26, 2021 Mr. Bibring was granted 80,000 options with an exercise price of $4.00 per share, with 15,625 options vesting at the six-month anniversary of his initial employment, an additional 15,625 options vesting at the first anniversary of his initial employment date, 2,566 options vesting at each of the following 19 months after the first anniversary. The remaining 45,000 options were granted when our shareholders approved the increase of the pool reserved under our 2021 Plan. These options vested in 17 equal monthly installments of 2,647 options commencing on May 1, 2024. Mr. Bibring’s employment agreement provides that full vesting will take place if Marpai is sold or otherwise in the event of a change in control of Marpai. Mr. Bibring received participation in the Company’s self-insured group medical and dental plan, a 401k plan with 5% contribution match by the company (up to allowed limits), and short-term and long-term disability benefits.

On December 5, 2023, we executed a separation agreement (the “Bibring Agreement”) with Mr. Bibring. Pursuant to the terms of the Bibring Agreement, we agreed to pay Mr. Bibring severance in an amount equal to six (6) months of Mr. Bibring’s base salary, totaling $127,500. Any of the aforementioned options which were unvested as of the date of the Bibring Agreement were terminated, effective as of the same date.

President and Chief Operating Officer

Effective January 2, 2024, we entered into an employment agreement with our President and Chief Operating Officer, John Powers (the “Powers Employment Agreement”). Mr. Powers’ gross annual salary will be $150,000. Mr. Powers will be eligible for bonuses and equity grants in amounts to be determined at the discretion of the Company’s Board of Directors and the Compensation Committee of the Company’s Board of Directors, as applicable. In addition, Mr. Powers was granted a RSU for 150,000 shares of common stock, which shall vest over a two-year period, as follows: 30% of the shares subject to the RSU will vest immediately; 35% will vest one year after the commencement of his employment; and 35% will vest two years after the commencement of his employment. In addition, if and when we shall achieve five million dollars of unadjusted EBITDA within a calendar fiscal year, the Company will recommend to the board of directors that Mr. Powers be granted an equity award consisting of restricted stock units for 100,000 shares, with immediate vesting.

Former Chief Operating Officer

Effective February 1, 2023, we entered into an employment agreement with Gonen Antebi pursuant to which he was appointed to serve as our Chief Operating Officer, which remained in effect until January 16, 2024. Mr. Antebi was paid an annual base salary of $325,000 per year and was eligible for a bonus of up to 75% of his base salary depending on performance metrics as may be determined by the board of directors or our Compensation Committee. In addition, Mr. Antebi was paid a sign on bonus of $50,000, payable in cash within 15 days following the start date of his employment. Pursuant to his agreement, and subject to the approval of the board of directors, Mr. Antebi was eligible for an option to purchase 300,000 shares of our common stock (the “Initial Award Option”), with an exercise price equal to $3.72. These options vested quarterly over the initial one-year term of his employment.

In the event Mr. Antebi’s employment is terminated without cause, we do not offer to renew his Agreement after the expiration of the initial one year term or any 1 year successive term or if Mr. Antebi terminates his employment for good reason, Mr. Antebi will be entitled to receive a severance payment of 6 months of his base salary (paid in regular installments), the payment of any earned, but unpaid, annual bonus, and the options from the Equity Grant that have vested as of the employment termination date Initial Award Option or Additional Award Option that would have vested as of such termination date.

On January 15, 2024, Mr. Antebi resigned from his position. In connection with Mr. Antebi’s resignation, on January 16, 2024, the Company and Mr. Antebi entered into a separation agreement (the “Antebi Agreement”) terminating Mr. Antebi’s employment effective January 24, 2024. Pursuant to the terms of the Antebi Agreement, we agreed to grant Mr. Antebi severance in the form of a common stock purchase warrant (the “Antebi Warrant”) to purchase up to 130,000 shares of common stock. The Antebi Warrant is exercisable at any time on or after January 31, 2024 until January 31, 2029 at an exercise price of $2.50 per share.

Former President, Product and Development

On February 28, 2022, we entered into an at will employment agreement with our President, Product Development, Lutz Finger according to which Mr. Finger will receive a base salary of $325,000 per year and will be eligible for a bonus of up to 50% of his base salary depending on performance metrics as may be determined by the Company’s Board or compensation committee. Mr. Finger was paid a sign-on bonus (the “Sign on Bonus”) of $250,000, payable in $125,000 cash and a $125,000 in shares of the Company’s Common Stock, at the Company’s discretion. Mr. Finger’s employment Agreement also included compensation in the form of the initial grant of with a value of $2,000,000 Common Stock, which was granted on June 14, 2022. The initial grant vested in equal quarterly installments during the 12 month period following the start date of his employment. Additionally, Mr. Finger was eligible to receive a restricted stock grant on the one-year anniversary of his start date of employment of a number of shares of Common Stock equal to a value of $2,000,000 in the aggregate. The additional grant vested in equal quarterly installments during the 12 month period following the 1 year anniversary of the start date of his employment. The initial grant and the additional grant were issued pursuant to the Company’s 2021 Plan.

Pursuant to an amendment to the employment agreement in February 2023, we and Mr. Finger agreed that the initial grant will vest equally on the later of the following dates or the date the initial grant is approved by the board of directors: May 28, 2022, August 28, 2022, November 28, 2022 and August 1, 2023. In addition, it was agreed that should Mr. Finger separate from us for any reason before August 1, 2023, the final vesting installment scheduled for August 1, 2023, shall accelerate to the date of separation. In addition, we and Mr. Finger agreed that we may pay 50% of the Sign on Bonus in cash on the one-year anniversary of his start date and 50% will be paid in shares of Common Stock.

In addition, if the Company elects to renew Mr. Finger’s employment upon the expiration of the initial two-year term, the Company has agreed to pay Mr. Finger a one-time renewal bonus of $250,000 payable in cash or shares of the Company’s Common Stock, at the Company’s discretion. If paid in cash, such renewal bonus shall be paid within 15 days following the second anniversary of the start date of his employment, and if paid in shares such issuance shall be made following the 24 month anniversary of the start date of his employment, subject to a 12 month restriction period. If Mr. Finger’s employment with the Company is terminated for reasons other than by the Company without cause, by Mr. Finger for good reason, or due to Mr. Finger’s death or disability, within the second and third anniversaries of the start date of his employment, the Renewal Bonus will be repaid to the Company in full.

Mr. Finger’s employment agreement provides that he will be entitled to severance if (1) we terminate his employment without cause, (2) if the Company does not offer to renew his employment agreement after the expiration of the initial two-year term or any 1 year successive term or (2) if Mr. Finger terminates his employment for good reason. Mr. Finger will be entitled to receive a severance payment of 6 months of his base salary (paid in regular installments), the payment of any earned, but unpaid, annual bonus, and the issuance of the balance of the shares of the Initial Grant or Additional Grant that would have vested as of such termination date.

The Company executed a separation agreement with Mr. Finger, pursuant to which Mr. Finger’s position as the Company’s President of Product and Development was terminated effective as of August 15, 2023. On August 15, 2023, the Company executed an advisory agreement (the “Advisory Agreement”) with Mr. Finger pursuant to which Mr. Finger will continue to provide services to the Company.

Pursuant to the terms of the Advisory Agreement, the Company agreed to retain Mr. Finger for a set term through December 31, 2023. We did not renew Mr. Lutz’s Advisory Agreement and are in the process of renegotiating his separation agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and with our directors and executive officers, including those discussed in the sections titled “Management”, “Executive Compensation,” and “Description of Securities,” the following is a description of each transaction since January 1, 2022 or any currently proposed transaction in which:

●	we, Marpai Health or Marpai have been or are to be a party;

●	the amount involved exceeded or exceeds $120,000 or 1% of the average of our total assets as of the end of the last two completed fiscal years; and

●	any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

HillCour’s Financial Support

On December 14, 2023, we entered into a securities purchase agreement with HillCour, pursuant to which we agreed to issue and sell 150,000 shares of our common stock in a private placement, at a purchase price of $1.97 per share (or the consolidated closing bid price of our common stock on Nasdaq as of December 14, 2023).

On January 16, 2024, we entered into a securities purchase agreement with certain insiders consisting of HillCour, our Chairman, Yaron Eitan, and our director, Robert Pons, pursuant to which we agreed to issue and sell 1,322,100 shares of our common stock in a private placement, at a purchase price of $0.9201 per share (or the consolidated closing bid price of our common stock on Nasdaq as of January 16, 2024).

On March 7, 2024, we entered into a securities purchase agreement with HillCour, pursuant to which we agreed to issue and sell 910,000 shares of our common stock in a private placement, at a purchase price of $1.65 per share (or the consolidated closing bid price of our common stock on Nasdaq as of March 7, 2024).

On August 28, 2024, we entered into a securities purchase agreement with two investors, including HillCour, pursuant to which we agreed to issue and sell an aggregate of 2,702,702 shares of its Common Stock (of which HillCour purchased 1,351,351 shares of Common Stock) in a private placement, at a purchase price of $0.481 per share (or the closing bid price of the Company’s Common Stock on OTCQX as of August 28, 2024).

On December 5, 2024, we entered into a securities purchase agreement with four investors, including Yaron Eitan, the Company’s Chairman, Steve Johnson, the Company’s Chief Financial Officer and John Powers, the Company’s President and Chief Operating Officer, pursuant to which the Company agreed to issue and sell an aggregate of 621,194 shares of its Common Stock (of which Mr. Eitan purchased 110,619 shares of Common Stock, Mr. Johnson purchased 5,000 shares of Common Stock and Mr. Powers purchased 10,000 shares of Common Stock) in a private placement, at a purchase price of $1.13 per share (or the closing bid price of the Company’s Common Stock on OTCQX as of December 5, 2024).

Consulting Fees

The Company has received consulting services from various current and former shareholders and directors, including Edmundo Gonzalez (the Company’s former CEO) and Yaron Eitan in 2021 and Yaron Eitan in 2022. The total cost of these consulting services for the years ended December 31, 2023 and 2022 was approximately $88,000 and $208,000, respectively. There were no accounts payable to these certain shareholders as of December 31, 2023 and December 31, 2022.

In April 2021, Marpai Health entered into a consulting agreement with Yaron Eitan for certain management consulting services where Marpai Health pays Mr. Eitan a monthly retainer of $15,000. Effective April 21, 2021, Marpai Health agreed to pay Mr. Eitan an additional fee of $7,750 per month for a total of $22,750 per month, payable until the earlier of company or Mr. Eitan decide to terminate or March 31, 2022.

In July 2023 Mr. Eitan’s consulting agreement was terminated by mutual agreement and the Company and Mr. Eitan entered into an employment agreement. Under the terms of the employment agreement, Mr. Eitan’s annual salary is $168,000 and he is entitled to the benefits typically afforded to employees of the Company. The employment agreement can be terminated at any time by the Company or Mr. Eitan.

The Company executed a separation agreement with Mr. Finger, pursuant to which Mr. Finger’s position as the Company’s President of Product and Development was terminated effective as of August 15, 2023. On August 15, 2023, the Company executed the Advisory Agreement with Mr. Finger pursuant to which Mr. Finger will continue to provide services to the Company.

Pursuant to the terms of the Advisory Agreement, the Company agreed to retain Mr. Finger for a set term through December 31, 2023, and commencing on January 1, 2024, the Advisory Agreement will continue and may be terminated by either party with thirty (30) days’ prior written notice. As consideration for Mr. Finger’s services thereunder, the Company has agreed to pay Mr. Finger a monthly retainer fee in the amount of $27,086 until December 31, 2023, increasing to $27,912 on January 1, 2024. In addition, the Company agreed to issue Mr. Finger 400,000 restricted stock units under the Company’s 2021 Plan which will fully vest on September 7, 2023. In addition, 96,154 restricted stock units previously issued to Mr. Finger will have their vesting accelerated to September 7, 2023.

If the market value of the 496,154 restricted stock units calculated based on the closing price on Nasdaq on September 6, 2023, will be less than $1,000,000, then the Company will pay Mr. Finger such difference in cash. The Company will pay the Shortfall in three equal installments, on September 28, 2023, October 28, 2023 and November 28, 2023. If the market value of the 496,154 restricted stock units based on the closing price on Nasdaq on September 6, 2023 will exceed $1,000,000, then the restricted stock units equal to the value of the Excess will be cancelled by the Company on September 6, 2023, so that the total number of shares that vest on September 7, 2023 will equal $1,000,000.

The total cost of these consulting services for the nine months ended September 30, 2024, and 2023 was approximately $0 and $95 thousand, respectively. The total cost of these consulting services for the three months ended September 30, 2024, and 2023 was approximately $0 and $0, respectively. No amounts due to these certain shareholders were included in accounts payable as of September 30, 2024 and December 31, 2023.

Policy for Approval of Related Party Transactions

Our Board adopted our Code of Ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board of directors) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations includes any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) involving Marpai, Inc.

Our Code of Ethics is posted on our Internet website at https://www.marpaihealth.com/. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Conduct by posting such information on the website address specified above.

In addition, the audit committee of our board of directors has adopt a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so, requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine whether:

to permit or to prohibit the related party transaction. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, officers, or directors, or our or any of their affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee, or officer.

PRINCIPAL STOCKHOLDERS

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth certain information, to the best knowledge and belief of the Company, as of December 20, 2024 (unless provided herein otherwise), with respect to holdings of our common shares by (1) each person known by us to be the beneficial owner of more than 5% of the total number of our common shares outstanding as of such date; (2) each of our directors; (3) each of our named executive officers; and (4) all of our directors and our executive officers as a group

Unless otherwise indicated, the address of each person listed below is c/o Marpai, Inc., 615 Channelside Drive, Suite 207, Suite 1417, Tampa, FL, 33602.

			Percentage
	Beneficial		Of Shares
	Number of		Beneficially
Name of Beneficial Owner	Shares(1)		Owned
Directors and Named Executive Officers
Damien Lamendola	5,673,550	(2)	38.0%
Steve Johnson	139,451	(3)	*
John Powers	107,500	(4)	*
Yaron Eitan	857,123	(5)	5.7%
Sagiv Shiv	59,167	(6)	*
Jennifer Calabrese	32,500	(7)	*
Robert Pons	91,700	(8)	*
Colleen DiClaudio	100,450	(9)	*
Mohsen Moazami	51,250	(10)	*
All Directors and Executive Officers as a Group (14 Persons)	7,112,691	(11)	49.5%
Beneficial Owners over 5%
IFCM MicroCap Fund LP	1,864,707	(12)	13.0%

*	less than 1%

(1)	Based on 14,361,686 shares of common stock issued and outstanding as of December 20, 2024. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Shares subject to options, warrants or right to purchase or through the conversion of a security currently exercisable or convertible, or exercisable or convertible within 60 days, are reflected in the table above and are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Comprised of (i) 4,392,657 shares of Common Stock, held directly by HillCour Investment Fund, LLC, of which Mr. Lamendola is the Manager, and over which he holds the voting and dispositive power, (ii) 931,674 shares of the common stock held directly by WellEnterprises USA, LLC, a wholly owned subsidiary of HillCour, Inc., which is wholly owned by HillCour Holdings LLC (f/k/a HillCour Holding Corporation) (“HillCour Holdings”), a corporation controlled by Mr. Lamendola, and Mr. Lamendola holds the voting and dispositive power over the securities held by WellEnterprises USA, LLC, (iii) 200,000 shares of the Common Stock, held directly by Damien Lamendola (iv) 91,117 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $5.71 per share expiring on January 17, 2025 held directly by HillCour Investment Fund, LLC, of which Mr. Lamendola is the Manager, and over which he holds the voting and dispositive power, and (iv) options to purchase 62,500 shares of Common Stock, exercisable at $4.44 per share, of which 53,102 are vested.

(3)	Consists of (i) 139,451 shares of the Common Stock, held directly by Steve Johnson, and (ii)11,390 shares of common stock issuable upon the exercise of warrants at an exercise price of $31.60 per share expiring on February 9, 2026.

(4)	Consists of (i) 55,000 shares of the Common Stock, and (ii) 52,500 shares of Common Stock Restricted stock units that are vested.

(5)	Consists of (i) 742,073 shares of the Common Stock, held directly by Yaron Eitan, (ii) 56,948 shares of common stock issuable upon the exercise of warrants at an exercise price of $31.60 per share expiring on February 9, 2026, (iv) options to purchase 62,500 shares of Common Stock, exercisable at $4.44 per share, of which 53,102 are vested, and (v) 5,500 shares of Common Stock restricted stock units that are vested.

(6)	Consists of (i) 18,000 shares of the Common Stock, (ii) options to purchase 43,750 shares of Common Stock, exercisable at $3.56 per share, of which 29,167 are vested, and (iii) 12,000 shares of Common Stock restricted stock units that are vested.

(7)	Consists of (i) 15,000 shares of the Common Stock, and (ii) 17,500 shares of Common Stock restricted stock units that are vested.

(8)	Consists of (i) 24,200 shares of the Common Stock, and (ii) 67,500 shares of Common Stock restricted stock units that are vested.

(9)	Consists of (i) 49,200 shares of the Common Stock, (i) options to purchase 43,750 shares of Common Stock, exercisable at $4.44 per share, of which all are vested, and (iii) 7,500 shares of Common Stock restricted stock units that are vested.

(10)	Consists of (i) options to purchase 43,750 shares of Common Stock, exercisable at $4.44 per share, of which all are vested, and (iii) 7,500 shares of Common Stock restricted stock units that are vested.

(11)	Consists of 6,555,865 shares of Common Stock, 159,455 shares of common stock issuable upon the exercise of warrants, options to purchase 222,871 shares of common stock and 174,500 restricted stock units.

(12)	Consists of 1,8464,707 shares of the Common Stock. The address for IFCM Micro Cap Fund LP is 350 Rumford Road, Lititz, PA 17543. Ian J. Cassel holds voting and dispositive power over the securities held by IFCM Micro Cap Fund LP. Based on information provided by IFCM Micro Cap Fund LP on December 12, 2024.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our share capital. We encourage you to read our Certificate of Incorporation and bylaws which have been filed with the SEC, as well as the provisions of the Delaware General Corporation Law.

General

Our authorized capital stock currently consists of 227,791,050 shares of capital stock, par value $0.0001 per share, of which all are designated as Common Stock. The authorized and unissued shares of common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our Board does not intend to seek stockholder approval for the issuance and sale of our common stock.

Common Stock

The holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the succeeding annual meeting of stockholders after their election. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds; however, the current policy of our Board is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution.

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC. Their address is 6201 15th Avenue, 2nd Floor, Brooklyn, NY 11219, telephone: (718) 921-8300, (800) 937-5449.

Meetings of Stockholders

An annual meeting of our stockholders shall be held on the day and at the time as may be set by our Board, at which the stockholders shall elect the board of directors and transact such other business as may properly be brought before the meeting. All annual meetings of stockholders are to be held at our registered office in the State of Delaware or at such other place as may be determined by our Board.

Special meetings of our stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute, by our Board, the Chairman of the Board or the Chief Executive Officer, President or other executive officer of the Company, or at the request, in writing, of the stockholders of record, and only of record, owning not less than one-quarter of the entire capital stock of the Company issued and outstanding and entitled to vote. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice for such meeting.

Anti-Takeover Effect of Delaware Law, Certain Charter and Bylaw Provisions

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. Our Certificate of Incorporation and bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Certificate of Incorporation and bylaws:

●	provide that the authorized number of directors shall be fixed from time to time by resolution adopted by a majority of the voting power of the then-outstanding shares of our capital stock then entitled to vote at an election of directors voting together as a single class;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify. A vacancy created by the removal of a director by the stockholders may be filled by the stockholders;

●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

●	provide that special meetings of our stockholders may be called by resolution of our Board, or by our Chief Executive Officer, or by the holders of not less than one-quarter of all of the shares entitled to vote at the meeting; and

●	set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our Board, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC. Their address is 6201 15th Avenue, 2nd Floor, Brooklyn, NY 11219, telephone: (718) 921-8300, (800) 937-5449.

Listing

Our common stock is listed on the OTCQX Market under the symbol “MRAI.”

Options

As of December 20, 2024, we had outstanding options to purchase an aggregate of 745,639 shares of our Common Stock, with a weighted-average exercise price of approximately $4.59 per share.

Warrants

As of December 20, 2024, we had outstanding warrants to purchase 91,117 shares of our Common Stock at $5.72 per share, a warrants to purchase 242,977 shares of our Common Stock at $31.60 per share, warrant to purchase78,125 shares of our Common Stock at $20.00 per share, warrant to purchase 92,500 shares of our Common Stock at $5.00 per share and warrant to purchase 140,000 shares of our Common Stock at $2.50 per share.

SELLING STOCKHOLDERS

On August 28, 2024, the Company entered into a securities purchase agreement with two investors, including HillCour, an entity controlled by the Company’s Chief Executive Officer, Damien Lamendola, pursuant to which the Company agreed to issue and sell an aggregate of 2,702,702 shares of its Common Stock (of which HillCour purchased 1,351,351 shares of Common Stock) in a private placement, at a purchase price of $0.481 per share (or the closing bid price of the Company’s Common Stock on OTCQX as of August 28, 2024). Pursuant to the terms of the securities purchase agreement, the Company agreed to register the shares of Common Stock sold in the private placement.

On December 5, 2024, the Company entered into a securities purchase agreement with four investors, including Yaron Eitan, the Company’s Chairman, Steve Johnson, the Company’s Chief Financial Officer and John Powers, the Company’s President and Chief Operating Officer, pursuant to which the Company agreed to issue and sell an aggregate of 621,194 shares of its Common Stock in a private placement, at a purchase price of $1.13 per share of the Company’s Common Stock on OTCQX as of December 5, 2024. Pursuant to the terms of the securities purchase agreement, the Company agreed to register the shares of Common Stock sold in the private placement.

The securities issued in the offering were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

The term “Selling Stockholders” also includes any transferees, pledgees, donees, or other successors in interest to the Selling Stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named Selling Stockholders who are able to use this prospectus to resell the common stock registered hereby.

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering(1)	Maximum Number of Shares to be Offered in the Offering	Number of Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
			# of Shares	% of Class
HillCour Investment Fund, LLC(2)	5,673,550	3,511,351	2,162,199	14.5%
IFCM Microcap Fund LP(3)	1,864,707	1,846,926	17,781	* %
Yaron Eitan(4)	857,123	320,619	536,504	3.6%
Bob Pons(5)	91,700	12,100	79,600	0.5%
John Powers(6)	107,500	10,000	97,500	0.7%
Steve Johnson(7)	139,451	5,000	134,451	0.9%

*	less than 1%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to warrants currently exercisable, or exercisable within 60 days December 19, 2024, respectively, are counted as outstanding for computing the percentage of the selling stockholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling stockholder. Notwithstanding the foregoing, certain selling stockholders may not have voting or investment power over such shares, and therefore may not beneficially own such shares, due to their inability to exercise warrants or convert shares of preferred stock as a result of certain contractual beneficial ownership limitations contained therein.

(2)	Comprised of (i) 4,392,657 shares of Common Stock, held directly by HillCour Investment Fund, LLC, of which Mr. Lamendola is the Manager, and over which he holds the voting and dispositive power, (ii) 931,674 shares of the common stock held directly by WellEnterprises USA, LLC, a wholly owned subsidiary of HillCour, Inc., which is wholly owned by HillCour Holdings LLC (f/k/a HillCour Holding Corporation) (“HillCour Holdings”), a corporation controlled by Mr. Lamendola, and Mr. Lamendola holds the voting and dispositive power over the securities held by WellEnterprises USA, LLC, (iii) 200,000 shares of Common Stock, held directly by Damien Lamendola (iv) 91,117 shares of Common Stock issuable upon the exercise of warrants, held directly by HillCour Investment Fund, LLC, of which Mr. Lamendola is the Manager, and over which he holds the voting and dispositive power, and (iv) options to purchase 62,500 shares of Common Stock, of which 53,102 are vested. The address of HillCour Investment Fund, LLC is 4532 W. Kennedy Blvd #302 Tampa, FL 33609. Based on information provided by HillCour Investment Fund, LLC on December 20, 2024.

(3)	Consists of 1,864,707 shares of Common Stock. The address for IFCM Micro Cap Fund LP is 350 Rumford Road, Lititz, PA 17543. Ian J. Cassel holds voting and dispositive power over the securities held by IFCM Micro Cap Fund LP. Based on information provided by IFCM Micro Cap Fund LP on December 12, 2024.

(4)	Consists of (i) 742,073 shares of the Common Stock, held directly by Yaron Eitan, (ii) 56,948 shares of Common Stock issuable upon the exercise of warrants, (iv) options to purchase 62,500 shares of Common Stock, of which 53,102 are vested, and (v) 5,500 shares of restricted stock units that are vested.

(5)	Consists of (i) 24,200 shares of the Common Stock, and (ii) 67,500 shares of restricted stock units that are vested.

(6)	Consists of (i) 55,000 shares Common Stock and (ii) 52,500 shares of restricted stock units that are vested.

(7)	Consists of (i) 139,451 shares of the Common Stock and (ii)11,390 shares of Common Stock issuable upon the exercise of warrants.

We may require the Selling Stockholders to suspend the sales of the common stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Information concerning additional Selling Stockholders not identified in this prospectus will be set forth in prospectus supplements from time to time, if and as required. Information concerning the Selling Stockholders may change from time to time and any changed information will be set forth in prospectus supplements if and when necessary.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiations between the Selling Stockholders and buyers of our common stock in private transactions, or as otherwise described in “Plan of Distribution.”

PLAN OF DISTRIBUTION

The Selling Stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, some or all of the shares of common stock, or the securities, covered by this prospectus. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

To our knowledge, the Selling Stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities covered by this prospectus. At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired in this offering by a “non-U.S. holder” (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or rising out of other non-income tax rules, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

●	persons subject to the alternative minimum tax or the tax on net investment income;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;

●	tax-exempt organizations or governmental organizations;

●	pension plans and tax-qualified retirement plans;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnership for U.S. federal income tax purposes (and investors therein);

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	certain former citizens or long-term residents of the United States;

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our common stock pursuant to the exercise of any option or otherwise as compensation;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); and

●	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership, entity or arrangement classified as a partnership or flow-through entity for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership or other entity. A partner in a partnership or other such entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other such entity, as applicable.

This summary is for informational purposes only and is not tax advice. Each non-U.S. holder is urged to consult its own tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is neither a “U.S. person” nor an entity (or arrangement) treated as a partnership. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock, and we do not anticipate paying any dividends on our common stock following the completion of this offering. However, if we do make distributions of cash or property on our common stock warrants to non-U.S. holders, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will first constitute a return of capital and will reduce each non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any additional excess will then be treated as capital gain from the sale of stock, as discussed below under “Gain on Disposition of Common Stock.”

Subject to the discussions below on effectively connected income, and backup withholding and the Foreign Account Tax Compliance Act (“FATCA”), withholding, any dividend paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. In order to receive a reduced treaty rate, such non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced treaty rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If such non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. Each non-U.S. holder should consult its own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends received by a non-U.S. holder that are treated as effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussion below on backup withholding and FATCA withholding. To claim this exemption, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if a non-U.S. holder is a corporation, dividends such non-U.S. holder receives that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. Each non-U.S. holder should consult its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

●	such non-U.S. holder is an individual who is present in the United States for an aggregate 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	our common stock constitute a United States real property interest (“USRPI”), by reason of our status as a United States real property holding corporation (“USRPHC”), for U.S. federal income tax purposes.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock are regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

A non-U.S. holder described in the first bullet above will be required to pay U.S. federal income tax on the gain derived from the sale (net of certain deductions and credits) under regular graduated U.S. federal income tax rates. Such a non-U.S. holder that is a corporation may be subject to the branch profits tax at a 30% rate on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items. A lower rate may be specified by an applicable income tax treaty.

A non-U.S. holder described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses of such non-U.S. holder for the taxable year, provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Each non-U.S. holder should consult its own tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Information Reporting and Backup Withholding

Generally, we or an applicable withholding agent must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder, such non-U.S. holder’s name and address, and the amount of tax withheld, if any, with respect to such dividends, regardless of whether withholding was required. Pursuant to any applicable income tax treaty or other agreement, the IRS may make such report available to the tax authority in such non-U.S. holder’s country of residence.

Such information reporting and backup withholding requirements may be avoided, however, if such non-U.S. holder establishes an exemption by providing a properly executed, and applicable, IRS Form W-8, or otherwise establishes an exemption. Generally, such information reporting and backup withholding requirements will not apply to a non-U.S. holder where the transaction is affected outside the United States, through a non-U.S. office of a non-U.S. broker. Notwithstanding the foregoing, backup withholding and information reporting may apply, however, if the applicable withholding agent has actual knowledge, or reason to know, that such non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (FATCA)

Sections 1471 to 1474 of the Code, Treasury Regulations issued thereunder and related official IRS guidance, commonly referred to as FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on our common stock paid to a “foreign financial institution” (as defined under FATCA, and which may include banks, traditional financial institutions, investment funds, and certain holding companies), unless such institution enters into an agreement with the U.S. Department of the Treasury to, among other things, identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined under FATCA), report annually substantial information about such accounts, and withhold on certain payments to non-compliant foreign financial institutions and certain other account holders. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on our common stock paid to a “non-financial foreign entity” (as specially defined under FATCA), unless such entity provides identifying information regarding each direct or indirect “substantial United States owners” (as defined under FATCA), certifies that it does not have any substantial United States owners, or otherwise establishes an exemption. Accordingly, the institution or entity through which our common stock are held will affect the determination of whether such withholding is required.

The withholding obligations under FATCA generally apply to dividends on our common stock. Such withholding will apply regardless of whether the beneficial owner of the payment otherwise would be exempt from withholding pursuant to an applicable tax treaty with the United States, the Code, or other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

Under proposed regulations, FATCA withholding on payments of gross proceeds has been eliminated. Taxpayers generally may rely on these proposed regulations until final Treasury Regulations are issued.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors are encouraged to consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS

Sullivan & Worcester LLP, New York, New York, has passed upon the validity of the shares of common stock that may be offered hereby.

EXPERTS

The consolidated financial statements of Marpai, Inc. at December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, included in this prospectus or the related registration statement have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein (which contains an explanatory paragraph relating to Marpai, Inc.’s ability to continue as a going concern), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Exchange Act and as a result file periodic reports and other information with the SEC. These periodic reports and other information will be available at the website of the SEC referred to below. We also make available on our website under “Investors/Filings,” free of charge, our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such materials with or furnish them to the SEC. Our website address is www.marpaihealth.com. This reference to our website is an inactive textual reference only, and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to the common stock offered hereby.

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

The SEC maintains a website that contains reports and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only, and is not a hyperlink.

INDEX TO FINANCIALS

Marpai Inc.

MARPAI, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$830	$1,147
Restricted cash	10,978	12,345
Accounts receivable, net of allowance for credit losses of $0 and $25	1,228	1,124
Unbilled receivable	579	768
Due from buyer for sale of business unit	500	800
Prepaid expenses and other current assets	771	901
Total current assets	14,886	17,085

Property and equipment, net	514	611
Capitalized software, net	752	2,127
Operating lease right-of-use assets	2,192	2,373
Goodwill	—	3,018
Intangible assets, net	—	5,177
Security deposits	1,248	1,267
Other long-term asset	15	22
Total assets	$19,607	$31,680
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,764	$4,649
Accrued expenses	2,957	2,816
Accrued fiduciary obligations	7,969	11,573
Deferred revenue	1,390	661
Current portion of operating lease liabilities	559	512
Current portion of convertible debentures, net	1,540	—
Other short-term liabilities	—	632
Total current liabilities	18,179	20,843

Other long-term liabilities	20,467	19,401
Convertible debentures, net of current portion	4,072	—
Operating lease liabilities, net of current portion	3,257	3,684
Deferred tax liabilities	1,190	1,190
Total liabilities	47,165	45,118
COMMITMENTS AND CONTINGENCIES (Note 17)
STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value, 227,791,050 shares authorized; 13,747,982 shares and 7,960,938 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	70,119	63,307
Accumulated deficit	(97,678)	(76,746)
Total stockholders’ deficit	(27,558)	(13,438)
Total liabilities and stockholders’ deficit	$19,607	$31,680

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Revenue	$7,008	$8,729	$21,582	$28,448
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	5,033	5,691	15,078	18,530
General and administrative	2,813	4,986	9,954	15,938
Sales and marketing	345	1,842	1,383	5,494
Information technology	1,273	1,269	3,608	4,775
Research and development	7	267	22	1,291
Depreciation and amortization	213	927	2,078	2,974
Impairment of goodwill and intangible assets	—	—	7,588	—
Loss on disposal of assets	—	7	—	350
Loss on sale of business unit	73	—	73	—
Facilities	311	769	1,197	1,918
Total costs and expenses	10,068	15,758	40,981	51,270
Operating loss	(3,060)	(7,029)	(19,399)	(22,822)
Other income (expenses)
Other income	119	130	360	231
Interest expense, net	(620)	(383)	(1,890)	(1,102)
Foreign exchange gain (loss)	1	(14)	(3)	(32)
Loss before provision for income taxes	(3,560)	(7,296)	(20,932)	(23,725)
Income tax expense	—	—	—	—
Net loss	$(3,560)	$(7,296)	$(20,932)	$(23,725)
Net loss per share, basic & fully diluted	$(0.30)	$(0.98)	$(1.96)	$(3.62)
Weighted average shares of common stock outstanding, basic and diluted	12,043,931	7,479,401	10,697,008	6,552,575

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(UNAUDITED)

(in thousands, except share data)

	Common Stock		Additional Paid- In	Accumulated	Total Stockholders’
Three months ended September 30, 2024	Shares	Amount	Capital	Deficit	Deficit
Balance, July 1, 2024	11,037,038	$1	$68,455	$(94,118)	$(25,662)
Share-based compensation	-	-	364	-	364
Issuance of common stock upon vesting of restricted stock units	8,242	-	-	-	-
Issuance of privately placed shares	2,702,702	-	1,300		1,300
Net loss	-	-	-	(3,560)	(3,560)
Balance, September 30, 2024	13,747,982	$1	$70,119	$(97,678)	$(27,558)

Three months ended September 30, 2023
Balance, July 1, 2023	7,255,818	$1	$61,753	$(64,423)	$(2,669)
Share-based compensation	-	-	722	-	722
Issuance of common stock upon vesting of restricted stock units	524,244	-	-	-	-
Issuance of common stock upon exercise of stock options	21,849	-	-	-	-
Issuance of round up shares in connection with reverse split	8,714	-	-	-	-
Net loss	-	-	-	(7,296)	(7,296)
Balance, September 30, 2023	7,810,625	$1	$62,475	$(71,719)	$(9,243)

Nine months ended September 30, 2024
Balance, December 31, 2023	7,960,938	$1	$63,307	$(76,746)	$(13,438)
Share-based compensation	-	-	2,786	-	2,786
Issuance of common stock upon vesting of restricted stock units	852,242	-	-	-	-
Issuance of privately placed shares	4,934,802	-	4,026	-	4,026
Net loss	-	-	-	(20,932)	(20,932)
Balance, September 30, 2024	13,747,982	$1	$70,119	$(97,678)	$(27,558)

Nine months ended September 30, 2023
Balance, December 31, 2022	5,319,758	$1	$54,128	$(47,994)	$6,135
Share-based compensation	-	-	1,837	-	1,837
Issuance of common stock upon vesting of restricted stock units	557,631	-	-	-	-
Common stock issued to vendors in exchange for services	25,000	-	79	-	79
Issuance of common stock upon exercise of stock options	49,522	-	-	-	-
Issuance of round up shares in connection with reverse split	8,714	-	-		-
Issuance of common stock in connection with public offering, net	1,850,000	-	6,431	-	6,431
Net loss	-	-	-	(23,725)	(23,725)
Balance, September 30, 2023	7,810,625	$1	$62,475	$(71,719)	$(9,243)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Nine months ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(20,932)	$(23,725)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,078	2,974
Loss on disposal of assets	—	350
Loss on sale of receivables	306	—
Share-based compensation	2,786	1,837
Loss on sale of business unit	73	—
Common stock issued to vendors in exchange for services	—	79
Amortization of right-of-use asset	181	1,289
Gain on termination of lease	—	33
Non-cash interest	975	1,204
Amortization of debt discount and debt issuance costs	128	—
Impairment of goodwill and intangible assets	7,588	—
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	85	639
Prepaid expense and other assets	136	216
Due from buyer for sale of business unit	227	—
Security deposits	19	(16)
Accounts payable	(885)	336
Accrued expenses	141	(693)
Accrued fiduciary obligations	(3,604)	853
Operating lease liabilities	(380)	(1,670)
Due to related party	—	(3)
Other liabilities	827	973
Net cash used in operating activities	(10,251)	(15,324)
Cash flows from investing activities:
Disposal of property and equipment	—	27
Net cash provided by investing activities	—	27
Cash flows from financing activities:
Proceeds from issuance of common stock in a public offering, net	—	6,432
Proceeds from sale of future cash receipts on accounts receivable	1,509	—
Proceeds from issuance of convertible debentures (Note 9)	5,978	—
Payments of convertible debenture issuance costs	(499)	—
Payments to buyer of receivables (Note 3)	(1,816)	—
Payments to seller for acquisition (Note 3)	(631)	—
Proceeds from issuance of common stock in a private offering, net	4,026	—
Net cash provided by financing activities	8,567	6,432

Net decrease in cash, cash equivalents and restricted cash	(1,684)	(8,865)

Cash, cash equivalents and restricted cash at beginning of period	13,492	23,117
Cash, cash equivalents and restricted cash at end of period	$11,808	$14,252

Reconciliation of cash, cash equivalents, and restricted cash reported in the condensed consolidated balance sheet
Cash and cash equivalents	$830	$3,018
Restricted cash	10,978	11,234
Total cash, cash equivalents and restricted cash shown in the condensed consolidated statement of cash flows	$11,808	$14,252
Supplemental disclosure of cash flow information
Cash paid for interest	$1,508	$—
Supplemental disclosure of non-cash activity
Measurement period adjustment to goodwill	$—	$198

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Marpai, Inc.’s (“Marpai” or the “Company”) operations are principally conducted through its wholly owned subsidiaries, Marpai Health, Inc. (“Marpai Health”), Marpai Administrators LLC (“Marpai Administrators”), and Maestro Health LLC (“Maestro”). Marpai Administrators and Maestro are our healthcare payer subsidiaries that provide administration services to self-insured employer groups across the United States. They act as a third-party administrator (“TPA”) handling all administrative aspects of providing healthcare to self-insured employer groups. The Company has combined these two businesses to create what it believes to be the Payer of the Future, which has not only the licenses, processes and know-how of a payer but also the latest technology. This combination allows the Company to differentiate itself in the TPA market by delivering a technology-driven service that it believes can lower the overall cost of healthcare while maintaining or improving healthcare outcomes. Marpai Captive, Inc. (“Marpai Captive”) was founded in March 2022 as a Delaware corporation. Marpai Captive engages in the captive insurance market and commenced operations in the first quarter of 2023.

Nature of Business

The Company’s mission is to positively change healthcare for the benefit of (i) its clients who are self-insured employers that pay for their employees’ healthcare benefits and engage the Company to administer members’ healthcare claims, (ii) employees who receive these healthcare benefits from our clients, and (iii) healthcare providers including doctors, doctor groups, hospitals, clinics, and any other entities providing healthcare services or products.

The Company provides benefits outsourcing services to clients in the United States across multiple industries. The Company’s backroom administration and TPA services are supported by a customized technology platform and a dedicated benefits call center. Under its TPA platform, the Company provides health and welfare administration, dependent eligibility verification, Consolidated Omnibus Budget Reconciliation Act (“COBRA”) administration, and benefit billing services.

The Company continues to monitor the effects of the global macroeconomic environment, including increasing inflationary pressures; supply chain disruptions; social and political issues; regulatory matters, geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on customer preferences.

NOTE 2 – UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim condensed consolidated financial statements furnished reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. The results of operations of any interim period are not necessarily indicative of the results of operations to be expected for the full fiscal year. The unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying footnotes included in the Company’s Annual Report on Form 10-K for its year ended December 31, 2023.

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.

NOTE 3 – LIQUIDITY AND GOING CONCERN

As shown in the accompanying condensed consolidated financial statements as of September 30, 2024, the Company had an accumulated deficit of approximately $97.7 million and negative working capital of approximately $3.3 million. At September 30, 2024, the Company had long term debt of approximately $24.5 million and approximately $830 thousand of unrestricted cash on hand. For the nine months ended September 30, 2024, the Company recognized a net loss of approximately $20.9 million and negative cash flows from operations of approximately $10.3 million. Since inception, the Company has met its cash needs through proceeds from issuing convertible notes, warrants, and common stock as well as receiving loans from various lenders.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company currently projects that it will need additional capital to fund its current operations and capital investment requirements until the Company scales to a revenue level that permits cash self-sufficiency. As a result, the Company needs to raise additional capital or secure debt funding to support on-going operations until such time. This projection is based on the Company’s current expectations regarding revenues, expenditures, cash burn rate and other operating assumptions. The sources of this capital are anticipated to be from the sale of equity and/or the issuance of debt. Alternatively, or in addition, the Company may seek to sell assets which it regards as non-strategic. Any of the foregoing may not be achievable on favorable terms, or at all. Additionally, any debt or equity transactions may cause significant dilution to existing stockholders.

If the Company is unable to raise additional capital moving forward, its ability to operate in the normal course and continue to invest in its product portfolio may be materially and adversely impacted and the Company may be forced to scale back operations or divest some or all of its assets.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these unaudited condensed consolidated financial statements are issued. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

On December 14, 2023, the Company, through Maestro, entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Payflex Systems USA, Inc. (“Payflex”), pursuant to which the Company agreed to sell certain assets relating to the consumer directed benefits business. Pursuant to the Asset Purchase Agreement, Payflex agreed to pay the Company $1 million in cash as well as assume certain liabilities. In addition, provided that two customer agreements remain in place by September 1, 2024, and January 1, 2025, respectively, Payflex shall pay an additional contingent fee of $500 thousand per customer agreement. On September 9, 2024, Payflex made a payment of $227 thousand, which was net of $73 thousand of transition expenses. The Asset Purchase Agreement contains customary representations and warranties and covenants. The transaction contemplated by the Asset Purchase Agreement closed on December 14, 2023.

On January 16, 2024, the Company entered into a securities purchase agreement (the “Second SPA”) with certain Company insiders consisting of HillCour Investment Fund, LLC (“HillCour”), an entity controlled by the Company’s Chief Executive Officer, the Company’s Chairman, and one of the Company’s directors, pursuant to which the Company agreed to issue and sell 1,322,100 shares of Common Stock in a private placement, at a purchase price of $0.9201 per share (or the consolidated closing bid price of the Company’s Common Stock on Nasdaq as of January 16, 2024). The securities issued in the Second SPA are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. The securities have not been registered under the Securities Act and may not be sold in the United States absent registration or an exemption from registration.

On February 5, 2024, the Company entered into an Agreement of Sale of Future Receipts (the “Libertas Agreement”) with Libertas Funding LLC (“Libertas”). Under the Libertas Agreement, the Company sold to Libertas future receipts totaling $2.2 million for a purchase price of $1.7 million. At the closing of the Libertas Agreement, the Company received cash proceeds of $1.5 million, net of the first payment of $157 thousand.

Pursuant to the terms of the Libertas Agreement, the Company agreed to pay Libertas $57 thousand each week, including interest, based upon an anticipated 20% of its future receivables until such time as $2.2 million has been paid, a period Libertas and the Company estimate to be approximately 11 months. The Libertas Agreement also contains customary affirmative and negative conventions, representations and warranties, and default and terminations provisions. In April 2024, the Company repaid $1.8 million to Libertas to satisfy the Libertas Agreement in full.

On February 7, 2024, the Company entered into Amendment No. 1 to Purchase Agreement (the “AXA Amendment”) with AXA S.A., a French société anonyme (“AXA”). The AXA Amendment amends the Membership Interest Purchase Agreement, dated August 4, 2022 (the “AXA Agreement”), executed by and among the Company, XL America Inc., a Delaware corporation, Seaview Re Holdings Inc., a Delaware corporation and AXA, pursuant to which the Company acquired all the membership interests of Maestro.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to the AXA Amendment, the parties agreed to reduce the Base Purchase and the Full Base Amount each Price (as defined in the AXA Agreement) by three million dollars in the aggregate, provided that by December 31, 2024, (i) the Company’s largest shareholder has contributed at least three million dollars in equity, (ii) the Company maintains a listing of its securities on Nasdaq or a nationally recognized stock exchange and (iii) between February 29, 2024 and April 15, 2024, the Company makes all timely payments owed under the AXA Agreement (collectively, the “Reduction Criteria”).

In addition, the AXA Amendment provides that the requirement by the Company to pay AXA an amount equal to thirty five percent of the net proceeds, shall be deferred for any such funds raised in calendar year 2024 such that any such payments shall be paid no later than January 15, 2025, and any amounts due as a result of private offerings of any officers or directors of the Company shall be due and payable no later than December 31, 2025.

The AXA Amendment also provides that the Company shall make three monthly payments of $158 thousand on or prior to February 29, 2024, March 31, 2024 and April 15, 2024 for the 2024 year, as well as make such total accumulated annual payments of $2.3 million, $5.3 million, $13.3 million and $22.3 million in years 2024, 2025, 2026 and 2027 if the Reduction Criteria are met or $2.3 million, $8.3 million, $16.3 million and $25.3 million in years 2024, 2025, 2026 and 2027, respectively. The Company made timely payments of $158 thousand for February, March and April 2024.

On March 7, 2024, the Company entered into a securities purchase agreement with HillCour pursuant to which the Company agreed to issue and sell 910,000 shares of Common Stock in a private placement, at a purchase price of $1.65 per share (or the consolidated closing bid price of the Company’s Common Stock on Nasdaq as of March 7, 2024).

On April 15, 2024, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with each of the purchasers that are parties thereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”) and JGB Collateral LLC (“JGB”), a Delaware limited liability company, as collateral agent for the Purchasers (the “Agent”). Pursuant to the terms of the Purchase Agreement, on April 15, 2024, the Company issued the Senior Secured Convertible Debentures (the “Debentures”) due on April 15, 2027 for a principal sum of $11.83 million, subject to the redemption of $5 million at the Company’s election. In accordance with the Purchase Agreement JGB purchased an aggregate of $6.35 million in principal amount of the Debentures. On June 21, 2024, the Company elected not to redeem an additional $5 million of the Debentures with JGB. See Note 9.

On May 24, 2024, the Company informed the staff of the Nasdaq Stock Market LLC of its intention to withdraw from the Nasdaq hearings process and transition the listing of its common shares from the Nasdaq Capital Market (“Nasdaq”) and have the Shares quoted on the OTCQX Market (“OTCQX”).

On August 28, 2024, the Company entered into a securities purchase agreement with two investors, including HillCour, pursuant to which the Company agreed to issue and sell an aggregate of 2,702,702 shares of its Common Stock (of which HillCour purchased 1,351,351 shares of Common Stock) in a private placement, at a purchase price of $0.481 per share (or the closing bid price of the Company’s Common Stock on OTCQX on August 28, 2024).

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses reported in those financial statements. Descriptions of the Company’s significant accounting policies are discussed in the notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Management evaluates the related estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from those estimates and assumptions. Significant changes, if any, in those estimates and assumptions resulting from continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods.

Concentrations of Credit Risk

For the three month periods ended September 30, 2024 and 2023, the Company had one customer that accounted for 14.6% and 11.3% of total revenue, respectively. For the nine month periods ended September 30, 2024 and 2023, the Company had one customer that had 15.4% and 10.9% of total revenue, respectively. At September 30, 2024, two customers accounted for 51.4%, and 11.3% of accounts receivable. At December 31, 2023, two customers accounted for 16.6% and 14.0% of accounts receivable.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Restricted Cash

Restricted cash balances are composed of funds held on behalf of clients in a fiduciary capacity, cash held in a separate bank account pledged to a bank as collateral for a bank guarantee provided to the lessor to secure the Company’s obligations under a lease agreement, cash in a money market account as required by a credit card company for collateral, cash in a money market account as required by a financial surety bond company for collateral, and a certificate of deposit (“CD”) held for collateral for a letter of credit. Fiduciary funds generally cannot be utilized for general corporate purposes and are not a source of liquidity for the Company. A corresponding fiduciary obligation, included in current liabilities in the accompanying condensed consolidated balance sheets, exists for disbursements to be made on behalf of the clients and may be more than the restricted cash balance if payment from customers has not been received.

Capitalized Software

The Company complies with the guidance of ASC Topic 350-40, “Intangibles—Goodwill and Other—Internal Use Software”, in accounting for its internally developed system projects that it utilizes to provide its services to customers. These system projects generally relate to software of the Company that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Once a project has reached the development stage, the Company capitalizes direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements are capitalized, whereas costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project-by-project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three to five years. Amortization commences when the software is available for its intended use.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. The Company operates in one reporting segment and reporting unit; therefore, goodwill is tested for impairment at the consolidated level. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the condensed consolidated statement of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31.

During the nine months ended September 30, 2024, the Company recognized an impairment of its goodwill – see Note 7.

Intangible Assets

Intangible assets consist of customer relationships, non-compete agreements, and amounts attributed to patent and patent applications that were acquired through an acquisition and are amortized on a straight-line basis over useful lives ranging from five to ten years. The Company’s intangible assets are reviewed for impairment when events or circumstances indicate their carrying amounts may not be recoverable. The Company reviews the recoverability of its intangible assets by comparing the carrying value of such assets to the related undiscounted value of the projected cash flows associated with the assets, or asset group. If the carrying value is found to be greater, the Company records an impairment loss for the excess of book value over fair value.

During the nine months ended September 30, 2024, the Company recognized an impairment of its intangible assets – see Note 7.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

Third Party Administrator Revenue

Revenue is recognized when control of the promised services is transferred to the Company’s customers in an amount that reflects the consideration expected to be entitled to in exchange for those services. As the Company completes its performance obligations, it has an unconditional right to consideration, as outlined in the Company’s contracts.

The Company also provides certain performance guarantees under their contracts with customers. Customers may be entitled to receive compensation if the Company fails to meet the guarantees. Actual performance is compared to the contractual guarantee for each measure throughout the period. The Company had performance guarantee liabilities of $262 thousand, which is included in accrued expenses on the accompanying condensed consolidated balance sheet as of September 30, 2024.

Significant Payment Terms

Generally, the Company’s accounts receivable are expected to be collected in 30 days in accordance with the underlying payment terms. Invoices for services are typically sent to the customer on the 15th day of the month prior to the service month with a 10-day payment term. The Company does not offer discounts if the customer pays some or all of the invoiced amount prior to the due date.

Consideration paid for services rendered by the Company is nonrefundable. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services.

The Company uses the practical expedient and does not account for significant financing components because the period between recognition and collection does not exceed one year for all of the Company’s contracts.

Timing of Performance Obligations

All of the Company’s contracts with customers obligate the Company to perform services. Services provided include health and welfare administration, dependent eligibility verification, COBRA administration, and benefit billing. Revenue is recognized over time as services are provided as the performance obligations are satisfied through the effort expended to research, investigate, evaluate, document, and report claims, and control of these services is transferred to the customer. The Company has the right to receive payment for all services rendered.

Determining and Allocating the Transaction Price

The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer.

To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified.

The Company’s contracts with customers have fixed fee prices that are denominated per covered employee per month. The Company includes amounts of variable consideration in a contract’s transaction price only to the extent that it is probable that the amounts will not be subject to significant reversals (that is, downward adjustments to revenue recognized for satisfied performance obligations). In determining amounts of variable consideration to include in a contract’s transaction price, the Company relies on its experience and other evidence that supports its qualitative assessment of whether revenue would be subject to a significant reversal. The Company considers all the facts and circumstances associated with both the risk of a revenue reversal arising from an uncertain future event and the magnitude of the reversal if that uncertain event were to occur.

Captive Revenue

All general insurance premiums pertain to annual policies and are reflected in income on a pro-rata basis.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Loss and Loss Adjustment Expenses

The establishment of loss reserves by the primary insurer is a reasonably complex and dynamic process influenced by numerous factors. These factors principally include past experience with like claims. Consequently, the reserves established are a reflection of the opinions of a large number of persons and the Company is exposed to the possibility of higher or lower than anticipated loss cost due to real expense.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of outstanding shares of common stock for the period, considering the effect of participating securities. Diluted earnings (loss) per share is calculated by dividing net earnings (loss) by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, shares of common stock equivalents, if any, are not considered in the computation. At September 30, 2024 and 2023, there were 4,738,867 and 1,123,173 common stock equivalents, respectively. For the nine months ended September 30, 2024 and 2023, these potential shares were excluded from the shares used to calculate diluted net loss per share as their effect would have been antidilutive.

Recently Issued Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which will add required disclosures of significant expenses for each reportable segment, as well as certain other disclosures to help investors understand how the Chief Operating Decision Maker evaluates segment expenses and operating results. The new standard will also allow disclosure of multiple measures of segment profitability, if those measures are used to allocate resources and assess performance. The amendments will be effective for public companies for fiscal years beginning after December 15, 2023 and for interim reporting periods beginning after December 15, 2024. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The standard will be effective for public companies for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

In March 2024, the FASB issued ASU No. 2024-01, “Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”). ASU 2024-01 clarifies appropriate accounting for awards issued with the intent to align compensation with operating performance by providing specific examples for issuers to follow. Beyond these clarifying examples, no changes to the codification were made. ASU 2024-01 is effective for fiscal years beginning after December 15, 2024, and interim periods within the fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements and related disclosures.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at:

(in thousands)

	September 30, 2024	December 31, 2023
Equipment	$141	$141
Furniture and fixtures	621	621
Total cost	762	762
Accumulated depreciation	(248)	(151)
Property and equipment, net	$514	$611

Depreciation expense was $97 thousand and $307 thousand for the nine months ended September 30, 2024 and 2023, respectively.

Depreciation expense was $32 thousand and $38 thousand for the three months ended September 30, 2024 and 2023, respectively.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – CAPITALIZED SOFTWARE

Capitalized software consists of the following at:

(in thousands)

	September 30, 2024	December 31, 2023
Capitalized software	$8,094	$8,094
Accumulated amortization	(7,342)	(5,967)
Capitalized software, net	$752	$2,127

Amortization expense was $1,375 thousand and $1,846 thousand for the nine months ended September 30, 2024 and 2023, respectively.

Amortization expense was $181 thousand and $615 thousand for the three months ended September 30, 2024 and 2023, respectively.

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS

Goodwill consists of the following:

(in thousands)

September 30, 2024
Balance as of December 31, 2023	$3,018
Impairment of goodwill	(3,018)
Balance as of September 30, 2024	$—

The Company conducts an annual impairment test of goodwill at December 31st or if events or circumstances exist that would indicate that the Company’s goodwill may be impaired. As circumstances changed during the three months ended June 30, 2024, that would, more likely than not, reduce the Company’s fair value below its net equity value, the Company performed qualitative and quantitative analyses of the potential impairment of its goodwill, specifically evaluating trends in market capitalization, current and future cash flows, revenue growth rates, and the impact of macroeconomic conditions on the Company and its performance. Based on the analysis performed, the Company determined that its goodwill was fully impaired due to the continuation of revenues being below management’s expectations, continued operating losses and negative operating cash flows, reductions in the Company’s stock price and market capitalization, and the delisting from Nasdaq and subsequent transition to the OTCQX market in the second quarter of 2024 whereby the Company’s common stock has been thinly traded. As a result, the Company recorded a goodwill impairment charge in the amount of $3.0 million in June 2024.

Intangible assets consist of the following:

(in thousands)

	September 30, 2024
	Useful	Gross Carrying	Accumulated	Net		Net Carrying
	Life	Amount	Amortization	Disposal	Impairment	Amount
Trademarks	5-10 Years	$2,320	$(761)	$—	$(1,559)	$—
Noncompete agreements	5 Years	990	(644)	—	(346)	—
Customer relationships	5-7 Years	3,760	(1,628)	(51)	(2,081)	—
Patents and patent applications	5 Years	650	(65)	—	(585)	—
		$7,720	$(3,098)	$(51)	$(4,571)	$—

	December 31, 2023
Trademarks	5-10 Years	$2,320	$(605)	$—	$—	$1,715
Noncompete agreements	5 Years	990	(545)	—	—	445
Customer relationships	5-7 Years	3,760	(1,342)	(51)	—	2,367
Patents and patent applications	(*)	650	—	—	—	650
		$7,720	$(2,492)	$(51)	$—	$5,177

(*)	Patents have yet to be approved by the United States Patent and Trademark Office. Useful life is determined upon placement into service after approval.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Amortization expense was $606 thousand and $821 thousand for the nine months ended September 30, 2024 and 2023, respectively.

Amortization expense was $0 and $274 thousand for the three months ended September 30, 2024 and 2023, respectively.

The Company conducts an impairment test of intangible assets when events occur or circumstances exist that would indicate the Company’s long-lived assets may be impaired. Based on the matters discussed above for goodwill and the qualitative and quantitative analyses performed, the Company determined that its intangible assets were fully impaired. As a result, the Company recorded an intangible impairment charge in the amount of $4.6 million in June 2024. No impairment charges were recorded during the three months ended September 30, 2024.

NOTE 8 – LOSS AND LOSS ADJUSTMENT EXPENSES

The following tables shows changes in aggregate reserves for the Company’s loss and loss adjustment expenses:

(in thousands)

	2024	2023
Net reserves at July 1	$186	$143
Incurred loss and loss adjustment expenses
Provisions for insured events of the current year	40	58
Change in provision for insured events of prior year	—	—
Total incurred loss and loss adjustment expense	40	58
Payments
Loss and loss adjustment expenses attributable to insured events of the current year	—	—
Loss and loss adjustment expenses attributable to insured events of the prior year	—	—
Total payments	—	—
Net reserves at September 30	$226	$201

(in thousands)

	2024	2023
Net reserves at January 1	$266	$—
Incurred loss and loss adjustment expenses
Provisions for insured events of the current year	48	205
Change in provision for insured events of prior year	90	—
Total incurred loss and loss adjustment expense	138	205
Payments
Loss and loss adjustment expenses attributable to insured events of the current year	7	4
Loss and loss adjustment expenses attributable to insured events of the prior year	171	—
Total payments	178	4
Net reserves at September 30	$226	$201

NOTE 9 – CONVERTIBLE DEBENTURES

Securities Purchase Agreement

On April 15, 2024, the Company entered into the Purchase Agreement with each of the Purchasers and JGB, as collateral agent for the Purchasers (the “Agent”). In accordance with the Purchase Agreement JGB purchased an aggregate of $6,350,000 in principal amount of the Debentures. On April 15, 2024, the Company issued the Debentures due on April 15, 2027 for a principal sum of $11,830,000.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Debentures

The Debentures bear interest at a rate equal to the prime interest rate plus 5.75% per annum (subject to increase upon the occurrence and continuance of an Event of Default (as defined in the Debentures)), require monthly principal payments of $140,000 beginning on October 15, 2024, have a maturity date of April 15, 2027 and are convertible, in whole or in part, at any time after their issuance date at the option of the Purchasers, into shares of the Company’s common stock at a conversion price equal to $3.00 per share (the “Conversion Price”), subject to adjustment as set forth in the Debentures. The Conversion Price of the Debentures is subject to anti-dilution protection upon subsequent equity issuances, subject to certain exceptions, provided that the Conversion Price shall not be adjusted to a price less than $2.23 per share, the closing price of the Company’s Common Stock on Nasdaq on the day immediately preceding the Closing Date.

The Company’s obligations under the Debentures may be accelerated, at the Purchasers’ election or upon the occurrence of certain customary events of default. The Debentures contain customary representations, warranties and covenants including among other things and subject to certain exceptions, covenants that restrict the Company from incurring additional indebtedness, creating or permitting liens on assets, amending its charter documents and bylaws, repurchasing or otherwise acquiring more than a de minimis number of its Common Stock or equivalents thereof, repaying outstanding indebtedness, paying dividends or distributions, assigning or selling certain assets, making or holding any investments, and entering into transactions with affiliates. In addition, at any time within sixty days after the Closing Date, and provided that $5.0 million remains on deposit in a certain blocked account, the Company may elect to redeem up to an aggregate of $5.0 million of the Debentures. Effective June 21, 2024, the Company elected not to redeem the additional $5 million.

As of September 30, 2024, the net carrying amount of the convertible debt instrument is $5.6 million, of which $1.5 million is short term. The loan has unamortized debt discount and issuance cost of $296 thousand and $419 thousand, respectively. The estimated fair value (Level 3) of the convertible debt instrument was $5.6 million as of September 30, 2024. As of September 30, 2024, interest of $570 thousand was paid as it was incurred.

The Company’s future loan payments, which are presented as current portion of convertible debenture, net and Convertible debentures, net of current portion on the Company’s accompanying unaudited condensed consolidated balance sheet as of September 30, 2024, are as follows:

September 30, 2024
Convertible debenture principal	$6,327
Unamortized debt discount and issuance costs	(715)
Outstanding balance, Net	5,612
Less: current portion	(1,540)
Long-term portion	$4,072

NOTE 10 – REVENUE

Disaggregation of Revenue

The following tables illustrates the disaggregation of revenue by similar products:

For the nine months ended:

(in thousands)

	September 30, 2024	September 30, 2023
TPA services	$21,504	$28,213
Captive insurance	78	235
Total	$21,582	$28,448

For the three months ended:

(in thousands)

	September 30, 2024	September 30, 2023
TPA services	$6,984	$8,639
Captive insurance	24	90
Total	$7,008	$8,729

MARPAI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – SHARE-BASED COMPENSATION

Global Stock Incentive Plan

On May 31, 2023, the shareholders of the Company approved the Company’s Board of Directors proposal to increase the Company’s 2020 Global Incentive Plan (the “2020 Plan”) by an additional 500,000 shares, thus bringing the total number of stock options, restricted stock units (“RSUs”) and restricted stock awards (“RSAs”) that may be issued pursuant to the Plan to 2,450,855.

Under the term of the 2020 Plan, on the grant date, the Board of Directors determines the vesting schedule of each stock option and RSUs on an individual basis. All stock options expire ten (10) years from the date of the grant. Vested options expire 90 days after the termination of employment of the grantee.

On May 6, 2024, the shareholders of the Company approved the Company’s 2024 Global Incentive Plan (the “2024 Plan”) with 2,227,910 shares of common stock initially issuable under the 2024 Plan.

Under the terms of the 2024 Plan, on the grant date, the Board of Directors determines the vesting schedule of each stock option and RSUs on an individual basis. All stock options expire ten (10) years from the date of the grant. Vested options expire 90 days after the termination of employment of the grantee.

Stock Options

There were no options granted for the nine months ended September 30, 2024. The fair value of options granted under the 2020 Plan during the nine months ended September 30, 2023 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for grants:

2023
Risk-free interest rates	3.43%
Expected life	5 years
Expected volatility	41.00%
Expected dividend yield	0.00%

The following table summarizes the stock option activity for the nine months ended September 30, 2024:

(in thousands except share and per share data)

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at January 1, 2024	1,213,957	$4.43	8.70	$—
Granted	—	—
Forfeited/Cancelled	(271,890)	4.97
Exercised	—	—
Balance at September 30, 2024	942,067	$4.27	7.95	$—
Exercisable at September 30, 2024	713,559	$4.70	7.81	$—

MARPAI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company’s non-vested stock options:

	Non-vested Options	Weighted- Average Grant Date
	Outstanding	Fair Value
Balance at January 1, 2024	506,522	$1.67
Options granted	—	—
Options forfeited/cancelled	(116,807)	1.64
Options exercised	—	—
Options vested	(161,207)	1.73
Balance at September 30, 2024	228,508	$1.64

For the nine months ended September 30, 2024 and 2023, the Company recognized $291 thousand and $641 thousand of stock compensation expense relating to stock options, respectively. For the three months ended September 30, 2024 and 2023, the Company recognized $76 thousand and $253 thousand of stock compensation expense relating to stock options, respectively. As of September 30, 2024, there was $374 thousand of unrecognized stock compensation expense related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of approximately 2.1 years.

Restricted Stock Awards

In July 2019, the Board of Directors of the Company authorized grants of RSAs through a restricted stock award purchase agreement to certain founders, consultants, and advisors of the Company. Certain grants to the Company’s founders were fully vested at the date of incorporation, other grants vest over a four-year period on each anniversary of the grant date, based on continued employment, and other grants vest based on various milestones. The shares of common stock underlying the RSAs were issued upon grant.

For the nine months ended September 30, 2024 and 2023, the Company recognized $0 and $288 thousand of stock compensation expense relating to RSAs, respectively. For the three months ended September 30, 2024 and 2023, the Company recognized $0 and $46 thousand of stock compensation expense relating to RSAs, respectively. As of September 30, 2024, there was $0 of unrecognized compensation expense related to unvested restricted share awards.

Restricted Stock Units

On May 23, 2024, the Company approved a special one-time grant of 100,000 RSUs each to three executive team members, which will vest immediately once the Company achieves year-end unadjusted EBITDA of $5.0 million. The EBITDA metric is currently not probable and no shared-based compensation expense was recognized for the periods presented. The probability will be evaluated each reporting period. Since these RSUs only vest upon the achievement of the EBITDA metric, the Company is unable to determine the weighted-average period over which the unrecognized cost will be recognized.

On June 18, 2024, the Company approved a special one-time grant of 100,000 RSUs to a director for a special project to get the Company uplisted to a national securities exchange. 50,000 RSUs will vest December 31, 2024 and the remaining 50,000 RSUs will vest upon the successful uplisting of the Company. The successful uplisting is currently not probable and no share-based compensation expense was recognized for the periods presented for the remaining 50,000 RSUs.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the restricted stock units activity for the nine months ended September 30, 2024:

	Restricted Stock Units	Weighted- Average Grant Date Fair Value Per Share
Outstanding at January 1, 2024	—	$—
Granted	2,367,000	1.90
Forfeited/cancelled	(76,758)	1.45
Vested	(860,492)	1.95
Outstanding at September 30, 2024	1,429,750	$1.90

For the nine months ended September 30, 2024 and 2023, the Company recognized $1.8 million and $782 thousand of stock compensation expense relating to RSUs, respectively. For the three months ended September 30, 2024 and 2023, the Company recognized $288 thousand and $421 thousand of stock compensation expense relating to RSUs, respectively. As of September 30, 2024, there was $1.2 million of unrecognized compensation expense remaining related to unvested time-vested restricted share units. That cost is expected to be recognized over a weighted-average period of approximately 1.2 years.

NOTE 12 – WARRANTS

The Company has issued warrants as part of equity offerings and severance packages.

The table below summarizes the Company’s warrant activities:

	Number of Warrants to Purchase Common Shares	Exercise Price Range Per Share	Weighted Average Exercise Price
Balance at January 1, 2024	644,718	$2.50 to 31.60	$16.40
Granted	—	—	—
Forfeited	—	—	—
Exercised	—	—	—
Balance at September 30, 2024	644,718	$2.50 to 31.60	$16.40

Balance at January 1, 2023	412,218	$5.72 to 31.60	$23.68
Granted	92,500	5.00	5.00
Forfeited	—	—	—
Exercised	—	—	—
Balance at September 30, 2023	504,718	$5.00 to 31.60	$20.25

NOTE 13 – SEGMENT INFORMATION

Research and development activities are conducted through the Company’s wholly owned subsidiary, EYME Technologies, Ltd., in Israel. Geographic long-lived asset information presented below is based on the physical location of the assets at the reporting date. All of the Company’s revenues are derived from customers located in the United States.

Long-lived assets including goodwill, intangible assets, capitalized software, property and equipment and operating lease right-of-use, by geographic region, are as follows at:

(in thousands)

	September 30, 2024	December 31, 2023
United States	$3,239	$12,015
Israel	219	1,291
Total long-lived assets	$3,458	$13,306

MARPAI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – RELATED PARTY TRANSACTIONS

The Company receives consulting services and marketing services from various shareholders and directors. The total cost of these consulting services for the nine months ended September 30, 2024, and 2023 was approximately $0 and $95 thousand, respectively. The total cost of these consulting services for the three months ended September 30, 2024, and 2023 was approximately $0 and $0, respectively. No amounts due to these certain shareholders were included in accounts payable as of September 30, 2024 and December 31, 2023.

In January 2024, March 2024, and August 2024, the Company entered into security purchase agreements with an entity controlled by the Company’s Chief Executive Officer (See Note 3).

NOTE 15 – ACCRUED EXPENSES

Accrued expenses consisted of the following:

(in thousands)

	September 30, 2024	December 31, 2023

Employee compensation	$683	$1,202
Accrued bonuses	259	178
Performance guarantee liabilities	262	165
Other accrued expenses and liabilities	1,753	1,271
Accrued expenses	$2,957	$2,816

NOTE 16 – INCOME TAXES

The effective tax rate was 0% for the nine months ended September 30, 2024 and 2023. The effective tax rate differs from the federal tax rate of 21% for the nine months ended September 30, 2024 and 2023 due primarily to the full valuation allowance on deferred tax assets and other discrete items.

At December 31, 2023, the Company had federal and state net operating losses (“NOLs”) in the amount of approximately $48.2 million and $39.7 million. While the federal NOLs carryforward indefinitely, the Tax Cuts & Jobs Act of 2017 limits the amount of federal net operating loss utilized each year after December 31, 2020 to 80% of taxable income. The state NOLs begin to expire in 2031.

Income tax expense is recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between amounts reported for income tax purposes and financial statement purposes, using current tax rates. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset will not be realized. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent that the Company believes that recovery is not likely, it must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets.

The Company and its subsidiaries’ income tax returns since 2019 remain subject to examination by tax jurisdictions.

NOTE 17 – LITIGATION AND LOSS CONTINGENCIES

From time to time, the Company may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, legal proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labor and employment rights, privacy, and contractual rights. There are no currently pending legal proceedings that the Company believes will have a material adverse impact on the Company’s business or condensed consolidated financial statements.

NOTE 18 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date the unaudited condensed consolidated financial statements were available for issuance.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Marpai, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Marpai, Inc. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the consolidated financial statements, the Company has incurred recurring operating losses and negative cash flows from operations, has an accumulated deficit, and has historically met its cash needs primarily from the issuance of convertible notes and warrants and sales of its common stock. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2020.

Melville, New York

March 26, 2024

MARPAI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS:
Current assets:
Cash and cash equivalents	$1,146,801	$13,764,508
Restricted cash	12,344,583	9,352,608
Accounts receivable, net of allowance for credit losses of $24,617 and $23,458	1,125,159	1,437,786
Unbilled receivable	768,374	350,393
Due from buyer for sale of business unit	800,000	—
Prepaid expenses and other current assets	891,526	1,601,920
Other receivables	8,506	30,634
Total current assets	17,084,949	26,537,849

Property and equipment, net	610,860	1,506,082
Capitalized software, net	2,127,694	4,588,706
Operating lease right-of-use assets	2,372,839	3,841,810
Goodwill	3,017,600	5,837,060
Intangible assets, net	5,176,772	6,323,279
Security deposits	1,266,632	1,293,166
Other long-term asset	21,668	21,668
Total assets	$31,679,014	$49,949,620

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$4,648,837	$1,457,670
Accrued expenses	2,816,154	5,274,716
Accrued fiduciary obligations	11,572,713	9,024,463
Deferred revenue	660,826	288,499
Current portion of operating lease liabilities	512,416	1,311,295
Other short-term liability	631,584	—
Due to related party	—	3,201
Total current liabilities	20,842,530	17,359,844

Other long-term liabilities	19,401,398	20,203,700
Operating lease liabilities, net of current portion	3,683,822	4,771,871
Deferred tax liabilities	1,189,742	1,479,880
Total liabilities	45,117,492	43,815,295
COMMITMENTS AND CONTINGENCIES (Note 19)

STOCKHOLDERS’ (DEFICT) EQUITY
Common stock, $0.0001 par value, 227,791,050 shares authorized; 7,960,938 issued and outstanding at December 31, 2023 and 5,319,758 issued and outstanding at December 31, 2022 (1)	796	532
Additional paid-in capital	63,306,726	54,127,893
Accumulated deficit	(76,746,000)	(47,994,100)
Total stockholders’(deficit) equity	(13,438,478)	6,134,325
Total liabilities and stockholders’ (deficit) equity	$31,679,014	$49,949,620

(1)	Reflects 1-for-4 reverse stock split that became effective June 29, 2023. See Note 1 to the consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2023	2022
Revenue	$37,155,050	$24,341,874
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	24,239,117	17,136,330
General and administrative	19,176,895	12,318,529
Sales and marketing	6,596,981	6,938,513
Information technology	5,834,255	6,372,795
Research and development	1,311,695	3,708,068
Depreciation and amortization	3,896,833	3,538,237
Impairment of goodwill	3,017,600	—
Facilities	2,472,192	1,012,827
Loss on disposal of assets	335,106	273,430
Gain on sale of business unit	(1,748,641)	—
Total costs and expenses	65,132,033	51,298,729

Operating loss	(27,976,983)	(26,956,855)

Other income (expenses)
Other income, net	488,869	234,472
Interest expense	(1,527,449)	(266,778)
Foreign exchange loss	(26,475)	(361)
Loss before provision for income taxes	(29,042,038)	(26,989,522)

Income tax benefit	(290,138)	(521,132)
Net loss	$(28,751,900)	$(26,468,390)

Net loss per share, basic and fully diluted(1)	$(4.14)	$(5.23)

Weighted average number of common shares, basic and fully diluted(1)	6,951,669	5,059,959

(1)	Reflects 1-for-4 reverse stock split that became effective June 29, 2023. See Note 1 to the consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Additional Paid-	Accumulated	Total Stockholders’
	Shares (1)	Amount	In Capital	Deficit	(Deficit) Equity
Balance, December 31, 2021	5,074,932	$507	$51,233,615	$(21,525,710)	$29,708,412
Share-based compensation	—	—	2,855,448	—	2,855,448
Issuance of stock upon vesting of restricted stock units	213,043	22	—	—	22
Shares issued to vendors in exchange for services	9,375	1	38,626	—	38,627
Issuance of common stock upon exercise of stock options	22,408	2	204	—	206
Net loss	—	—	—	(26,468,390)	(26,468,390)
Balance, December 31, 2022	5,319,758	$532	$54,127,893	$(47,994,100)	$6,134,325
Share-based compensation	—	—	2,098,627	—	2,098,627
Issuance of stock upon vesting of restricted stock units	557,631	56	—	—	56
Issuance of privately placed shares	150,000	15	295,485	—	295,500
Issuance of warrants	—	—	273,753	—	273,753
Shares issued to vendors in exchange for services	25,000	2	79,128	—	79,130
Issuance of common stock upon exercise of stock options	49,835	5	413	—	418
Issuance of round up shares in connection with reverse split	8,714	1	—	—	1
Issuance of common stock in connection with public offering, net	1,850,000	185	6,431,427	—	6,431,612
Net loss	—	—	—	(28,751,900)	(28,751,900)
Balance, December 31, 2023	7,960,938	$796	$63,306,726	$(76,746,000)	$(13,438,478)

(1)	Reflects 1-for-4 reverse stock split that became effective June 29, 2023. See Note 1 to the consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(28,751,900)	$(26,468,390)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,896,833	3,538,237
Loss on disposal of assets	335,106	273,430
Share-based compensation	2,098,683	3,105,385
Warrant expense	241,553	—
Shares issued to vendors in exchange for services	79,130	38,623
Amortization of right-of-use asset	1,501,584	598,925
Goodwill impairment	3,017,600	—
Gain on sale of business unit	(1,748,641)	—
Non-cash interest	1,527,449	258,787
Deferred taxes	(290,138)	(521,132)
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	(105,354)	(597,051)
Prepaid expense and other assets	710,394	892,577
Other receivables	22,128	60,864
Security deposit	26,534	—
Accounts payable	3,191,167	181,436
Accrued expenses	(2,496,782)	(2,052,232)
Accrued fiduciary obligations	2,548,250	(12,823,139)
Operating lease liabilities	(1,886,928)	(661,382)
Due to related party	(3,201)	(2,805)
Other liabilities	337,327	(1,068,098)
Other asset	—	6,666
Net cash used in operating activities	(15,749,206)	(35,239,299)
Cash flows from investing activities:
Cash and restricted cash acquired as part of acquisition (Note 4)	—	33,388,149
Capitalization of software development costs	—	(602,805)
Proceeds from sale of business unit	1,000,000	—
Proceeds from disposal of property and equipment	26,912	—
Purchase of property and equipment	—	(362,768)
Net cash provided by investing activities	1,026,912	32,422,576
Cash flows from financing activities:
Proceeds from issuance of common stock in a public offering, net	6,431,612	—
Payments to seller for acquisition (Note 4)	(1,663,168)	—
Proceeds from issuance of warrants	32,200	—
Proceeds from issuance of common stock in a private offering, net	295,500	—
Proceeds from stock option exercises	418	196
Net cash provided by financing activities	5,096,562	196
Net decrease in cash, cash equivalents and restricted cash	(9,625,732)	(2,816,527)
Cash, cash equivalents and restricted cash at beginning of period	23,117,116	25,933,643
Cash, cash equivalents and restricted cash at end of period	$13,491,384	$23,117,116
Reconciliation of cash, cash equivalents, and restricted cash reported in the consolidated balance sheets
Cash and cash equivalents	$1,146,801	$13,764,508
Restricted cash	12,344,583	9,352,608
Total cash, cash equivalents and restricted cash shown in the consolidated statement of cash flows	$13,491,384	$23,117,116
Supplemental disclosure of non-cash activity investing and financing activities
Measurement period adjustment to goodwill	$198,140	$—
Long term liability incurred in connection with the acquisition of Maestro Health, LLC (Note 4)	$—	$19,900,000

The accompanying notes are an integral part of these consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Marpai, Inc.'s (“Marpai” or the “Company”) operations are principally conducted through its wholly-owned subsidiaries, Marpai Health, Inc. (“Marpai Health”), Marpai Administrators LLC (“Marpai Administrators”), and Maestro Health LLC (“Maestro”). Marpai Administrators and Maestro are our healthcare payer subsidiaries that provide administration services to self-insured employer groups across the United States. They act as a third-party administrator (“TPA”) handling all administrative aspects of providing healthcare to self-insured employer groups. The Company has combined these two businesses to create what it believes to be the Payer of the Future, which has not only the licenses, processes and know-how of a payer but also the latest technology. This combination allows the Company to differentiate itself in the TPA market by delivering a technology-driven service that it believes can lower the overall cost of healthcare while maintaining or improving healthcare outcomes. Marpai Captive, Inc. (“Marpai Captive”) was founded in March 2022 as a Delaware corporation. Marpai Captive engages in the captive insurance market and commenced operations in the first quarter of 2023.

Nature of Business

The Company’s mission is to positively change healthcare for the benefit of (i) its Clients who are self-insured employers that pay for their employees’ healthcare benefits and engage the Company to administer Members' healthcare claims, (ii) employees who receive these healthcare benefits from our Clients, and (iii) healthcare providers including doctors, doctor groups, hospitals, clinics, and any other entities providing healthcare services or products.

The Company provides benefits outsourcing services to clients in the United States across multiple industries. The Company’s backroom administration and TPA services are supported by a customized technology platform and a dedicated benefits call center. Under its TPA platform, the Company provides health and welfare administration, dependent eligibility verification, Consolidated Omnibus Budget Reconciliation Act (“COBRA”) administration, and benefit billing services.

The Company continues to monitor the effects of the global macroeconomic environment, including increasing inflationary pressures; supply chain disruptions; social and political issues; regulatory matters, geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on customer preferences.

Reverse Stock Split

On June 29, 2023 the Company effectuated a one-for-four reverse stock split of its outstanding shares of common stock. The number of authorized shares was not adjusted in connection with the reverse stock split. Throughout these consolidated financial statements, common stock share and per share information, including employee stock options, restricted stock awards, restricted stock units and warrants, have been revised for all periods presented to give effect to the reverse stock split.

NOTE 2 – LIQUIDITY AND GOING CONCERN

As shown in the accompanying consolidated financial statements as of and for the year ended December 31, 2023, the Company has an accumulated deficit of approximately $76.7 million and negative working capital of approximately $3.8 million. As of December 31, 2023, the Company had short-term debt of approximately $0.6 million and long-term debt of approximately $19.4 million and approximately $1.1 million of unrestricted cash on hand. For the years ended December 31, 2023 and 2022, the Company has reported operating losses and negative cash flows from operations. The Company has met its cash needs primarily through proceeds from issuing convertible notes, warrants, and sales of its common stock.

The Company currently projects that it will need additional capital to fund its current operations and capital investment requirements until the Company scales to a revenue level that permits cash self-sufficiency. As a result, the Company needs to raise additional capital or secure debt funding to support on-going operations until such time. This projection is based on the Company’s current expectations regarding revenues, expenditures, cash burn rate and other operating assumptions. The sources of this capital are anticipated to be from the sale of equity and/or issuance of debt. Alternatively, or in addition, the Company may seek to sell assets which it regards as non-strategic. Any of the foregoing may not be achievable on favorable terms, or at all. Additionally, any debt or equity transactions may cause significant dilution to existing stockholders.

If the Company is unable to raise additional capital moving forward, its ability to operate in the normal course and continue to invest in its product portfolio may be materially and adversely impacted and the Company may be forced to scale back operations or divest some or all of its assets.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements are issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 – LIQUIDITY AND GOING CONCERN (CONTINUED)

On December 14, 2023, the Company, through Maestro, entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Payflex Systems USA, Inc. (“Payflex”), pursuant to which the Company agreed to sell certain assets relating to the consumer directed benefits business. Pursuant to the Asset Purchase Agreement, Payflex agreed to pay the Company $1 million in cash as well as assume certain liabilities. In addition, provided that two customer agreements remain in place by September 1, 2024, and January 1, 2025, respectively, Payflex shall pay an additional contingent fee of $500,000 per customer agreement. The Asset Purchase Agreement contains customary representations and warranties and covenants. The transaction contemplated by the Asset Purchase Agreement closed on December 14, 2023.

On December 14, 2023, the Company entered into a securities purchase agreement (the “First SPA”) with HillCour Investment Fund, LLC, an entity controlled by the Company’s Chief Executive Officer, pursuant to which the Company agreed to issue and sell 150,000 shares of Common Stock in a private placement, at a purchase price of $1.97 per share (or the consolidated closing bid price of the Company’s Common Stock on Nasdaq as of December 14, 2023).

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), expressed in U.S. dollars. The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Maestro is included from November 1, 2022, the date of the Maestro Acquisition (see Note 4). All significant intercompany balances and transactions have been eliminated in consolidation.

Business Combination

The Company accounts for business combinations in accordance with the FASB Accounting Standard Codification (“ASC”) 805, Business Combinations. Accordingly, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values, the excess of the purchase consideration over the fair values of net assets acquired is recorded as goodwill, and transaction costs are expensed as incurred. The Company includes the results of operations of the businesses that are acquired as of the acquisition date.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, valuation of share-based compensation, accounting for warrants, allowance for credit losses, useful lives of internally developed software, fair values of net assets acquired, goodwill, intangible assets and property and equipment, incurred but not reported (“IBNR”) reserves, whether an arrangement is or contains a lease, the incremental borrowing rate used for operating leases, income tax accruals, the valuation allowance for deferred income taxes, and contingent liabilities.

The Company bases these estimates on historical and anticipated results, trends, and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash consists of funds held in bank accounts. Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less at the time of purchase and generally include money market accounts.

Concentrations of Credit Risk

The Company maintains cash accounts with financial institutions. At times, balances in these accounts may exceed federally insured limits. The amounts over the federally insured limits as of December 31, 2023, and 2022 were approximately $343,000 and $13,137,000, respectively. No losses have been incurred to date on any deposit balances.

For the year ended December 31, 2023, we had one customer that accounted for 11.0% of total revenue. For the year ended December 31, 2022, no customer accounted for greater than 10% of total revenue. At December 31, 2023, two customers accounted for 16.6%, and 14.0% of accounts receivable, respectively. At December 31, 2022, one customer accounted for 11.2% of accounts receivable.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Restricted Cash

Restricted cash balances are composed of funds held on behalf of clients in a fiduciary capacity, cash held in a separate bank account pledged to a bank as collateral for a bank guarantee provided to the lessor to secure the Company’s obligations under a lease agreement, cash in a money market account as required by a credit card company for collateral, and a certificate of deposit ("CD") held for collateral for a letter of credit. Fiduciary funds generally cannot be utilized for general corporate purposes and are not a source of liquidity for the Company. A corresponding fiduciary obligation, included in current liabilities in the accompanying consolidated balance sheets, exists for disbursements to be made on behalf of the clients and may be more than the restricted cash balance if payment from customers has not been received.

Accounts Receivable

Accounts receivable are recorded at the net invoiced amount, net of allowances for credit losses, and do not bear interest. Unbilled receivables are for services rendered but not yet billed to the customer, which typically occurs within one month.

The Company periodically reviews accounts receivable balances and provides an allowance for credit losses to the extent deemed uncollectible. The allowance for credit losses is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable and unbilled receivables. The Company determines expected credit losses based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns, the establishment of specific reserves for customers in an adverse financial condition, and our expectations of changes in macro-economic conditions that may impact the collectability of outstanding receivables. Balances are considered past due based on invoiced terms. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company had an allowance for credit losses of $24,617 and $23,458, as of December 31, 2023, and 2022, respectively.

Fair Value Measurements

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are what market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

The three levels of inputs that may be used to measure fair value are described below:

Level 1—Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3—Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

The Company measures its long-lived assets, including property and equipment and intangible assets (including goodwill), at fair value on a non-recurring basis when a triggering event requires such evaluation. During the year ended December 31, 2023, the Company recorded a goodwill impairment charge of $3,017,600 related to its goodwill (see Note 7). The goodwill impairment charge was determined based on a combination of market capitalization including quoted market prices (Level 1 inputs) and a discounted cash flow analysis (Level 3 inputs).

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include accounts receivable, accounts payable, accrued expenses, and debt at fixed interest rates, approximate their fair values at December 31, 2023, and 2022, principally due to the short-term nature, maturities, or nature of interest rates of the above listed items.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value. Management has determined that no impairment of long-lived assets exists, and accordingly, no impairment adjustments to the carrying amounts of the Company’s long-lived assets have been made for the years ended December 31, 2023, and 2022.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

Property and equipment consisting of office and computer equipment, furniture and fixtures, and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives.

Useful Lives
Equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of useful life of asset or lease term

Capitalized Software

The Company complies with the guidance of ASC Topic 350-40, “Intangibles—Goodwill and Other—Internal Use Software”, in accounting for its internally developed system projects that it utilizes to provide its services to customers. These system projects generally relate to software of the Company that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Once a project has reached the development stage, the Company capitalizes direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements are capitalized, whereas costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project-by-project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three to five years. Amortization commences when the software is available for its intended use.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. The Company operates in one reporting segment and reporting unit; therefore, goodwill is tested for impairment at the consolidated level. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than it’s carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the consolidated statement of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31. There was goodwill impairment of $3,017,600 and $0 for the years ended December 31, 2023, and 2022, respectively.

Intangible Assets

Intangible assets consist of customer relationships, non-compete agreements, and amounts attributed to patent and patent applications that were acquired through an acquisition and are amortized on a straight-line basis over useful lives ranging from five to ten years. The Company’s intangible assets are reviewed for impairment when events or circumstances indicate their carrying amounts may not be recoverable. The Company reviews the recoverability of its intangible assets by comparing the carrying value of such assets to the related undiscounted value of the projected cash flows associated with the assets, or asset group. If the carrying value is found to be greater, the Company records an impairment loss for the excess of book value over fair value. No impairment of the Company’s intangible assets was recorded for the years ended December 31, 2023, and 2022.

Income Taxes

The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis, net operating losses, tax credit and other carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates when the assets and liabilities are expected to be realized or settled. The Company regularly reviews deferred tax assets for realizability and establishes valuation allowances based on available evidence including historical operating losses, projected future taxable income, expected timing of the reversals of existing temporary differences, and appropriate tax planning strategies. If the Company’s assessment of the realizability of a deferred tax asset change, an increase to a valuation allowance will result in a reduction of net earnings at that time, while the reduction of a valuation allowance will result in an increase of net earnings at that time.

The Company follows ASC Topic 740-10-65-1 in accounting for uncertainty in income taxes by prescribing rules for recognition, measurement, and classification in financial statements of tax positions taken or expected to be in a tax return. This prescribes a two-step process for the financial statement measurement and recognition of a tax position. The first step involves the determination of whether it is more likely than not (greater than 50 percent likelihood) that a tax position will be sustained upon examination, based on the technical merits of the position. The second step requires that any tax position that meets the more likely than not recognition threshold be measured and recognized in the financial statements at the largest amount of benefit that is a greater than 50 percent likelihood of being realized upon ultimate settlement. This topic also provides guidance on the accounting for related interest and penalties, financial statement classification and disclosure. The Company’s policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. The Company has no uncertain tax positions or related interest or penalties requiring accrual at December 31, 2023, and 2022.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

Third Party Administrator Revenue

Revenue is recognized when control of the promised services is transferred to the Company’s customers in an amount that reflects the consideration expected to be entitled to in exchange for those services. As the Company completes its performance obligations, it has an unconditional right to consideration, as outlined in the Company’s contracts.

Contract Balances

At December 31, 2023, and 2022, the balances of the Company’s accounts receivable from contracts with customers, net of related allowances for credit losses, were $1,125,159 and $1,437,786, respectively, and the balance of the Company’s unbilled receivable from a contract with a customer was $768,374 and $350,393, respectively. When the Company receives consideration from a customer prior to transferring services to the customer under the terms of the customer contracts, it records deferred revenue on the Company’s consolidated balance sheet, which represents a contract liability. At December 31, 2023, and 2022, the balance of deferred revenue was $660,826 and $288,499, respectively. The Company anticipates that it will satisfy all of its performance obligations associated with its contract liabilities within a year.

The Company also provides certain performance guarantees under their contracts with customers. Customers may be entitled to receive compensation if the Company fails to meet the guarantees. Actual performance is compared to the contractual guarantee for each measure throughout the period. At December 31, 2023 and 2022, the Company had performance guarantee liabilities of $165,464 and $244,029, respectively, which are included in accrued expenses on the accompanying consolidated balance sheets.

Significant Payment Terms

Generally, the Company’s accounts receivable are expected to be collected in 30 days in accordance with the underlying payment terms. Invoices for services are typically sent to the customer on the 15th day of the month prior to the service month with a 10-day payment term. The Company does not offer discounts if the customer pays some or all of the invoiced amount prior to the due date.

Consideration paid for services rendered by the Company is nonrefundable. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services.

The Company uses the practical expedient and does not account for significant financing components because the period between recognition and collection does not exceed one year for all of its contracts.

Timing of Performance Obligations

All of the Company’s contracts with customers obligate the Company to perform services. Services provided include health and welfare administration, dependent eligibility verification, COBRA administration, benefit billing, cost containment services and care management services. Revenue is recognized over time as services are provided as the performance obligations are satisfied through the effort expended to research, investigate, evaluate, document, and report claims, and payment is received from the customer. The Company has the right to receive payment for all services rendered.

Determining and Allocating the Transaction Price

The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer.

To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified.

The Company’s contracts with customers have fixed fee prices that are determined on a per covered employee per month basis. The Company includes amounts of variable consideration in a contract’s transaction price only to the extent that it is probable that the amounts will not be subject to significant reversals (that is, downward adjustments to revenue recognized for satisfied performance obligations). In determining amounts of variable consideration to include in a contract’s transaction price, the Company relies on its experience and other evidence that supports its qualitative assessment of whether revenue would be subject to a significant reversal. The Company considers all the facts and circumstances associated with both the risk of a revenue reversal arising from an uncertain future event and the magnitude of the reversal if that uncertain event were to occur.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cost of Revenue

Cost of revenues consists of (i) service fees, which primarily include vendor fees associated with the client’s benefit program selections, (ii) the direct labor cost associated with claims management and processing services, and (iii) direct labor costs associated with providing customer support and services to clients, Members, and other external stakeholders as well as direct labor costs associated with care and case management services.

Captive Revenue

All general insurance premiums pertain to annual policies and are reflected in income on a pro-rata basis.

Loss and Loss Adjustment Expenses

The establishment of loss reserves by the primary insurer is a reasonably complex and dynamic process influenced by numerous factors. These factors principally include past experience with like claims. Consequently, the reserves established are a reflection of the opinions of a large number of persons and the Company is exposed to the possibility of higher or lower than anticipated loss cost due to real expense.

Share-Based Compensation

The Company accounts for share-based awards issued to employees in accordance with ASC Topic 718, “Compensation—Stock Compensation”. In addition, the Company issues stock options to non-employees in exchange for consulting services and accounts for these in accordance with the provisions of Accounting Standards Update (“ASU”) 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”. Compensation expense is measured at the grant date, based on the calculated fair value of the award, and recognized as an expense over the requisite service period, which is generally the vesting period of the award.

For modification of share-based payment awards, the Company records the incremental fair value of the modified award as share-based compensation on the date of modification for vested awards or over the remaining vesting period for unvested awards. The incremental compensation is the excess of the fair value of the modified award on the date of modification over the fair value of the original award immediately before the modification. In addition, the Company records the remaining unrecognized compensation cost for the original cost for the original award on the modification date over the remaining vesting period for unvested awards.

The Company estimates the expected term of stock options granted to employees using the simplified method, whereby the expected term equals the average of the vesting term and the original contractual term of the option. The Company utilizes this method as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. For stock options granted to non-employees, the contractual term of the option is utilized as the basis for the expected term assumption. All other assumptions used to calculate the grant date fair value are generally consistent with the assumptions used for options granted to employees. For purposes of calculating share-based compensation, the Company estimates the fair value of stock options using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the Company’s stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The expected volatility is primarily based on the historical volatility of company data while the expected life of the stock options is based on historical and other economic data trended into the future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected option term. The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts.

If factors change and the Company employs different assumptions, share-based compensation expense may differ significantly from what has been recorded in the past. If there is a difference between the assumptions used in determining share-based compensation expense and the actual factors which become known over time, specifically with respect to anticipated forfeitures, the Company may change the input factors used in determining share-based compensation costs for future grants. These changes, if any, may materially impact the Company’s results of operations in the period such changes are made. Incremental compensation costs arising from subsequent modifications of awards after the grant date are recognized when incurred. In addition, the Company accounts for forfeitures of awards as they occur. For share-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met.

Warrants to Acquire Common Shares:

The Company accounts for common stock warrants as either equity-classified or liability classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 “Distinguishing Liabilities from Equity” ("ASC 480") and ASC 815 “Derivatives and Hedging” ("ASC 815"). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether the warrants meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation

For non-U.S. operations, the functional currency is U.S. dollars since these operations are a direct and integral component or extension of the parent company’s operations. As a result, the transactions of those operations that are denominated in foreign currencies are re-measured into U.S. dollars, and any resulting gains or losses are included in earnings.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of outstanding common shares for the period, considering the effect of participating securities. Diluted earnings (loss) per share is calculated by dividing net earnings (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation. At December 31, 2023 and 2022, there were 1,352,153 and 957,930 common share equivalents, respectively. For the years ended December 31, 2023 and 2022, these potential shares were excluded from the shares used to calculate diluted net loss per share as their effect would have been antidilutive.

Segment Reporting

Operating segments are defined as components of an entity for which separate discrete financial information is available. The Chief Operating Decision Maker (“CODM”) reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment. The Company presents financial information about its operating segment and geographical areas in Note 14 to the consolidated financial statements.

Offering Costs

The Company capitalizes certain legal, accounting, and other third-party fees that are directly related to an equity financing that is probable of successful completion until such financing is consummated. After consummation of an equity financing, these costs are recorded as a reduction of the proceeds received as a result of the financing. Should a planned equity financing be abandoned, terminated, or significantly delayed, the deferred offering costs are immediately written off to operating expenses in the accompanying consolidated statements of operations in the period of determination.

Leases

The Company’s leases are accounted for under FASB ASC Topic 842, “Leases”. At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities are recorded based on the present value of lease payments over the expected lease term and adjusted for lease incentives. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Options to extend or terminate a lease are included in the calculation of the lease term to the extent that the option is reasonably certain of exercise. The right-of-use (“ROU”) asset is based on the corresponding lease liability adjusted for certain costs such as initial direct costs, prepaid lease payments and lease incentives received. ROU assets are reviewed for impairment, consistent with other long-lived assets, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Lease expense for operating leases is recognized on a straight-line basis over the lease term. Lease incentives are recognized when earned and reduce our operating lease asset related to the lease. They are amortized through the operating lease assets as reductions of lease expense over the lease term.

Leases with an initial term of 12 months or less that do contain purchase options or renewal terms that the Company is reasonably certain to exercise are not recorded on the accompanying consolidated balance sheets. The Company recognizes the lease expense for such leases on a straight-line basis in the accompanying consolidated statements of operations over the lease term.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. Private companies are those companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, it adopts the new or revised standard at the time private companies adopt the new or revised standard, unless it chooses to early-adopt the new or revised accounting standard. Therefore, the Company’s consolidated financial statements may not be comparable to certain public companies.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising

Advertising costs are expensed as incurred. Advertising costs amounted to $0 and $80,925 for the years ended December 31, 2023 and 2022, respectively.

Recently Issued Accounting Pronouncements

In October 2021, the FASB issued ASU No. 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. For the Company, the new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In September 2022, the FASB issued ASU No. 2022-04, “Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations,” which is intended to enhance the transparency surrounding the use of supplier finance programs. The guidance requires companies that use supplier finance programs to make annual disclosures about the program’s key terms, the balance sheet presentation of related amounts, the confirmed amount outstanding at the end of the period and associated rollforward information. Only the amount outstanding at the end of the period must be disclosed in interim periods. The guidance does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The guidance becomes effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, except for the rollforward information, which is effective for fiscal years beginning after December 15, 2023. The Company does not have any supplier finance programs and does not believe the impact of adopting this accounting standard update will be material to the consolidated financial statements.

In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” which clarifies that contractual sale restrictions are not considered in measuring fair value of equity securities and requires additional disclosures for equity securities subject to contractual sale restrictions. The standard is effective for public companies for fiscal years beginning after December 15, 2023. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which will add required disclosures of significant expenses for each reportable segment, as well as certain other disclosures to help investors understand how the Chief Operating Decision Maker evaluates segment expenses and operating results. The new standard will also allow disclosure of multiple measures of segment profitability, if those measures are used to allocate resources and assess performance. The amendments will be effective for public companies for fiscal years beginning after December 15, 2023. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The standard will be effective for public companies for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

NOTE 4 – ACQUISITIONS

Maestro

On November 1, 2022, the Company consummated the acquisition of Maestro. Pursuant to the terms of the Purchase Agreement (“Maestro Agreement”), Marpai agreed to acquire all of the membership interests (the “Units”) of Maestro. In consideration for Marpai’s acquisition of the Units, Marpai agreed to pay the seller (the “Seller”) an aggregate purchase price (the “Purchase Price”) of $19,900,000 determined on the closing date (the “Base Purchase Price”), which shall be payable on or before April 1, 2024 (the “Payment Date”), and shall accrue interest until such time that is paid, such that on the Payment Date the Purchase Price, plus all accrued and unpaid interest, shall equal $22,100,000 (the “Adjusted Purchase Price”).

Any unpaid portion of the Purchase Price shall accrue interest at ten percent (10%) per annum, compounding annually, calculated on the basis of a 365-day year for the actual number of days elapsed (the “Specified Rate”), and shall be repaid as promptly as practicable to the Seller. In addition, in the event Marpai or its subsidiaries receive proceeds from the sale of any securities in a private placement or public offering of securities (each an “Offering”), then Marpai shall pay to the Seller an amount equal to thirty-five percent (35%) of the net proceeds of the Offering no later than sixty (60) days after the closing of Offering until such time as the Purchase Price has been paid in full.

Notwithstanding the foregoing, Marpai shall be required to make cumulative payments, representing the Adjusted Purchase Price and any additional interest that will accrue on the Adjusted Purchase Price after the Payment Date, as follows: (i) $5,000,000 to be paid by December 31, 2024, (ii) $11,000,000 of cumulative payments to be paid by December 31, 2025, and (iii) $19,000,000 of cumulative payments to be paid by December 31, 2026 and (iv) $28,000,000 of cumulative payments to be paid by December 31, 2027.

On April 19, 2023, the Company closed a public offering of 1,850,000 shares of common stock at a public offering price of $4.00 per share, for gross proceeds of $7.4 million. After deducting underwriters' discounts and offering expenses, the net proceeds from the public offering were approximately $6.4 million. In accordance with the terms of the Maestro agreement, $2,294,751 or 35% of the net proceeds from the offering were expected to be used to pay down the debt to the Seller. Based on an agreement reached with the Seller on July 18, 2023, 50% of the amount due or $1,147,376 was paid to the Seller on July 19, 2023, and the balance will be paid no later than September 18, 2023. On September 18, 2023, Marpai paid the Seller $200,000 and the parties agreed that the balance of $947,376 will be paid over the course of six payments of $157,896 no later then April 2024.

As of December 31, 2023, the outstanding principal balance is $19,900,000 and the accrued interest on the principal is $122,982 for a total of $20,022,982 of which $631,584 is in other short-term liabilities and $19,391,398 is other long-term liabilities.

On February 7, 2024, the Company entered into Amendment No. 1 to Purchase Agreement (the “AXA Amendment”) with AXA S.A., a French société anonyme (“AXA”). The AXA Amendment amends the Membership Interest Purchase Agreement, dated August 4, 2022 (the “AXA Agreement”), executed by and among the Company, XL America Inc., a Delaware corporation, Seaview Re Holdings Inc., a Delaware corporation and AXA, pursuant to which the Company acquired all the membership interests of Maestro.

Pursuant to the AXA Amendment, the parties agreed to reduce the Base Purchase and the Full Base Amount each Price (as defined in the AXA Agreement) by three million dollars in the aggregate, provided that by December 31, 2024, (i) the Company’s largest shareholder has contributed at least three million dollars in equity, (ii) the Company maintains a listing of its securities on Nasdaq or a nationally recognized stock exchange and (iii) between February 29, 2024 and April 15, 2024, the Company makes all timely payments owed under the AXA Agreement (collectively, the “Reduction Criteria”).

In addition, the AXA Amendment provides that the requirement by the Company to pay AXA an amount equal to thirty five percent of the net proceeds, which shall be deferred for any such funds raised in calendar year 2024 such that any such payments shall be paid no later than January 15, 2025, and any amounts due as a result of private offerings of any officers or directors of the Company shall be due and payable no later than December 31, 2025.

The AXA Amendment also provides that the Company shall make three monthly payments of $157,896 on or prior to February 29, 2024, March 31, 2024 and April 15, 2024 for the 2024 year, as well as make such total accumulated annual payments of $2,294,751, $5,300,000, $13,300,000 and $22,300,000 in years 2024, 2025, 2026 and 2027 if the Reduction Criteria are met or $2,294,751, $8,300,000, $16,300,000 and $25,300,000 in years 2024, 2025, 2026 and 2027. The Company made the payment of $157,896 by February 29, 2024.

NOTE 4 – ACQUISITIONS (CONTINUED)

The following table represents the allocation of the purchase consideration among Maestro’s assets acquired and liabilities assumed at their acquisition-date fair values:

	December 31, 2022	Adjustment	December 31, 2023
Purchase Price
Purchase Price	$19,900,000		$19,900,000

Purchase Price Allocation
Cash	$17,081,602		$17,081,602
Restricted cash	16,306,547		16,306,547
Accounts receivable	321,198		321,198
Unbilled receivable	646,189		646,189
Prepaid expenses and other current assets	1,751,371		1,751,371
Property and equipment	921,680	(159,920)	761,760
Operating lease - right of use assets	2,555,375		2,555,375
Goodwill	3,454,143	198,140	3,652,283
Trademarks	800,000		800,000
Customer relationships	840,000		840,000
Security deposits	1,240,889		1,240,889
Account payable	(150,328)		(150,328)
Accrued expenses	(4,554,280)	(38,220)	(4,592,500)
Accrued fiduciary obligations	(16,306,547)		(16,306,547)
Operating lease liabilities	(4,816,490)		(4,816,490)
Deferred revenue	(191,349)		(191,349)
Total fair value of net assets acquired and liabilities assumed	$19,900,000	$—	$19,900,000

The Company recorded a measurement period adjustment to goodwill for property and equipment of $159,920, that was subsequently identified as not received during the acquisition, and accrued expenses of $38,220, relating to pre-acquisition liabilities.

The following table summarizes the estimated fair values of Maestro’s identifiable intangible assets, their estimated useful lives and expected amortization periods:

		Useful
	Acquisition	Life in
	Fair Value	Years
Trademarks	$800,000	5 Years
Customer relationships	840,000	5 Years

The following unaudited pro forma summary presents consolidated information of the Company as if the business combination had occurred on January 1, 2022:

Year Ended December 31, 2022
(pro forma)
Revenue	$40,406,192
Net loss	(39,774,661)

The unaudited pro forma financial information includes adjustments that are directly attributable to the business combination and are factually supportable. The pro forma adjustments include incremental amortization expense of $82,000 related to intangible and tangible assets acquired.

The unaudited pro forma results do not reflect any cost-saving synergies from operating efficiencies or the effect of the incremental costs incurred in integrating Maestro into the Marpai legacy business.

Accordingly, these unaudited pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the acquisition had occurred at the beginning of the period presented, nor are they indicative of future results of operations.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at:

	December 31, 2023	December 31, 2022
Equipment	$140,890	$402,675
Furniture and fixtures	620,870	1,007,699
Leasehold improvements	—	745,453
Total cost	761,760	2,155,827
Accumulated depreciation	(150,900)	(649,745)
Property and equipment, net	$610,860	$1,506,082

Depreciation expense was $340,673 and $397,470 for the years ended December 31, 2023 and 2022, respectively.

NOTE 6 – CAPITALIZED SOFTWARE

Capitalized software consists of the following at:

	December 31, 2023	December 31, 2022
Capitalized software	$8,094,385	$8,094,385
Accumulated amortization	(5,966,691)	(3,505,679)
Capitalized software, net	$2,127,694	$4,588,706

Amortization expense was $2,461,013 and $2,318,953 for the year ended December 31, 2023 and 2022, respectively.

Estimated amortization for capitalized software for future periods is as follows:

Year Ended December 31,
2024	$1,542,007
2025	496,744
2026	88,943
$2,127,694

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS

Goodwill consists of the following:

Amount
Balance as of December 31, 2022	$5,837,060
Measurement period adjustment to goodwill (Note 4)	198,140
Impairment of goodwill	(3,017,600)
Balance as of December 31, 2023	$3,017,600

The Company conducts an impairment test of goodwill on an annual basis and will also conduct tests if events occur or circumstances change that would, more likely than not, reduce the Company’s fair value below its net equity value. During the year ended December 31, 2022, the Company determined that its goodwill was not impaired. As circumstances changed during the year ended December 31, 2023, that would, more likely than not, reduce the Company’s fair value below its net equity value, the Company performed qualitative and quantitative analyses, assessing trends in market capitalization, current and future cash flows, revenue growth rates, and the impact of macroeconomic conditions on the Company and its performance. Based on the analysis performed in connection with its annual goodwill impairment test, and primarily due to changes in the Company’s stock price and market capitalization as well as changes in the Company’s executive management team and its overall operational and financial strategy in the fourth quarter of 2023, it was determined that goodwill was impaired. As a result, the Company recorded a goodwill impairment charge in the amount of $3,017,600 for the year ended December 31, 2023.

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS (CONTINUED)

Intangible assets consist of the following:

	December 31, 2023
	Useful	Gross Carrying	Accumulated	Net	Net Carrying
	Life	Amount	Amortization	Disposal	Amount
Trademarks	5-10 Years	$2,320,000	$(604,675)	$—	$1,715,325
Noncompete agreements	5 Years	990,000	(544,500)	—	445,500
Customer relationships	5-7 Years	3,760,000	(1,343,144)	(51,359)	2,365,497
Patents and patent applications	(*)	650,450	—	—	650,450
		$7,720,450	$(2,492,319)	$(51,359)	$5,176,772

(*)	Patents have yet to be approved by US Patent Office. Useful life is determined upon placement into service after approval.

	December 31, 2022
	Useful	Gross Carrying	Accumulated	Net	Net Carrying
	Life	Amount	Amortization	Disposal	Amount
Trademarks	5-10 years	$2,320,000	$(292,671)	$—	$2,027,329
Noncompete agreements	5 Years	990,000	(346,500)	—	643,500
Customer relationships	5-7 Years	3,760,000	(758,000)	—	3,002,000
Patents and patent applications	(*)	650,450	—	—	650,450
		$7,720,450	$(1,397,171)	$—	$6,323,279

Amortization expense was $1,095,147 and 821,814 for the years ended December 31, 2023, and 2022, respectively.

Customer relationships of $67,000 with accumulated amortization of $15,641 were disposed of as part of the sale of a business unit during the year ended December 31, 2023.

On December 14, 2023, the Company, through Maestro, entered into an Asset Purchase Agreement with Payflex, pursuant to which the Company agreed to sell certain assets relating to the consumer directed benefits business. Pursuant to the Asset Purchase Agreement, Payflex agreed to pay the Company $1 million in cash as well as assume certain liabilities. In addition, provided that two customer agreements remain in place at September 1, 2024 and January 1, 2025, respectively, Payflex shall pay an additional contingent fee of $500,000 per customer agreement. The Asset Purchase Agreement contains customary representations and warranties and covenants. The transaction contemplated by the Asset Purchase Agreement closed on December 14, 2023.

Estimated amortization for trademarks, noncompete agreements and customer relationships for future periods is as follows:

Year Ended December 31,
2024	$1,086,863
2025	1,086,863
2026	938,645
2027	815,676
2028	256,284
Thereafter	341,991
Assets not placed in services	650,450
$5,176,772

NOTE 8 – LEASES

The Company leases office space and certain equipment under operating leases that expire between 2024 and 2030. The terms of the leases provide for rental payments with escalation clauses and contain options that allow the Company to extend or terminate the lease agreements.

Operating lease costs recorded in the accompanying consolidated statements of operations were $1,479,399 and $1,117,193 for the years ended December 31, 2023, and 2022.

NOTE 8 – LEASES (CONTINUED)

The Company’s future lease payments, which are presented as current maturities of operating leases and noncurrent operating lease liabilities on the Company’s accompanying consolidated balance sheet as of December 31, 2023, including any optional extensions, are as follows:

Year Ended December 31,
2024	$909,296
2025	916,671
2026	927,671
2027	939,600
2028	876,385
Thereafter	1,085,258
Total lease payments	5,654,881
Less: imputed interest	(1,458,643)
Present value of lease liabilities	4,196,238
Less: current lease liabilities	(512,416)
Long-term lease liabilities	$3,683,822

The weighted average remaining lease term, including the optional extension, was 6.1 years and 5.9 years as of December 31, 2023, and 2022, respectively. The weighted average operating lease discount rate was 9.9% and 9.11% as of December 31, 2023, and 2022, respectively.

The Company does not recognize lease liabilities or lease assets on the consolidated balance sheets for short-term leases (leases with a lease term of twelve months or less as of the commencement date). Rather, any short-term lease payments are recognized as an expense on a straight-line basis over the lease term. The Company recognized expense of $132,080 for short-term lease commitments.

On January 15, 2021, Marpai Administrators entered into a sublease with an expiration date of November 30, 2023. The sublease calls for monthly rent payments of approximately $14,000 plus tax.

On July 18, 2023, Maestro entered into a sublease with an expiration date of July 31, 2027. The sublease calls for monthly rent payments of $40,000.

Sublease income recorded as other income for the years ended December 31, 2023, and 2022 was approximately $368,172 and $196,465, respectively.

The following is a summary as of December 31, 2023, of the contractual sublease income:

Year Ended December 31,
2024	$480,000
2025	480,000
2026	480,000
2027	280,000
Total sublease income	$1,720,000

NOTE 9 – LOSS AND LOSS ADJUSTMENT EXPENSES

The following tables show changes in aggregate reserves for the Company's loss and loss adjustment expenses:

	December 31, 2023	December 31, 2022
Net reserves at January 1,	$—	$—
Incurred loss and loss adjustment expenses
Provisions for insured events of the current year	388,498	—
Change in provision for insured events of prior year	—	—
Total incurred loss and loss adjustment expense	388,498	—
Payments
Loss and loss adjustment expenses attributable to insured events of the current year	122,957	—
Loss and loss adjustment expenses attributable to insured events of the prior year	—	—
Total payments	122,957	—
Net reserves at December 31,	$265,541	$—

NOTE 10 – REVENUE

Disaggregation of Revenue

The following tables illustrates the disaggregation of revenue by similar products:

	December 31, 2023	December 31, 2022
Third Party Administrator services	$36,829,145	$24,341,874
Captive insurance	325,905	—
Total	$37,155,050	$24,341,874

NOTE 11 – SHARE-BASED COMPENSATION

Global Incentive Plan

On May 31, 2022, the shareholders of the Company approved the Company’s Board of Directors proposal to increase the Company’s Global Incentive Plan (the “Plan”) by 1,575,000 shares, thus bringing the total number of stock options, restricted stock units (“RSUs”) and restricted stock awards (“RSAs”) that may be issued pursuant to the Plan to 1,950,855.

On May 31, 2023, the shareholders of the Company approved the Company’s Board of Directors' proposal to increase the Company’s Plan by an additional 500,000 shares, thus bringing the total number of stock options, RSUs and RSAs that may be issued pursuant to the Plan to 2,450,855.

Under the terms of the Plan, on the grant date, the Board of Directors determines the vesting schedule of each stock option and RSUs on an individual basis. All stock options expire the earlier of (1) ten years from the date of the grant, (2) May 31, 2031, or (3) 90 days after the termination of employment of the grantee.

Stock Options

The fair value of stock options and share awards granted under the stock option plan during the year ended December 31, 2023, and 2022 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for grants:

	2023	2022
Risk-free interest rates	3.43% to 4.44%	3.61%
Expected life	5 years	5 years
Expected volatility	41% to 186.14%	41.00%
Expected dividend yield	0.00%	0.00%

The following table summarizes the stock option activity:

		Weighted	Weighted Average	Aggregate
	Number of	Average	Remaining	Intrinsic
	Options	Exercise Price	Contractual Term	Value
Balance at January 1, 2023	931,934	$5.88	8.91	$203,295
Granted	717,250	2.56
Forfeited/Cancelled	(385,394)	4.99
Exercised	(49,833)	0.01
Balance at December 31, 2023	1,213,957	4.43	8.70	$—
Exercisable at December 31, 2023	707,435	$5.32	8.43	$—

The following table summarizes the Company’s non-vested stock options activity:

	Non-vested	Weighted-Average
	Options	Grant Date
	Outstanding	Fair Value
At January 1, 2023	507,664	$2.64
Options granted	717,250	1.50
Options forfeited/cancelled	(331,200)	2.12
Options exercised	(9,870)	5.42
Options vested	(377,322)	1.80
At December 31, 2023	506,522	$1.67

NOTE 11 – SHARE-BASED COMPENSATION (CONTINUED)

For the years ended December 31, 2023, and 2022, the Company recognized $894,154 and $828,860 of stock compensation expense relating to stock options, respectively. As of December 31, 2023, there was $824,918 of unrecognized stock compensation expense related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of approximately two years.

Restricted Stock Awards

In July 2019, the Board of Directors authorized grants of restricted stock awards (“RSAs”) through a restricted stock award purchase agreement to certain founders, consultants, and advisors of the Company. Certain grants to the Company’s founders were fully vested at the date of incorporation, other grants vest over a four-year period on each anniversary of the grant date, based on continued employment, and other grants vested based on various milestones. The shares of common stock underlying the RSAs are issued upon grant.

The following table summarizes the restricted stock awards activity:

	Restricted Stock	Weighted-Average Grant Date Fair
	Awards	Value Per Share
Outstanding at January 1, 2023	55,735	$5.92
Granted	—	—
Forfeited/cancelled	—	—
Vested	(55,735)	5.92
Outstanding at December 31, 2023	—	$—

For the years ended December 31, 2023, and 2022, the Company recognized $297,354 and $1,301,599 of stock compensation expense relating to RSAs, respectively. As of December 31, 2023, there was $0 of unrecognized compensation expense related to unvested restricted share awards.

Restricted Stock Units

On June 14, 2022, the Board of Directors of the Company authorized the grant of 356,851 RSUs, of which 336,538 were granted to an officer of the Company who joined the Company in February 2022. Of the RSUs granted to the officer, 48,077 vested immediately and the balance of 288,461 vested in equal quarterly installments through February 28, 2023. Under the terms of the officer’s employment agreement, the Company also agreed to guarantee the minimum value of the RSUs on their vesting dates.

On February 28, 2023, the Company issued 33,387 fully vested RSUs to an officer upon his one-year anniversary of employment.

On August 2, 2023, the Company issued 28,090 fully vested RSUs to an officer.

On August 16, 2023, the Company issued 400,000 RSUs which fully vested on September 7, 2023, to an advisor, and the Company also agreed to guarantee the minimum value of the RSUs on their vesting dates. The Company accrued $548,450 in accounts payable in the consolidated balance sheet, reflecting this minimum value obligation as of December 31, 2023.

The following table summarizes the restricted stock units activity:

	Restricted Stock
	Units	Value
Outstanding at January 1, 2023	72,957	$4.44
Granted	580,227	1.58
Forfeited/cancelled	(127,605)	3.25
Vested	(525,579)	1.57
Outstanding at December 31, 2023	—	$—

For the years ended December 31, 2023, and 2022, the Company recognized $782,175 and $1,406,548 of stock compensation expense relating to RSUs, respectively. As of December 31, 2023, there was no unrecognized compensation expense related to unvested RSUs.

NOTE 12 – WARRANTS

Upon closing of the Company's public offering (Note 18), the Company issued to the underwriter, warrants to purchase 92,500 shares of common stock (the “Underwriter’s Warrants”). The Underwriter’s Warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share in the offering, which was determined to be $5.00. The Underwriter’s Warrants are exercisable at any time, in whole or in part, from October 19, 2023, through April 19, 2028.

On December 7, 2023, the Company issued warrants to a former executive management member to purchase 140,000 shares of common stock for $32,200 cash received. The warrants are exercisable at a per share exercise price of $2.50. The warrants are exercisable at any time, in whole or in part, from December 7, 2023, through December 6, 2028.

The following assumptions were used to calculate the issuance date fair value:

Exercise price of the warrants	$2.50
Contractual life of the warrants	5 years
Current value of the underlying common stock	$2.03
Expected volatility	186.14%
Expected dividend yield	0.00%
Risk-free interest rate	4.12%

The table below summarizes the Company’s warrant activities:

	Number of Common	Exercise Price	Weighted
	Share	Range Per	Average
	Warrants	Share	Exercise Price
Balance at January 1, 2023	412,218	$5.72 to $31.60	$23.68
Granted	232,500	$2.50 to $5.00	3.49
Forfeited	—	—	—
Exercised	—	—	—
Balance at December 31, 2023	644,718	$2.50 to $31.60	$16.40

Balance at January 1, 2022	412,218	$5.72 to $31.60	$23.68
Granted	—	—	—
Forfeited	—	—	—
Exercised	—	—	—
Balance at December 31, 2022	412,218	$5.72 to $31.60	$23.68

NOTE 13 – INCOME TAXES

Income tax benefit consists of the following:

	December 31, 2023	December 31, 2022
Current:
Federal	$—	$—
State	—	—
Foreign	—	—
Total Current	—	—
Deferred:
Federal	(224,224)	(456,438)
State	(65,914)	(64,694)
Total Deferred	(290,138)	(521,132)
Income tax benefit	$(290,138)	$(521,132)

The effective tax rate was 1.0% and 1.9% for the years ended December 31, 2023, and 2022, respectively. The effective tax rate differs from the federal tax rate of 21% for the years ended December 31, 2023, and 2022 due primarily to the full valuation allowance and other discrete items.

NOTE 13 – INCOME TAXES (CONTINUED)

Reconciliation between the effective tax rate on loss before provision for income taxes and the statutory tax rate is as follows:

12/31/2023
Income tax expense (benefit) at federal statutory rate	21.0%
State and local taxes	0.2%
Change in valuation allowance	(15.8)%
Change in state and local tax rates	0.9%
Permanent book to tax differences	(3.3)%
Provision to return adjustments	0.3%
Earnings of foreign subsidiary	(2.7)%
Earnings of captive insurance subsidiary	(0.1)%
Other - net	0.5%
Income tax expense (benefit)	1.0%

12/31/2022
Income tax expense (benefit) at federal statutory rate	21.0%
State taxes	0.2%
Change in valuation allowance	(20.4)%
Change in deferred tax liability	1.9%
Permanent differences	(1.4)%
Other - net	0.6%
Income tax expense (benefit)	1.9%

At December 31, 2023, the Company had federal and state net operating losses (“NOLs”) in the amount of approximately $48,241,000 and $39,697,000 respectively. While the federal NOLs carryforward indefinitely, the Tax Cuts & Jobs Act of 2017 limits the amount of federal net operating loss utilized each year after December 31, 2020, to 80% of taxable income. The state NOLs start expiring in 2031.

Temporary differences which give rise to a significant portion of deferred tax assets are as follows at:

	December 31, 2023	December 31, 2022
Deferred income tax assets (liabilities):
Startup costs	$1,016,420	$1,035,317
Stock compensation - RSAs	1,068,953	875,498
Net operating losses - Federal	10,130,630	6,204,900
Net operating losses - State and Local	1,820,726	1,264,598
Accrued expenses	—	—
Amortization	(898,046)	(1,217,409)
Depreciation	(257,764)	(262,179)
Operating lease assets	(587,268)	(813,972)
Operating lease liabilities	1,038,552	1,370,631
Deferred revenue	45,980	45,388
Allowance for Doubtful Accounts	(6,093)	—
	13,372,090	8,502,772
Less: Valuation allowance	(14,561,832)	(9,982,652)
Deferred tax liabilities, net	$(1,189,742)	$(1,479,880)

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred since inception. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. On the basis of this evaluation, as of December 31, 2023, a valuation allowance of $14,561,832 has been recorded to recognize the portion of the deferred tax asset that is more likely than not to be realized. The net change in the valuation allowance was $4,579,180. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth. Release of the valuation allowance would result in the recognition of certain deferred tax assets and a decrease to income tax expense for the period the release is recorded.

The Company and its subsidiaries income tax returns for 2019 through 2022 remain subject to examination by tax jurisdictions.

On August 16, 2022, the U.S. government enacted the Inflation Reduction Act of 2022 (the “Inflation Reduction Act") that includes, among other provisions, changes to the U.S. corporate income tax system, including a fifteen percent minimum tax based on "adjusted financial statement income,” and a one percent excise tax on net repurchases of stock after December 31, 2022. The Company is continuing to evaluate the Inflation Reduction Act and its requirements, as well as the application to its business.

At December 31, 2023 and 2022, there are $0 unrecognized tax benefits that if recognized would affect the annual effective tax rate.

During the years ended December 31, 2023 and 2022, the Company recognized $0 in interest and penalties. The Company had $0 for the payment of interest and penalties accrued at December 31, 2023 and 2022, respectively.

NOTE 14 – SEGMENT INFORMATION

Research and development activities are conducted through EYME in Israel. Geographic long-lived asset information presented below is based on the physical location of the assets at the end of year. All of the Company’s revenues are derived from customers located in the United States.

Long-lived assets including goodwill, intangible assets, capitalized software, property and equipment and operating lease right-of-use, by geographic region, are as follows at:

	December 31, 2023	December 31, 2022
United States	$12,014,390	$17,993,006
Israel	1,291,375	4,103,931
Total long-lived assets	$13,305,765	$22,096,937

NOTE 15 – RELATED PARTY TRANSACTIONS

The Company receives consulting services and marketing services from various shareholders and directors. The total cost of these consulting services recorded in general and administrative expenses for the years ended December 31, 2023, and 2022, was approximately $88,000 and $208,000, respectively. The total cost of marketing services is recorded in sales and marketing expenses for the years ended December 31, 2023, and 2022, was approximately $0 and $341,000, respectively.

On December 30, 2020, the Company received an advance from a certain investor for reimbursement of certain expenses. This was recorded as a related party transaction on the accompanying consolidated balance sheet as of December 31, 2022, in the amount of $3,201. This amount was repaid during the year ended December 31, 2023.

On December 7, 2023, the Company issued a warrant to a former executive management member (see Note 12).

On December 14, 2023, the Company entered into a securities purchase agreement with an entity controlled by the Company’s Chief Executive Officer (see Note 2).

Subsequent to December 31, 2023, the Company entered into capital raising agreements with certain related parties (see Note 20).

NOTE 16 – ACCRUED SEVERANCE PAY AND EMPLOYEE RETIREMENT PLAN

EYME’s employees are all based in Israel. Pursuant to Israel’s Severance Pay Law, Israeli employees are entitled to severance pay equal to one month’s salary for each year of employment, or a portion thereof. All of the employees of EYME elected to be included under section 14 of the Severance Pay Law, 1963 (“Section 14”). According to this section, these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with Section 14 release the Company from any future severance payments (under the above Israeli Severance Pay Law) in respect of those employees; therefore, related assets and liabilities are not presented in the accompanying consolidated balance sheet.

Total expenses related to severance pay amounted to $49,040 and $144,896 for the years ended December 31, 2023, and 2022, respectively.

The Company excluding Maestro, has a defined contribution plan covering eligible employees with at least one month of service. The Company fully matches employee contributions up to 5% of the total compensation. Total expense for the years ended December 31, 2023, and 2022, was $318,745 and $343,682, respectively.

Maestro has a defined contribution plan covering eligible employees with at least one month of service. The Company fully matches employee contributions up to 5% of the total compensation. Total expense for the years ended December 31, 2023, and 2022, was $321,149 and $45,279, respectively.

NOTE 17 – ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31, 2023	December 31, 2022
Employee compensation	$1,202,145	$1,433,327
Accrued bonuses	178,000	1,712,009
Performance guarantee liabilities	165,464	244,029
Other accrued expenses and liabilities	1,270,545	1,885,351
Total accrued expenses	$2,816,154	$5,274,716

NOTE 18 – STOCKHOLDERS’ (DEFICIT) EQUITY

On April 19, 2023, the Company closed its public offering of 1,850,000 shares of common stock at a public offering price of $4.00 per share, for gross proceeds of $7.4 million. After deducting underwriters' discounts and offering expenses, the net proceeds from the public offering were approximately $6.4 million. In accordance with the terms of the Maestro Agreement, $2,294,751 or 35% of the net proceeds from the offering were expected to be used to pay down the debt to the Seller (see Note 4).

During the years ended December 31, 2023, and 2022, the Company issued 25,000 and 9,375 shares of common stock to a vendor in consideration for services rendered.

On December 14, 2023, the Company issued 150,000 shares of common stock via a private placement sale.

During the year ended December 31, 2023, the Company issued warrants to a former executive management member (see Note 12).

NOTE 19 – LITIGATION AND LOSS CONTINGENCIES

From time to time, the Company may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, legal proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labor and employment rights, privacy, and contractual rights. There are no currently pending legal proceedings that the Company believes will have a material adverse impact on the Company’s business or consolidated financial statements.

NOTE 20 – SUBSEQUENT EVENTS

On January 16, 2024, the Company entered into a securities purchase agreement (the “Second SPA”) with certain Company insiders consisting of HillCour Investment Fund, LLC (“HillCour”), an entity controlled by the Company’s Chief Executive Officer, the Company’s Chairman, and one of the Company’s directors, pursuant to which the Company agreed to issue and sell 1,322,100 shares of Common Stock in a private placement, at a purchase price of $0.9201 per share (or the consolidated closing bid price of the Company’s Common Stock on Nasdaq as of January 16, 2024). The securities issued in the First SPA and Second SPA are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. The securities have not been registered under the Securities Act and may not be sold in the United States absent registration or an exemption from registration.

On February 5, 2024, the Company entered into an Agreement of Sale of Future Receipts (the “Libertas Agreement”) with Libertas Funding LLC (“Libertas”) to sell future receipts totaling $2,193,000 for a purchase price of $1,700,000. The sold amount of future receipts is to be delivered weekly to Libertas at predetermined amounts over a period of nine months. The agreement contains an early delivery discount fee for delivering the future receivables before the end of the contract term and an origination fee. The Company’s Chief Executive Officer provided a guarantee for the funding agreement through various entities the Chief Executive Officer controls.

On February 7, 2024, the Company entered into an amendment with AXA, see Note 5.

On March 7, 2024, the Company entered into a securities purchase agreement with HillCour Investment Fund, LLC, an entity controlled by the Company’s Chief Executive Officer, Damien Lamendola, pursuant to which we agreed to issue and sell 910,000 shares of Common Stock in a private placement, at a purchase price of $1.65 per share (or the consolidated closing bid price of the Company’s Common Stock on Nasdaq as of March 7, 2024).

MARPAI INC.

5,705,996 Shares

Common Stock

PROSPECTUS

December 23, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is a statement of approximate expenses to be incurred by us in connection with the distribution of our common stock registered under this registration statement:

Amount
Registration fee under Securities Act of 1933	$899.80
Legal fees and expenses	$25,000
Accountant’s fees and expenses	$35,000
Miscellaneous fees and expenses	$35,000
Total	$95,899.80

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (which we refer to as the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On December 14, 2023, we entered into a securities purchase agreement (the “First SPA”) with HillCour Investment Fund, LLC, an entity controlled by our Chief Executive Officer, Damien Lamendola, pursuant to which we agreed and sold 150,000 shares of common stock in a private placement, at a purchase price of $1.97 per share.

On January 16, 2024, we entered into a securities purchase agreement (the “Second SPA”) with certain Company insiders consisting of HillCour Investment Fund, LLC, our Chairman, Yaron Eitan, and one of our directors, Robert Pons, pursuant to which we agreed and sold 1,322,100 shares of our common stock in a private placement, at a purchase price of $0.9201 per share (the consolidated closing bid price of our common stock on Nasdaq as of January 16, 2024).

On March 7, 2024, we entered into a securities purchase agreement with HillCour Investment Fund, LLC, an entity controlled by the Company’s Chief Executive Officer, Damien Lamendola, pursuant to which we agreed to and sold 910,000 shares of common stock in a private placement, at a purchase price of $1.65 per share.

On April 15, 2024, we entered into the Purchase Agreement with each of Purchasers and JGB Collateral LLC, a Delaware limited liability company, as collateral agent for the Purchasers. Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchasers the Debentures in an aggregate principal amount of $11,830,000, for a total purchase price of $11,000,000. The Purchase Agreement contains customary representations, warranties and covenants. The transactions contemplated by the Purchase Agreement were consummated on April 15, 2024.

The Debentures bear interest at a rate equal to the prime interest rate plus 5.75% per annum (subject to increase upon the occurrence and continuance of an Event of Default (as defined in the Debentures)), require monthly principal payments of $140,000 beginning on October 15, 2024, have a maturity date of April 15, 2027 and are convertible, in whole or in part, at any time after their issuance date at the option of the Purchasers, into shares of the common stock at a conversion price equal to $3.00 per share, subject to adjustment as set forth in the Debentures. The Conversion Price of the Debentures is subject to anti-dilution protection upon subsequent equity issuances, subject to certain exceptions, provided that the Conversion Price shall not be adjusted to a price less than $2.23 per share, the closing price of the Company’s common stock on OTCQX on the day immediately preceding the Closing Date.

On August 28, 2024, we entered into a securities purchase agreement with two investors, including HillCour, pursuant to which we agreed to issue and sell an aggregate of 2,702,702 shares of its common stock (of which HillCour purchased 1,351,351 shares of common stock) in a private placement, at a purchase price of $0.481 per share (or the closing bid price of the Company’s common stock on OTCQX as of August 28, 2024).

On December 5, 2024, we entered into a securities purchase agreement with four investors, including Yaron Eitan, the Company’s Chairman, Steve Johnson, the Company’s Chief Financial Officer and John Powers, the Company’s President and Chief Operating Officer, pursuant to which the Company agreed to issue and sell an aggregate of 621,194 shares of its Common Stock (of which Mr. Eitan purchased 110,619 shares of Common Stock, Mr. Johnson purchased 5,000 shares of Common Stock and Mr. Powers purchased 10,000 shares of Common Stock) in a private placement, at a purchase price of $1.13 per share (or the closing bid price of the Company’s Common Stock on OTCQX as of December 5, 2024).

The securities were not registered under the Securities Act and were issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering.

ITEM 16. EXHIBIT AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant, dated March 31, 2021 (incorporated by reference to Exhibit 3.4 to registration statement on Form S-1 filed on October 25, 2021).
3.2	Second Amended and Restated Certificate of Incorporation of the Registrant, dated July 8, 2021(incorporated by reference to Exhibit 3.5 to registration statement on Form S-1 filed on October 25, 2021).
3.3	Amendment to Second Amended and Restated Certificate of Incorporation of the Registrant, dated September 2, 2021 (incorporated by reference to Exhibit 3.6 to registration statement on Form S-1 filed on October 25, 2021).
3.4	Certificate of Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 29, 2023).
4.1	Specimen Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to registration statement on Form S-1 filed on October 25, 2021).
4.2	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on April 19, 2023).
4.3	Warrant to Purchase Common Stock between Marpai Health, Inc. and HillCour Investment Fund, LLC issued January 17, 2020 (incorporated by reference to Exhibit 4.3 to registration statement on Form S-1 filed on October 25, 2021).
4.4	Description of Securities (incorporated by references to Exhibit 4.68 to Annual Report on Form 10-K filed on March 30,2022).
4.5	Form of Warrant (incorporated by reference to Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed on December 11, 2023).
4.6	Form of Debenture (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on April 17, 2024)
5.1*	Opinion of Sullivan Worcester LLP
10.1+	Marpai Health, Inc. Global Share Incentive Plan (2019) (incorporated by reference to Exhibit 10.10 to registration statement on Form S-1 filed on October 25, 2021).
10.2	Office Lease NetPark Tampa Bay between Bluett Capital Realty, Inc. and Continental Benefits, LLC date January 11, 2018 (incorporated by reference to Exhibit 10.11 to registration statement on Form S-1 filed on October 25, 2021).
10.3+	Marpai, Inc. 2021 Global Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to registration statement on Form S-1 filed on October 25, 2021).
10.4+	Amended and Restated Exhibit A dated April 21, 2021, Services and Compensation between Marpai, Inc. and Yaron Eitan, appended to Consulting Agreement between CITTA, Inc. and Yaron Eitan dated July 29, 2019 (incorporated by reference to Exhibit 10.14 to registration statement on Form S-1 filed on October 25, 2021).
10.5+	Amendment to the Amended and Restated Services and Compensation between Marpai, Inc. and Yaron Eitan. (incorporated by reference to Exhibit 10.5 to Annual Report on Form 10-K filed on March 26, 2024)
10.6+	Executive Employment Agreement between Marpai, Inc. and Lutz Finger, effective February 28, 2022 (incorporated by reference to Exhibit 10.30 to Annual Report on Form 10-K filed on March 30, 2022).
10.7+	Amendment to Executive Employment Agreement between Marpai, Inc. and Lutz Finger, effective February 27, 2023. (incorporated by reference to Exhibit 10.7 to Annual Report on Form 10-K filed on March 26, 2024)
10.8+	Separation Agreement, executed by and between Marpai, Inc. and Lutz Finger, dated August 16, 2023 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 17, 2023).
10.9+	Consulting Agreement, executed by and between Marpai, Inc. and Lutz Finger, dated August 16, 2023 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 17, 2023).
10.10+	Separation Agreement, executed by and between Marpai, Inc. and Edmundo Gonzalez, dated December 6, 2023 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 11, 2023).

10.11+	Separation Agreement, executed by and between Marpai, Inc. and Yoram Bibring, dated December 5, 2023 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on December 11, 2023).
10.12	Securities Purchase Agreement executed by and between Marpai Health Inc. and HillCour Investment Fund, LLC, dated December 14, 2023 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2023).
10.13	Securities Purchase Agreement executed by and between Marpai Health Inc., HillCour Investment Fund, LLC, Yaron Eitan and Robert Pons, dated January 16, 2024 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 17, 2024).
10.14+	Employment Agreement, dated January 18, 2024, by and between Marpai, Inc. and John Powers (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 18, 2024).
10.15+	Employment Agreement, dated January 11, 2024, by and between Marpai, Inc. and Damien Lamendola (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 18, 2024).
10.16+	Employment Agreement, dated January 11, 2024, by and between Marpai, Inc. and Steve Johnson (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on January 18, 2024).
10.17+	Separation Agreement, dated January 15, 2024, by and between Marpai, Inc. and Gonen Antebi (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on January 18, 2024).
10.18+	Consulting Agreement, dated January 15, 2024, by and between Marpai, Inc. and Gonen Antebi (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on January 18, 2024).
10.19˄	Purchase Agreement by and between X.L. America, Inc., Seaview Re Holdings Inc., AXA S.A. and Marpai, Inc. dated as of August 4, 2022 for the purchase of Maestro Health, LLC (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed on August 9, 2022).
10.20+	First Amendment to Marpai, Inc. 2021 Global Stock Incentive Plan (incorporated by reference to Annex A to Definitive Proxy Statement on Form 14A filed on April 7, 2022).
10.21+	Employment letter agreement by and between Gonen Antebi and Marpai, Inc. (incorporated by reference to Exhibit 10.1 to current report on from 8-K filed on February 1, 2023).
10.22	Agreement of Sale of Future Receipts, by and among Marpai, Inc., Libertas Funding LLC and Damien Lamendola, as guarantor, dated February 2, 2024 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 8, 2024).
10.23	Amendment No. 1 to Purchase Agreement, by and between Marpai, Inc. and AXA S.A., a French société anonyme, dated February 7, 2024 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 8, 2024).
10.24	Securities Purchase Agreement executed by and between Marpai Health Inc. and HillCour Investment Fund, LLC, dated March 7, 2024 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 8, 2024).
10.25	Securities Purchase Agreement, dated April 15, 2024, by and among Marpai, Inc., its subsidiaries named therein, the purchasers named therein, and JGB Collateral, LLC. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on April 17, 2024)
10.26	Form of Securities Purchase Agreement executed by and between Marpai Health Inc. and investor parties thereto, dated August 28, 2024 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 3, 2024)
10.27	Form of Securities Purchase Agreement executed by and between Marpai Health Inc. and investor parties thereto, dated December 5, 2024 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 10, 2024)
23.1*	Consent of UHY LLP
23.2*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1*	Power of Attorney
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table

*	Filed herewith.

**	Furnished herewith.

+	Management contract or compensation plan.

˄	Certain identified information in the exhibit has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b) Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 23rd day of December of 2024.

MARPAI, INC.

By:	/s/ Damien Lamendola
	Name:	Damien Lamendola
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that we, the undersigned officers and directors of Marpai, Inc., a Delaware corporation, do hereby constitute and appoint Damien Lamendola and Steve Johnson, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Damien Lamendola	Chief Executive Officer	December 23, 2024
Damien Lamendola	(Principal Executive Officer)

/s/ Steve Johnson	Chief Financial Officer	December 23, 2024
Steve Johnson	(Principal Financial and Accounting Officer)

/s/ John Powers	President and Chief Operating Officer	December 23, 2024
John Powers

/s/ Yaron Eitan	Chairman of the Board of Directors	December 23, 2024
Yaron Eitan

/s/ Sagiv Shiv	Director	December 23, 2024
Sagiv Shiv

/s/ Mohsen Moazami	Director	December 23, 2024
Mohsen Moazami

/s/ Collen DiClaudio	Director	December 23, 2024
Colleen DiClaudio

/s/ Jennifer Calabrese	Director	December 23, 2024
Jennifer Calabrese

/s/ Robert Pons	Director	December 23, 2024
Robert Pons